Exhibit 10.1

$1,295,000,000 Tranche A Term Loan Facility

$350,000,000 Revolving Credit Facility

AMENDED AND RESTATED CREDIT AGREEMENT

among

WMG ACQUISITION CORP.,

as Borrower,

THE LENDERS

FROM TIME TO TIME PARTIES HERETO,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

BOFA SECURITIES, INC.,

CITIBANK, N.A.,

GOLDMAN SACHS BANK USA,

MORGAN STANLEY SENIOR FUNDING, INC.,

FIFTH THIRD BANK, NATIONAL ASSOCIATION,

DEUTSCHE BANK SECURITIES INC.,

BARCLAYS BANK PLC,

RBC CAPITAL MARKETS1 and

SUMITOMO MITSUI BANKING CORPORATION,

as Syndication Agents,

and

JPMORGAN CHASE BANK, N.A.,

BOFA SECURITIES, INC.,

CITIGROUP GLOBAL MARKETS INC.,

GOLDMAN SACHS BANK USA,

MORGAN STANLEY SENIOR FUNDING, INC.,

FIFTH THIRD BANK, NATIONAL ASSOCIATION,

DEUTSCHE BANK SECURITIES INC.,

BARCLAYS BANK PLC

ROYAL BANK OF CANADA and

SUMITOMO MITSUI BANKING CORPORATION,

as Joint Lead Arrangers and Joint Bookrunners

dated as of March 11, 2026

[1]	RBC Capital Markets is the brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

4.10	Taxes	136
4.11	ERISA Compliance	136
4.12	Subsidiaries; Equity Interests	136
4.13	Margin Regulations; Investment Company Act	137
4.14	Anti-Terrorism Law	137
4.15	Sanctioned Persons	137
4.16	Foreign Corrupt Practices Act	137
4.17	Labor Matters	138
4.18	Disclosure	138
4.19	Intellectual Property; Licenses, Etc.	138
4.20	Solvency	139
4.21	Senior Debt Status	139
4.22	Valid Liens	139

SECTION 5 Conditions Precedent		139

5.1	Conditions to Initial Extension of Credit	139
5.2	All Revolving Credit Events after the Closing Date	141

SECTION 6 Affirmative Covenants		142

6.1	Financial Statements	142
6.2	Certificates; Other Information	143
6.3	Notices	144
6.4	Payment of Taxes	144
6.5	Preservation of Existence, Etc.	146
6.6	Maintenance of Properties	146
6.7	Maintenance of Insurance	146
6.8	Compliance with Laws	146
6.9	Books and Records	146
6.10	Inspection Rights	146
6.11	Use of Proceeds	147

SECTION 7 Negative Covenants		147

7.1	Indebtedness	147
7.2	Liens	151
7.3	Fundamental Changes	151
7.4	Transactions with Affiliates	153
7.5	Limitation on Lines of Business	155
7.6	Financial Covenant	155

SECTION 8 Events of Default		156

8.1	Events of Default	156
8.2	Remedies Upon an Event of Default	159

SECTION 9 The Agents and the Other Representatives		160

9.1	Appointment	160
9.2	The Administrative Agent and Affiliates	160
9.3	Action by an Agent	161
9.4	Exculpatory Provisions	161
9.5	Acknowledgement and Representations by Lenders	162
9.6	Indemnity; Reimbursement by Lenders	163
9.7	Right to Request and Act on Instructions; Reliance	163
9.8	Collateral Matters	164
9.9	Successor Agent	166
9.10	Withholding Tax	167
9.11	Other Representatives	168
9.12	Application of Proceeds	168

SECTION 10 Miscellaneous		169

10.1	Amendments and Waivers	169
10.2	Notices	176
10.3	No Waiver; Cumulative Remedies	177
10.4	Survival of Representations and Warranties	178
10.5	Payment of Expenses and Taxes	178
10.6	Successors and Assigns; Participations and Assignments	179
10.7	Adjustments; Set-off; Calculations; Computations	188
10.8	Judgment	189
10.9	Counterparts	189
10.10	Severability	190
10.11	Integration	190
10.12	Governing Law	190
10.13	Submission to Jurisdiction; Waivers	190
10.14	Acknowledgements	191
10.15	Waiver Of Jury Trial	191
10.16	Confidentiality	192
10.17	Incremental Indebtedness; Additional Indebtedness	193
10.18	USA Patriot Act Notice	193
10.19	Electronic Execution of Assignments and Certain Other Documents	194
10.20	Reinstatement	194
10.21	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	194
10.22	Acknowledgement Regarding Any Supported QFCs	195
10.23	Collateral Suspension.	195
10.24	Reaffirmation	197

SCHEDULES

A	—	Term Commitments; Addresses
B	—	Revolving Commitments; Addresses
2.10	—	Existing Letters of Credit
4.12	—	Subsidiaries

EXHIBITS

A	—	Form of Term Note
B	—	Form of Borrowing Request
C	—	Form of U.S. Tax Compliance Certificate
D	—	Form of Assignment and Acceptance
E	—	Form of Solvency Certificate
F	—	Form of Increase Supplement
G	—	Form of Lender Joinder Agreement
H	—	Form of Affiliated Lender Assignment and Assumption
I	—	Form of Acceptance and Prepayment Notice
J	—	Form of Discount Range Prepayment Notice
K	—	Form of Discount Range Prepayment Offer
L	—	Form of Solicited Discounted Prepayment Notice
M	—	Form of Solicited Discounted Prepayment Offer
N	—	Form of Specified Discount Prepayment Notice
O	—	Form of Specified Discount Prepayment Response
P	—	Form of Compliance Certificate

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of March 11, 2026, among WMG ACQUISITION CORP. (as further defined in Section 1.1, the “Borrower”), a Delaware corporation, the several banks and other financial institutions from time to time party hereto (as further defined in Section 1.1, the “Lenders”), and JPMORGAN CHASE BANK, N.A. (“JPM”), as administrative agent (in such capacity and as further defined in Section 1.1, the “Administrative Agent”) for the Lenders hereunder.

PRELIMINARY STATEMENTS

WHEREAS, the Borrower is party to that certain Credit Agreement, dated as of November 1, 2012, with the Administrative Agent and the lenders party thereto (as amended, restated, amended and restated, supplemented, waived or otherwise modified prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, the parties hereto have agreed to amend and restate the Existing Credit Agreement in its entirety as provided in this Agreement, which Agreement shall become effective upon the satisfaction of the conditions precedent set forth herein, and to incorporate, as amended and restated herein, the revolving credit facility from that certain Credit Agreement, dated as of January 31, 2018, among JPM, as administrative agent, the Borrower and the lenders party thereto (as amended, restated, amended and restated, supplemented, waived or otherwise modified prior to the date hereof, the “Existing Revolver”);

NOW, THEREFORE, in consideration of the above premises, the parties hereto agree that on the Closing Date (as defined below), the Existing Credit Agreement shall be amended and restated in its entirety as follows:

SECTION 1 Definitions

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“2020 Senior Secured Dollar Notes”: the Borrower’s Dollar denominated (i) 3.875% Senior Secured Notes due 2030 issued pursuant to the 2020 Senior Secured Notes Indenture and (ii) 3.000% Senior Secured Notes due 2031 issued pursuant to the 2020 Senior Secured Notes Indenture, and any substantially similar senior secured notes exchanged therefor that have been registered under the Securities Act, and as the same or such substantially similar notes may be amended, supplemented, waived or otherwise modified from time to time.

“2020 Senior Secured Euro Notes”: the Borrower’s Euro denominated 2.750% Senior Secured Notes due 2028 issued pursuant to the 2020 Senior Secured Notes Indenture, and any substantially similar senior secured notes exchanged therefor that have been registered under the Securities Act, and as the same or such substantially similar notes may be amended, supplemented, waived or otherwise modified from time to time.

“2020 Senior Secured Notes”: collectively, the 2020 Senior Secured Dollar Notes and the 2020 Senior Secured Euro Notes.

“2020 Senior Secured Notes Indenture”: the indenture, dated as of June 29, 2020 among Wells Fargo Bank, National Association, as trustee, the Borrower and the guarantors party thereto, as the same may be amended or supplemented from time to time.

“2021 Senior Secured Dollar Notes”: the Borrower’s Dollar denominated 3.750% Senior Secured Notes due 2029 issued pursuant to the 2020 Senior Secured Notes Indenture, and any substantially similar senior secured notes exchanged therefor that have been registered under the Securities Act, and as the same or such substantially similar notes may be amended, supplemented, waived or otherwise modified from time to time.

“2021 Senior Secured Euro Notes”: the Borrower’s Euro denominated 2.250% Senior Secured Notes due 2031 issued pursuant to the 2020 Senior Secured Notes Indenture, and any substantially similar senior secured notes exchanged therefor that have been registered under the Securities Act, and as the same or such substantially similar notes may be amended, supplemented, waived or otherwise modified from time to time.

“2021 Senior Secured Notes”: collectively, the 2021 Senior Secured Dollar Notes and the 2021 Senior Secured Euro Notes.

“ABR”: when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Loans”: Loans to which the rate of interest applicable is based upon the Alternate Base Rate.

“Acceleration”: as defined in Section 8.1(e).

“Acceptable Discount”: as defined in Section 3.4(a)(iv)(D)(b).

“Acceptable Prepayment Amount”: as defined in Section 3.4(a)(iv)(D)(c).

“Acceptance and Prepayment Notice”: a written notice from the Borrower setting forth the Acceptable Discount pursuant to Section 3.4(a)(iv)(D) substantially in the form of Exhibit I.

“Acceptance Date”: as defined in Section 3.4(a)(iv)(D)(b).

“Access Investors”: collectively: (a) Access Industries, LLC (“Access”), (b) Mr. Len Blavatnik; (c) the Blavatnik Family Foundation LLC, (d) any direct or indirect equityholder of Access, (e) any family member of any direct or indirect equityholder of Access, (f) entities controlled, directly or indirectly, or managed, directly or indirectly, by Access or an Affiliate of Access, (g) any partnership, corporation or other entity controlled by any direct or indirect equityholder of Access or such equityholder’s family members for tax or estate planning purposes; (h) any trusts created for the benefit of the Persons described in clauses (a) through (g) and (j) or any trust for the benefit of any such trust; (i) any foundation or charity affiliated with any Access Investor, so long as any Access Investor, or a fiduciary who is selected by an Access Investor and whom such Access Investor has the power to remove and replace, retains voting control over the shares transferred to such foundation or charity, (j) in the event of the incompetence or death of any Person described in clauses (b), (d) and (e), such Person’s estate, executor, administrator, committee or other personal representative or beneficiaries, in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Borrower or any direct or indirect parent company of the Borrower; (k) any Affiliate of any of the foregoing described in clauses (a) through (j) (each of the Persons described in clauses (a) through

(k), an “Access Party”); and (l) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the Access Parties is a member; provided that in the case of clause (l) and without giving effect to the existence of such group or any other group, Access Parties, collectively, have beneficial ownership, directly or indirectly, of a majority of the total voting power of the Voting Stock of the Borrower or any direct or indirect parent of the Borrower held by such group.

“Accounts”: “accounts” as defined in the UCC and, with respect to any Person, all such Accounts of such Person, whether now existing or existing in the future, including (a) all accounts receivable of such Person (whether or not specifically listed on schedules furnished to the Administrative Agent), including all accounts receivable created by or arising from all of such Person’s sales of goods or rendition of services made under any of its trade names, or through any of its divisions, (b) all unpaid rights of such Person (including rescission, replevin, reclamation and stopping in transit) relating to the foregoing or arising therefrom, (c) all rights to any goods represented by any of the foregoing, including returned or repossessed goods, (d) all reserves and credit balances held by such Person with respect to any such accounts receivable of any Obligors, (e) all letters of credit, guarantees or collateral for any of the foregoing and (f) all insurance policies or rights relating to any of the foregoing.

“Additional Indebtedness”: additional Indebtedness subject to the terms of the Security Agreement, the Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement, as applicable.

“Additional Lender”: as defined in Section 2.6(b).

“Additional Specified Refinancing Lenders”: as defined in Section 2.9(b).

“Administrative Agent”: as defined in the Preamble hereto and shall include any successor to the Administrative Agent appointed pursuant to Section 9.9.

“Administrative Agent Fee”: as defined in Section 3.5.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Loans”: as defined in Section 3.9.

“Affiliate”: of any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction”: as defined in Section 7.4(a).

“Affiliated Debt Fund”: any Affiliated Lender that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, notes, bonds and similar extensions of credit or securities in the ordinary course, so long as (i) any such Affiliated Lender is managed as to day-to-day matters (but excluding, for the avoidance of doubt, as to strategic direction and similar matters) independently from Sponsor and any Affiliate of Sponsor that is not primarily engaged in the investing activities described above, (ii) any such Affiliated Lender has in place customary information screens between it and Sponsor and any Affiliate of Sponsor that is not primarily engaged in the investing activities described above, and (iii) neither Holdings nor any of its Subsidiaries directs or causes the direction of the investment policies of such entity.

“Affiliated Lender”: any Lender that is a Permitted Affiliated Assignee.

“Affiliated Lender Assignment and Assumption”: as defined in Section 10.6(h)(ii).

“Agent Default”: an Agent has admitted in writing that it is insolvent or such Agent becomes subject to an Agent-Related Distress Event.

“Agent-Related Distress Event”: with respect to any Agent (each, a “Distressed Person”), a voluntary or involuntary case with respect to such Distressed Person under any debtor relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person to be, insolvent or bankrupt; provided that an Agent-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Agent or any person that directly or indirectly controls such Agent by a Governmental Authority or an instrumentality thereof.

“Agents”: the collective reference to the Administrative Agent and the Collateral Agent and “Agent” shall mean any of them.

“Aggregate Revolving Lender Exposure” means the aggregate amount of all the Revolving Lenders’ Individual Revolving Lender Exposures.

“Agreement”: this Credit Agreement, as amended, supplemented, waived or otherwise modified, from time to time.

“Alternate Base Rate”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00%, and (c) Term SOFR for a one-month tenor in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, if the Alternate Base Rate determined in accordance with the foregoing shall be, in the case of the Tranche A Term Loans or the Initial Revolving Loans, less than 1.00%, the Alternate Base Rate shall be deemed to be 1.00% for all purposes of this Agreement. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR, as the case may be.

“Alternative Currency”: Euro and Sterling.

“Applicable Commitment Fee Percentage”: as of any date, the applicable rate per annum set forth under the heading “Applicable Commitment Fee Percentage” on the Pricing Grid which corresponds to the Applicable Debt Rating of the Borrower applicable as of such date.

“Applicable Debt Rating”: as of any date of determination, the issuer credit rating of the Borrower issued by one or more Rating Agencies.

“Applicable Discount”: as defined in Section 3.4(a)(iv)(C)(b).

“Applicable Margin”: as of any date, the applicable rate per annum set forth under the heading “Applicable Margin” on the Pricing Grid which corresponds to the Applicable Debt Rating of the Borrower applicable as of such date.

“Applicable Time”: with respect to any borrowings and payments in any Alternative Currency, 8:30 a.m. New York City time.

“Approved Commercial Bank”: a commercial bank with a consolidated combined capital and surplus of at least $5.0 billion.

“Approved Fund”: as defined in Section 10.6(b)(i).

“Assignee”: as defined in Section 10.6(a)(i).

“Assignment and Acceptance”: an Assignment and Acceptance, substantially in the form of Exhibit D hereto.

“Attorney Costs”: all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Audited Financial Statements”: the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended September 30, 2025 and the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal year, including the notes thereto.

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) the aggregate amount of such Revolving Lender’s Revolving Commitments at such time over (b) the sum of (i) the aggregate unpaid principal amount at such time of all Revolving Loans made by such Lender and (ii) an amount equal to such Revolving Lender’s Revolving Commitment Percentage of the outstanding L/C Exposure at such time; collectively, as to all the Revolving Lenders, the “Available Revolving Commitments.”

“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.7(f).

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of any Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Proceeding”: as defined in Section 10.6(h)(viii).

“Benchmark”: initially, the Term SOFR Reference Rate, the SONIA Rate and the EURIBO Rate, as applicable; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate, the SONIA Rate, the EURIBO Rate or the then-current Benchmark, as applicable, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.7(b).

“Benchmark Replacement”: with respect to any Benchmark Transition Event for any then-current Benchmark, the first alternative set forth in the order below that can be determined by the Administrative for the applicable Benchmark Replacement Date: (a) Daily Simple SOFR or (b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for such Benchmark giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate of interest as a replacement to the Benchmark for syndicated credit facilities denominated in the applicable currency at such time and (ii) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment”: with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable currency at such time.

“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, and other administrative or operational matters) that the Administrative Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent, in consultation with the Borrower, decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent, in consultation with the Borrower, determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date”: the earlier to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: the occurrence of one or more of the following events with respect to the then-current Benchmark for any currency:

(1) a public statement or publication of information by or on behalf of the administrator of any Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the then-current Benchmark (or the published component used in the calculation thereof), the U.S. Federal Reserve System, a Relevant Governmental Body (solely in respect of the then-current Benchmark), an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date”: with respect to any Benchmark, (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders and the Lenders.

“Benchmark Unavailability Period”: with respect to any then-current Benchmark for any currency, the period (if any) (a) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.7 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.7.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefited Lender”: as defined in Section 10.7(a).

“BFEA EURIBOR”: as defined in the definition of “EURIBO Rate”.

“BHC Act Affiliate”: in respect of a party, means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board”: the Board of Governors of the Federal Reserve System.

“Board of Directors”: (1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the board of directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower”: WMG Acquisition Corp., a Delaware corporation, and any successor in interest thereto.

“Borrower Materials”: as defined in Section 10.2(e).

“Borrower Offer of Specified Discount Prepayment”: the offer by the Borrower to make a voluntary prepayment of Term Loans at a specified discount to par pursuant to Section 3.4(h)(ii).

“Borrower Solicitation of Discount Range Prepayment Offers”: the solicitation by the Borrower of offers for, and the corresponding acceptance by a Lender of a voluntary prepayment of Term Loans at a specified range at a discount to par pursuant to Section 3.4(h)(iii).

“Borrower Solicitation of Discounted Prepayment Offers”: the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Lender of a voluntary prepayment of Term Loans at a discount to par pursuant to Section 3.4(h)(iv).

“Borrowing”: (x) in respect of Tranche A Term Loans, the borrowing of one Type of Loan of a single Tranche from all the Lenders having Tranche A Term Loan Commitments, or other commitments of the respective Tranche on a given date (or resulting from a conversion or conversions on such date) having, in the case of a SOFR Borrowing, the same Interest Period and (y) in respect of Revolving Loans, Loans of the same Type made, converted or continued on the same date having, in the case of a SOFR Borrowing, the same Interest Period and, in the case of Daily Simple SOFR Loans and RFR Loans, as to which a single Interest Period is in effect.

“Borrowing Request”: a request by the Borrower in accordance with the terms of Section 2.4 and substantially in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent.

“Breakage Event”: as defined in Section 3.14.

“Business Day”: any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that:

(a) when used in connection with a SOFR Loan denominated in Dollars, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market;

(b) when used in connection with a SONIA Rate Loan denominated in Sterling, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Sterling deposits in the London interbank market; and

(c) when used in connection with a EURIBO Rate Loan denominated in EUR, the term “Business Day” shall also exclude any day that is not a TARGET Day.

“Capital Stock”: (1) in the case of a corporation, capital stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock; (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (4) any other interest or participation (including, without limitation, options, warrants or other equivalents) that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation”: at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease or finance lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Captive Insurance Subsidiary”: any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Equivalents”: (1) U.S. dollars, pounds sterling, euros, or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully and unconditionally guaranteed or insured by the government or any agency or instrumentality of the United States or any member nation of the European Union having maturities of not more than 12 months from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any lender party to this Agreement or any other Credit Agreement or with any commercial bank having capital and surplus in excess of $500,000,000;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper maturing within 12 months after the date of acquisition and having a rating of at least P-1 from Moody’s or A-1 from S&P or Fitch;

(6) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from any of Moody’s, S&P or Fitch, respectively (or, if at any time none of Moody’s, S&P or Fitch shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 12 months after the date of creation thereof;

(7) investment funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and

(8) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from any of Moody’s, S&P or Fitch with maturities of 12 months or less from the date of acquisition.

“Cash Management Obligations”: obligations owed by the Borrower or any of its Subsidiaries to any Lender, or any financial institution that was a Lender at the time of entering into the underlying bank products agreement, or any Affiliate of a Lender, or any party to an underlying bank products agreement as of the Closing Date in respect of any overdraft and related liabilities from treasury, depository and cash management services or any automated clearing house transfers of funds, provided that any such bank product agreements are designated by the Borrower in writing to the Administrative Agent as being a “secured term loan bank products agreement”, a “secured revolving bank products agreement” or a “secured bank products agreement” as of the Closing Date or, if later, as of the time of the entering into of such bank products agreement.

“Change in Law”: as defined in Section 3.11(a).

“Change of Control”: the occurrence of any of the following:

(a) the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder;

(b) (x) the Permitted Holders shall in the aggregate be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on June 29, 2020) of (A) so long as the Borrower is a Subsidiary of any Parent, shares or units of Voting Stock having less than 35.0% of the total voting power of all outstanding shares of such Parent (other than a Parent that is a Subsidiary of another Parent) and (B) if the Borrower is not a Subsidiary of any Parent, shares or units of Voting Stock having less than 35.0% of the total voting power of all outstanding shares of the Borrower and (y) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on June 29, 2020), other than one or more Permitted Holders, shall be the “beneficial owner” of (A) so long as the Borrower is a Subsidiary of any Parent, shares or units of Voting Stock having more than 35.0% of the total voting power of all outstanding shares of such Parent (other than a Parent that is a Subsidiary of another Parent) and (B) if the Borrower is not a Subsidiary of any Parent, shares or units of Voting Stock having more than 35.0% of the total voting power of all outstanding shares of the Borrower; or

(c) the Borrower ceasing to be a directly or indirectly Wholly Owned Subsidiary of Holdings.

For the purpose of this definition, with respect to any sale, lease, transfer conveyance or other disposition of properties or assets in connection with any acquisition (including any acquisition by means of a merger or consolidation with or into the Borrower or any Subsidiary), the determination of whether such sale, lease, transfer, conveyance or disposition constitutes a sale of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole shall be made on a pro forma basis giving effect to such acquisition.

“Claim”: as defined in Section 10.6(h)(viii).

“Closing Date”: March 11, 2026.

“Code”: the United States Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all assets of Holdings or the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”: JPMorgan Chase Bank, N.A., as Collateral Agent under the Security Documents and shall include any successor to the Collateral Agent appointed pursuant to the terms of the Security Agreement.

“Collateral Suspension Conditions”: conditions that are satisfied if (x) the Investment Grade Condition has been satisfied, (y) the aggregate outstanding principal amount of Senior Secured Indebtedness incurred by the Borrower and its Subsidiaries (other than bona fide joint ventures) is not in excess of $500.0 million and (z) no Default or Event of Default shall exist immediately prior to the Collateral Suspension Period taking effect (and, at such time of determination, the Borrower shall be in pro forma compliance with the covenant set forth in Section 7.6(a)(ii) or 7.6(b)(ii), as applicable, as of the end of the most recently ended fiscal quarter of the Borrower), and no Default or Event of Default shall exist or result from the Collateral Suspension Period taking effect immediately after the commencement of the applicable Collateral Suspension Period.

“Collateral Suspension Date”: the date on which the Borrower delivers to the Administrative Agent an officer’s certificate certifying that the Collateral Suspension Conditions have been satisfied and that the Borrower wishes to commence a Collateral Suspension Period.

“Collateral Suspension Period”: the period commencing on a Collateral Suspension Date and ending upon the occurrence of a Collateral Suspension Reversion Date.

“Collateral Suspension Reversion Date”: with respect to any Collateral Suspension Period, the earlier of (x) the date on which the Collateral Suspension Conditions cease to be satisfied or (y) the date on which the Borrower delivers a Collateral Suspension Reversion Notice to the Administrative Agent.

“Collateral Suspension Reversion Notice”: a notice delivered by the Borrower to the Administrative Agent informing the Administrative Agent that the Borrower wishes to terminate the Collateral Suspension Period.

“Commitment”: a Term Commitment or a Revolving Commitment, as the context requires.

“Commitment Fee”: as defined in Section 3.5(b).

“Commodities Agreement”: in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Company”: Warner Music Group Corp., a Delaware corporation and any successor in interest thereto.

“Compliance Certificate”: as defined in Section 6.2(b).

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument delivered to the Administrative Agent (a copy of which shall be provided by the Administrative Agent to the Borrower on request); provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations under this Agreement, including its obligation to fund a Term Loan if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to any provision of this Agreement, including Section 3.10, 3.11 or 10.5, than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender if such designating Lender had not designated such Conduit Lender hereunder, (b) be deemed to have any Tranche A Term Loan Commitment or (c) be designated if such designation would otherwise increase the costs of any Facility to the Borrower.

“Consolidated Depreciation and Amortization Expense”: with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees and other non-cash charges (excluding any non-cash item that represents an accrual or reserve for a cash expenditure for a future period) of such Person and its Subsidiaries (other than bona fide joint ventures) for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense”: with respect to any Person for any period, the sum, without duplication, of: (a) consolidated interest expense of such Person and its Subsidiaries (other than bona fide joint ventures) for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income for such period (including (x) amortization of original issue discount, non-cash interest payments (other than imputed interest as a result of purchase accounting and any non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), the interest component of Capitalized Lease Obligations, and net payments (if any) pursuant to interest rate Hedging Obligations, but excluding (y) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, expensing of any bridge, commitment or other financing fees, penalties and interest relating to taxes and any “special interest” or “additional interest” with respect to other securities, and any accretion of accrued interest on discounted liabilities) and (b) consolidated capitalized interest of such Person and its Subsidiaries (other than bona fide joint ventures) for such period, whether paid or accrued, less (c) interest income of such Person for such period; provided, however, that neither Securitization Fees nor Securitization Expenses shall be deemed to constitute Consolidated Interest Expense.

“Consolidated Net Income”: with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries (other than bona fide joint ventures) for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that

(1) any net after-tax extraordinary, unusual, nonrecurring, exceptional, special or infrequent gains, losses or charges (including, without limitation, severance, relocation, transition and other restructuring costs, charges or expenses (whether or not classified as restructuring costs, charges or expenses on the consolidated financial statements of the Borrower), Public Company Costs, and any fees, expenses or charges associated with Qualifying IPO and any follow-on offering and any acquisition, merger or consolidation after the Closing Date) shall be excluded;

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principle(s) during such period;

(3) any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded;

(4) any net after-tax gains or losses attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of such Person) shall be excluded;

(5) the Net Income for such period of any Person that is not the referent Person or a Subsidiary thereof or that is accounted for by the equity method of accounting, shall be excluded; provided that, to the extent not already included, Consolidated Net Income of the referent Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Subsidiary (other than a bona fide joint venture) thereof in respect of such period;

(6) [reserved];

(7) [reserved];

(8) any non-cash impairment charges resulting from the application of ASC 350 and ASC 360 (formerly Financial Accounting Standards Board Statement Nos. 142 and 144, respectively) and the amortization of intangibles arising from the application of ASC 805 (formerly Financial Accounting Standards Board Statement No. 141), shall be excluded;

(9) non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs shall be excluded;

(10) any net after-tax gains or losses attributable to the early extinguishment of Indebtedness, Hedging Obligations or other derivative instruments shall be excluded;

(11) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset sale, incurrence or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument and including, in each case, any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful, shall be excluded;

(12) [reserved];

(13) to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of the insurable event (with a deduction for any amount so added back to the extent not so reimbursed within such 365-day period), expenses with respect to liability or casualty events or business interruption shall be excluded;

(14) any non-cash gain or loss resulting from mark-to-market accounting relating to Hedging Obligations or other derivative instruments shall be excluded;

(15) any unrealized currency translation gains or losses including those related to currency remeasurements of Indebtedness (including any loss or gain resulting from Hedging Obligations for currency exchange risk) shall be excluded;

(16) without duplication, the amount of any restructuring charges or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, including future lease commitments, and costs to consolidate facilities and relocate employees) shall be excluded;

(17) without duplication, any net loss resulting from Hedge Agreements shall be excluded;

(18) without duplication, pension curtailment expenses, transaction costs and executive contract expenses incurred by affiliated entities of such Person (other than such Person and its Subsidiaries) on behalf of such Person or any of its Subsidiaries and reflected in the combined financial statements of such Person as capital contributions shall be excluded; and

(19) business optimization expenses (including consolidation initiatives, severance costs and other costs relating to initiatives aimed at profitability improvement) shall be excluded.

“Consolidated Tangible Assets”: with respect to any Person, the consolidated total assets of such Person and its Subsidiaries (other than bona fide joint ventures) determined in accordance with GAAP, less all goodwill, trade names, trademarks, patents, organization expense and other similar intangibles properly classified as intangibles in accordance with GAAP, in each case reflected on the consolidated balance sheet of such Person as of the end of the most recently ended fiscal quarter of such Person for which such a balance sheet is available (or, if earlier, was required to be delivered pursuant to Section 6.1(a) or (b)) (and, in the case of any determination relating to any incurrence of Indebtedness or any investment, on a pro forma basis including any property or assets being acquired in connection therewith). Unless the context otherwise requires, “Consolidated Tangible Assets” shall mean the Consolidated Tangible Assets of the Borrower. For purposes of the calculation of Consolidated Tangible Assets, Securitization Subsidiaries and bona fide joint ventures shall be excluded.

“Consolidated Total Assets”: the total assets of the Borrower and its Subsidiaries (other than bona fide joint ventures), determined on a consolidated basis in accordance with GAAP, as reflected on the consolidated balance sheet of such Person as of the end of the most recently ended fiscal quarter of such Person for which such a balance sheet is available (or, if earlier, was required to be delivered pursuant to Section 6.1(a) or (b)). Unless the context otherwise requires, “Consolidated Total Assets” shall mean the Consolidated Total Assets of the Borrower. For purposes of the calculation of Consolidated Total Assets, Securitization Subsidiaries and bona fide joint ventures shall be excluded.

“Consolidated Working Capital”: at any date, the excess of (a) the sum of all amounts (other than cash, Cash Equivalents and Investment Grade Securities) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower at such date excluding the current portion of current and deferred income taxes over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes.

“Consolidation”: the consolidation of the accounts of each of the Subsidiaries with those of the Borrower in accordance with GAAP; provided that “Consolidation” will not include consolidation of the accounts of any Subsidiary that is a bona fide joint venture, but the interest of the Borrower or any Subsidiary in any Subsidiary that is a bona fide joint venture will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Contingent Obligations”: means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation”: as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control”: as defined in the definition of “Affiliate.”

“Covered Entity”: any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.72(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Indebtedness”: as defined in Section 10.1(h).

“Covered Party”: as defined in Section 10.22(b).

“Credit Agreement”: (a) this Agreement and (b) if so designated by the Borrower, and so long as Indebtedness incurred thereunder does not constitute Subordinated Indebtedness, one or more debt facilities, commercial paper facilities or series of notes documented in one or more agreements or indentures, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as each may be amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced (in whole or in part) from time to time in one or more agreements or indentures (in each case with the same or new lenders or institutional investors or otherwise, and except for any such agreement or indenture that expressly provides that it is not a Credit Agreement), including any agreement or indenture extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Cured Default”: as defined in Section 1.2(b).

“Currency Agreement”: in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Daily Simple SOFR”: for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention n its reasonable discretion.

“Daily Simple SOFR Loans”: any Loan bearing interest at a rate determined by reference to the Daily Simple SOFR. Daily Simple SOFR Loans shall be available only when Daily Simple SOFR is applied as a Benchmark Replacement.

“Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice (other than, in the case of Section 8.1(e), a Default Notice), the lapse of time, or both, or any other condition specified in Section 8.1, has been satisfied.

“Default Notice”: as defined in Section 8.1(e).

“Default Right”; the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.71, 47.2 or 382.1, as applicable.

“Defaulting Agent”: any Agent whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Agent Default”.

“Defaulting Lender”: with (x) respect to any Term Lender, a Tranche A Term Lender that (a) has defaulted in its obligation to make a Loan required to be made by it hereunder, (b) has notified the Administrative Agent or a Loan Party in writing that it does not intend to satisfy any such obligation, (c) has admitted in writing that it is insolvent or such Lender, other than via an Undisclosed Administration, becomes subject to a Lender-Related Distress Event or (d) has, or has a direct or indirect parent company, that has, other than via an Undisclosed Administration, become the subject of a Bail-In Action and (y) with respect to any Revolving Lender, any Revolving Lender that (a) has defaulted in its obligation to make a Revolving Loan or to fund its participation in a Letter of Credit required to be funded by it hereunder, (b) has notified the Administrative Agent or a Loan Party in writing that it does not intend to satisfy any such obligation, (c) has become insolvent or the assets or management of which has been taken over by any Governmental Authority, (d) has, or has a direct or indirect parent company, that has, other than via an Undisclosed Administration, become the subject of a Bail-In Action, (e) has failed to pay over to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or (f) has failed, within 10 Business Days after request by the Borrower or the Administrative Agent, to confirm that it will comply with its funding obligations hereunder (provided that such Defaulting Lender as designated pursuant to this clause (f) shall cease to be a Defaulting Lender upon receipt of such confirmation by the Borrower and the Administrative Agent).

“Designation Date”: as defined in Section 2.8(f).

“Discount Prepayment Accepting Lender”: as defined in Section 3.4(a)(iv)(B)(b).

“Discount Range”: as defined in Section 3.4(a)(iv)(C)(a).

“Discount Range Prepayment Amount”: as defined in Section 3.4(a)(iv)(C)(a).

“Discount Range Prepayment Notice”: a written notice of the Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 3.4(a)(iv) substantially in the form of Exhibit J.

“Discount Range Prepayment Offer”: the irrevocable written offer by a Lender, substantially in the form of Exhibit K, submitted in response to an invitation to submit offers following the Administrative Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date”: as defined in Section 3.4(a)(iv)(C)(a).

“Discount Range Proration”: as defined in Section 3.4(a)(iv)(C)(c).

“Discounted Prepayment Determination Date”: as defined in Section 3.4(a)(iv)(D)(c).

“Discounted Prepayment Effective Date”: in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers, or otherwise, five Business Days following the receipt by each relevant Lender of notice from the Administrative Agent in accordance with Section 3.4(a)(iv)(B), Section 3.4(a)(iv)(C) or Section 3.4(a)(iv)(D), as applicable unless a shorter period is agreed to between the Borrower and the Administrative Agent.

“Discounted Term Loan Prepayment”: as defined in Section 3.4(a)(iv)(A).

“Disinterested Directors”: with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Borrower, or one or more members of the Board of Directors of a Parent, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Borrower or any Parent or any options, warrants or other rights in respect of such Capital Stock or by reason of such member receiving any compensation from the Borrower or any Parent, as applicable, on whose Board of Directors such member serves in respect of such member’s role as director.

“Disqualified Institution”: (i) any Person that is a competitor of the Borrower and its Subsidiaries and that is in the same or a similar line of business as the Borrower and its Subsidiaries, which Person has been designated in writing by the Borrower to the Administrative Agent and the Lenders, from time to time, upon three Business Days’ prior notice, (ii) any Person designated in writing by the Borrower or the Sponsor to the Administrative Agent on or prior to the Closing Date, (iii) in the case of clause (i) above, any affiliate of such Person that is either (x) designated in writing by the Borrower to the Administrative Agent and the Lenders or (y) clearly identifiable on the basis of such affiliate’s name (other than any such affiliate that is a bank, financial institution or fund that regularly invests in commercial loans or similar extensions of credit in the ordinary course of business and has no personnel who (A) make investment decisions or (B) have access to non-public information relating to the Borrower and its Subsidiaries or any other person that forms part of the Borrower’s business), or (iv) any Lender that has made an incorrect representation or warranty or deemed representation or warranty with respect to not being a Net Short Lender as provided in Section 10.1(h). Notwithstanding the ability of the Borrower to supplement the list of Disqualified Institutions, no such supplement or other modification shall be given retroactive effect. The identity of Disqualified Institutions may be communicated by the Administrative Agent to a Lender and a bona fide prospective assignee or participant upon written request.

“Disqualified Institution List”: any list of Disqualified Institutions.

“Disqualified Stock”: with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, in each case, prior to the date 91 days after the later of (x) the earlier of the Tranche A Term Loan Maturity Date or the date the Tranche A Term Loans are no longer outstanding and (y) the earlier of the Initial Revolving Maturity Date or the date on which the Initial Revolving Loans are no longer outstanding and the Initial Revolving Commitments are permanently terminated; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Capital Stock held by any future, current or former employee, director, officer, manager or consultant of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies, or their respective estates, spouses and former spouses, in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement, shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or any of its Subsidiaries, any of its direct or indirect parent companies or any employee investment vehicles.

“Division”: as defined in Section 1.2(h).

“Dollar Equivalent”: at any time, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Domestic Subsidiary”: any Subsidiary of the Borrower which is not a Foreign Subsidiary.

“Early Opt-in Election”: the occurrence of:

(1) (i) a determination by the Administrative Agent, (ii) a notification by the Borrower to the Administrative Agent that the Borrower and the Required Lenders have determined or (iii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined, in each case, that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 3.7, are being executed or amended, as applicable, to incorporate or adopt a new Benchmark to replace the then-current applicable Benchmark, and

(2) (i) the election by the Administrative Agent, (ii) the election by the Borrower and the Required Lenders, or (iii) the election by the Required Lenders, in each case, to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders, by the Borrower of written notice of such election to the Administrative Agent or by the Required Lenders of written notice of such election to the Administrative Agent.

“EBITDA”: with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(a) increased (without duplication) by the following, in each case to the extent deducted (and not added back) in calculating Consolidated Net Income for such period:

(1) provision for taxes based on income, profits or capital, plus franchise or similar taxes of such Person,

(2) Consolidated Interest Expense of such Person, plus amounts excluded from the calculation of Consolidated Interest Expense as set forth in subclause (y) of clause (a) in the definition thereof,

(3) Consolidated Depreciation and Amortization Expense of such Person for such period,

(4) [reserved],

(5) without duplication, any other non-cash charges (including any impairment charges and the impact of purchase accounting, including, but not limited to, the amortization of inventory step-up) (provided that, in the case of any such charge that represents an accrual or reserve for a cash expenditure for a future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA),

(6) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary,

(7) [reserved],

(8) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsor and its Affiliates (or any accruals relating to such fees and related expenses), and any dividend or distribution made to any direct or indirect parent company of such Person intended to enable any such parent company to pay or cause to be paid such amount, during such period,

(9) Securitization Fees and Securitization Expenses,

(10) [reserved],

(11) [reserved], and

(12) any costs or expenses incurred by such Person or a Subsidiary thereof pursuant to any management equity plan or stock option plan or any other management or employee benefit plan, agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of such Person or net cash proceeds of an issuance of Equity Interest of such Person (other than Disqualified Stock);

(13) solely for purposes of any Event of Default under the covenant set forth in Section 7.6, the Net Cash Proceeds of any Permitted Equity Issuance to one or more holders of Equity Interests of any Parent solely to the extent that such Net Cash Proceeds (A) are actually received by the Borrower (including through capital contribution of such Net Cash Proceeds to the Borrower) no later than fifteen (15) Business Days after the delivery of a Notice of Intent to Cure, (B) are Not Otherwise Applied and (C) do not exceed the aggregate amount necessary to cure such Event of Default under Section 7.6 for any applicable period; provided that in each period of four fiscal quarters, there shall be at least two (2) fiscal quarters in which no such cure is made; it being understood that this clause (13) may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.6,

(b) increased by the amount of net cost savings, operating expense reductions and synergies (including revenue synergies, those related to new business and customer wins, the modifications or renegotiation of contracts and other arrangements and pricing adjustments and increases (in each case, net of any costs or expenses to implement or achieve the foregoing)) projected by such Person in good faith to result from actions taken or expected to be taken no later than twenty-four (24) months after the end of such period (calculated on a pro forma basis as though such cost savings, reductions and synergies had been realized on the first day of the period for which EBITDA is being determined), net of the amount of actual benefits realized during such period from such actions; provided that such cost savings, reductions and synergies are reasonably identifiable;

(c) increased by, without duplication of any item in the preceding clauses (w) or (x), additions identified in any quality of earnings analysis prepared by independent certified public accountants of nationally recognized standing and delivered to the Administrative Agent in connection with any acquisition of assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Borrower or any Subsidiary (other than a bona fide joint venture), or any other similar investment, in each case that is permitted under this Agreement; and

(d) decreased (without duplication) by the following, in each case to the extent included in calculating Consolidated Net Income for such period:

(1) non-cash gains increasing Consolidated Net Income of such Person for such period (excluding any non-cash gains which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges or asset valuation adjustments made in any prior period), and

(2) any net gain resulting from Hedging Obligations.

provided, that, notwithstanding any other provision to the contrary contained in this Agreement, for purposes of any calculation made under the financial covenant set forth in Section 7.6, to the extent the receipt of any Net Cash Proceeds of any Permitted Equity Issuance to one or more holders of Equity Interests of any Parent are an effective addition to EBITDA as contemplated by, and in accordance with, the provisions of clause (a)(13) above and, as a result thereof, the Borrower shall be deemed to be in compliance with Section 7.6 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach, Default or Event of Default hereunder that had occurred shall be deemed cured for the purposes of this Agreement, such cure shall be deemed to be effective as of the last day of such applicable period; provided, further, for purposes of the calculation of EBITDA, Securitization Subsidiaries and bona fide joint ventures shall be excluded.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition and is subject to the supervision of an EEA Resolution Authority, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision of an EEA Resolution Authority with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Laws”: any and all Federal, state, local, and foreign statutes, laws (statutory, common or otherwise), regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Permits”: any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests”: with respect to any Person, Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock) of such Person.

“Equity Issuance”: any issuance for cash by any Person and its Subsidiaries to any other Person of (a) its Equity Interests, (b) any of its Equity Interests pursuant to the exercise of options or warrants, (c) any of its Equity Interests pursuant to the conversion of any debt securities to equity or (d) any options or warrants relating to its Equity Interests.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event”: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA); (d) the filing of a notice to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA (other than, in each case, a standard termination), or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the appointment of a trustee to administer any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Ethically Screened Affiliate”: any Affiliate of a Person that (i) is managed as to day-to-day matters (but excluding, for the avoidance of doubt, as to strategic direction and similar matters) independently from such Person and any other Affiliate of such Person that is not an Ethically Screened Affiliate, (ii) has in place customary information screens between it and such Person and any other Affiliate of such Person that is not an Ethically Screened Affiliate and (iii) such Person or any other Affiliate of such Person that is not an Ethically Screened Affiliate does not direct or cause the direction of the investment policies of such entity, nor does such Person’s or any such other Affiliate’s investment decisions influence the investment decisions of such entity.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EUR”, “euro” and “€”: the single currency of the Participating Member States.

“EURIBO Rate”: with respect to any RFR Loan denominated in EUR for any Interest Period, the rate per annum equal to the European Money Markets Institute EURIBO Rate (“BFEA EURIBOR”), as published by Reuters (or another commercially available source providing quotations of BFEA EURIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two TARGET Days prior to the commencement of such Interest Period, for deposits in EUR (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period (the “EURIBOR Screen Rate”); provided that to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “EURIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in EUR are offered for such relevant Interest Period to major banks in the European interbank market by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two TARGET Days prior to the beginning of such Interest Period; provided that the EURIBO Rate shall be deemed to not be less than 0.00% per annum in all cases.

“EURIBO Rate Borrowing”: as to any Borrowing, the EURIBO Rate Loans comprising such Borrowing.

“EURIBO Rate Loans”: any Loan bearing interest at a rate determined by reference to the EURIBO Rate.

“EURIBOR Screen Rate”: as defined in the definition of “EURIBO Rate”.

“Event of Default”: any of the events specified in Section 8.1, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Affiliate”: as defined in Section 10.1(h).

“Excluded Assets”: as defined in the Security Agreement.

“Excluded Information”: as defined in Section 3.4(a)(iv)(A).

“Excluded Subsidiary”: (a) [reserved], (b) any Subsidiary that is prohibited by any Contractual Obligation (provided such prohibition was not incurred in connection with or in contemplation of the acquisition of such Subsidiary) or by applicable Laws from guaranteeing the Secured Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide such guarantee unless such consent, approval, license or authorization has been received, (c) any Securitization Subsidiary, (d) any Subsidiary with respect to which the provision of a guaranty of the Secured Obligations would result in material adverse tax consequences (as reasonably determined by the Borrower and notified in writing to the Administrative Agent), (e) any not-for-profit Subsidiary, (f) any Captive Insurance Subsidiary, (g) any Subsidiary with respect to which the Borrower and Administrative Agent reasonably agree that the burden or cost or other consequences of providing a guarantee of the Secured Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (h) any Subsidiary that is a Special Purpose Entity, (i) a Subsidiary formed solely for the purpose of becoming a Parent, or merging with the Borrower in connection with another Subsidiary becoming a Parent, or otherwise creating or forming a Parent or (j) an Immaterial Subsidiary.

“Excluded Taxes”: (a) any Taxes measured by or imposed upon the net income of any Agent or Lender or its applicable lending office, or any branch or affiliate thereof, and all franchise Taxes, branch Taxes, Taxes on doing business or Taxes measured by or imposed upon the overall capital or net worth of any such Agent or Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed: (i) by the jurisdiction under the laws of which such Agent or Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any connection between the jurisdiction imposing such Tax and such Agent or Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Agent or Lender having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement or any Notes or any notes issued pursuant to Section 2.3(b), and (b) any Taxes imposed by FATCA. For the avoidance of doubt, for the purposes of this definition of “Excluded Taxes”, the term “Lender” includes any Issuing Bank.

“Existing Credit Agreement”: as defined in the Preamble hereto.

“Existing Revolver”: as defined in the Preamble hereto.

“Existing Indebtedness”: Indebtedness of the Borrower or any of its Subsidiaries (other than Indebtedness hereunder) in existence on the Closing Date.

“Existing Letters of Credit”: Letters of Credit issued under the Existing Revolver prior to, and outstanding on, the Closing Date and disclosed under Schedule 2.10.

“Existing Loans”: Existing Term Loans or Existing Revolving Loans, as applicable.

“Existing Revolving Loans”: Loans of an Existing Revolving Tranche.

“Existing Revolving Tranche”: a Tranche of commitments or Revolving Loans existing at a given time.

“Existing Term Loans”: Loans of an Existing Term Tranche.

“Existing Term Tranche”: a Tranche of Term Loans existing at a given time.

“Existing Tranche”: an Existing Term Tranche or an Existing Revolving Tranche, as applicable.

“Extended Revolving Commitments”: as defined in Section 2.8(a).

“Extended Revolving Loans”: as defined in Section 2.8(a).

“Extended Revolving Tranche”: as defined in Section 2.8(a).

“Extended Term Loans”: as defined in Section 2.8(a).

“Extended Term Tranche”: as defined in Section 2.8(a).

“Extending Lender”: as defined in Section 2.8(b).

“Extension”: as defined in Section 2.8(b).

“Extension Amendment”: as defined in Section 2.8(c).

“Extension Date”: as defined in Section 2.8(d).

“Extension Election”: as defined in Section 2.8(b).

“Extension of Credit”: as to any Lender, the making of a Term Loan.

“Extension Request”: as defined in Section 2.8(a).

“Extension Series”: all Extended Term Loans, Extended Revolving Loans or Extended Revolving Commitments, as applicable, that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans, Extended Revolving Loans or Extended Revolving Commitments, as applicable, provided for therein are intended to be part of any previously established Extension Series) and that provide for the same interest margins and amortization schedule.

“Facility”: each of (a) the Tranche A Term Loan Commitments and the Extensions of Credit made thereunder, (b) the Initial Revolving Commitments and the Extensions of Credit made thereunder, and (c) any other committed facility hereunder and the Extensions of Credit made thereunder.

“Facility Obligations”: the Term Loan Facility Obligations and the Revolving Facility Obligations.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code and any applicable legislation, regulations or other official guidance adopted by a Governmental Authority pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Federal District Court”: as defined in Section 10.13(a).

“Federal Funds Effective Rate”: for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as an overnight bank funding rate (from and after such date as the Federal Reserve Bank of New York shall commence to publish such composite rate); provided that, if the Federal Funds Effective Rate as so determined would be less than zero, the Federal Funds Effective Rate will be deemed to be zero for the purposes of this Agreement.

“Fee Letter”: the Fee Letter, dated as of February 8, 2026, among JPMorgan Chase Bank, N.A. and the Borrower, as amended, supplemented, waived or otherwise modified from time to time.

“Fees”: the Commitment Fees, the Administrative Agent Fees, the L/C Participation Fees and the Issuing Bank Fees.

“First Lien Indebtedness”: with respect to any Person, the aggregate amount, without duplication, of Total Indebtedness (excluding Capitalized Lease Obligations and purchase money indebtedness) of such Person as of the end of the most recently ended fiscal quarter for which internal financial statements are available plus the amount of any Total Indebtedness (excluding Capitalized Lease Obligations and purchase money indebtedness) of such Person incurred subsequent to the end of such fiscal quarter and minus the amount of any Total Indebtedness (excluding Capitalized Lease Obligations and purchase money indebtedness) of such Person redeemed, repaid, retired or extinguished subsequent to the end of such fiscal quarter, as determined in accordance with GAAP, secured by Liens other than Liens permitted by Section 7.2 (excluding Liens permitted by clause (a)(26) or (b)(26), as applicable, of “Permitted Liens,” provided that, Revolving Credit Indebtedness so secured shall be excluded from the calculation of First Lien Indebtedness) and other than Liens that have Junior Lien Priority on the Collateral in relation to the Facility Obligations.

“Fiscal Year”: any period of 12 consecutive months ending on September 30 of any calendar year.

“Fitch”: Fitch Ratings Inc. and any successor thereto.

“Fixed GAAP Date”: (x) for all Fixed GAAP Terms, the Closing Date and (y) for all Frozen GAAP Terms, the Closing Date, provided that at any time after the Closing Date, the Borrower may, by prior written notice to the Administrative Agent, elect to change the Fixed GAAP Date to be the date specified in such notice, and upon the date of such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms”: (a) the definitions of the terms “Consolidated Depreciation and Amortization Expense,” “Consolidated Interest Expense,” “Consolidated Net Income,” “Consolidated Tangible Assets,” “Consolidated Total Assets”, “Consolidated Working Capital,” “EBITDA,” “First Lien Indebtedness”, “Funded Debt,” “Indebtedness,” “Net Income,” “Senior Secured Indebtedness,” “Senior Secured Indebtedness to EBITDA Ratio”, “Total Indebtedness” and “Total Indebtedness to EBITDA Ratio”, (b) all defined terms in this Agreement to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Agreement or the other Loan Documents that, at the Borrower’s election, may be specified by the Borrower by written notice to the Administrative Agent from time to time.

“Foreign Benefit Event”: with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law or in excess of the amount that would be permitted absent a waiver from applicable governmental authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by applicable governmental authority to terminate any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence by the Borrower or any Subsidiary of any liability under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by the Borrower or any Subsidiary, or the imposition on the Borrower or any Subsidiary of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, in each case, with respect to clauses (a) through (e), as could reasonably be expected to result in material liability to the Borrower or any Subsidiary.

“Foreign Pension Plan”: any employee benefit plan described in Section 4(b)(4) of ERISA sponsored or maintained by a Foreign Subsidiary that under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary”: (i) any Subsidiary of the Borrower not organized under the laws of the United States, any state thereof or the District of Columbia; (ii) any Subsidiary of the Borrower organized under the laws of the United States, any state thereof or the District of Columbia if all or substantially all of the assets of such Subsidiary consist of equity or debt of one or more Subsidiaries described in clause (i) or this clause (ii); or (iii) any Subsidiary of a Subsidiary described in clause (i) or (ii).

“Frozen GAAP Terms”: (a) the definition of the term “Capitalized Lease Obligation,” (b) all defined terms in this Agreement to the extent used in or relating to the foregoing definition, and all ratios and computations based on the foregoing definition, and (c) any other term or provision of this Agreement or the other Loan Documents that, at the Borrower’s election, may be specified by the Borrower by written notice to the Administrative Agent from time to time.

“Funded Debt”: all Indebtedness of the Borrower and the Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Borrower or any Subsidiary, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all amounts of such debt required to be paid or prepaid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Term Loans.

“GAAP”: generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms and the Frozen GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and subject to the following sentence. If at any time the SEC permits or requires U.S.-domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Borrower may elect, by written notice to the Administrative Agent, to use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for all periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms and the Frozen GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement) and (b) for prior periods, GAAP as defined in the first sentence of this definition. All ratios and computations based on GAAP contained in this Agreement shall be computed in conformity with GAAP.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“guarantee”: a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations.

“Guarantee”: any guarantee of the Secured Obligations by a Guarantor in accordance with the provisions of the Guarantee Agreement. When used as a verb, “Guarantee” shall have a corresponding meaning.

“Guarantee Agreement”: the Guarantee Agreement delivered to the Administrative Agent as of March 11, 2026, as the same may have been and may further be amended, supplemented, waived or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any such obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: the collective reference to each Subsidiary Guarantor; individually, a “Guarantor”.

“Hazardous Materials”: all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Agreements”: collectively, Interest Rate Agreements, Currency Agreements and Commodities Agreements.

“Hedge Bank”: (a) any Person that is a Lender, an Affiliate of a Lender, or a Person that was at the time of entering into a Hedge Agreement, a Lender, an Affiliate of a Lender or that was a party to a Hedge Agreement as of the Closing Date, in each case in its capacity as a party to a Hedge Agreement and (b) any other Person that has entered into a Secured Hedge Agreement with the Borrower or any of its Subsidiaries, so long as either (i) such Secured Hedge Agreement shall contain provisions whereby the Hedge Bank shall have agreed therein that it is bound by the Security Agreement and shall comply in all respects with the terms thereof and that each of the other Secured Parties is a third-party beneficiary of such undertaking or (ii) such Hedge Bank shall have executed and delivered an Additional Secured First Lien Party Consent (as defined in the Security Agreement).

“Hedging Obligations”: as to any Person, the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

“Holdings”: WMG Holdings Corp., a Delaware corporation, and any successor in interest thereto.

“Identified Participating Lenders”: as defined in Section 3.4(a)(iv)(C)(c).

“Identified Qualifying Lenders”: as defined in Section 3.4(a)(iv)(D)(c).

“IFRS”: International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary”: at any date of determination, any Subsidiary that (i) (x) contributed 5% or less of EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Borrower are available, (y) had consolidated assets representing 5% or less of Consolidated Tangible Assets as of the end of the most recently ended financial period for which consolidated financial statements of the Borrower are available and (z) is designated by the Borrower as an Immaterial Subsidiary for the purposes of this definition; and (ii) together with all other Immaterial Subsidiaries designated pursuant to the preceding clause (i), (x) contributed 10% or less of EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Borrower are available, and (y) had consolidated assets representing 10% or less of Consolidated Tangible Assets as of the end of the most recently ended financial period for which consolidated financial statements of the Borrower are available. Any Subsidiary so designated as an Immaterial Subsidiary that fails to meet the foregoing requirements as of the last day of the period of the most recent four consecutive fiscal quarters for which consolidated financial statements of the Borrower are available shall continue to be deemed an “Immaterial Subsidiary” hereunder until the date that is 60 days following the date on which such annual or quarterly financial statements were required to be delivered pursuant to Section 6.1(a) or (b) with respect to such period.

“Increase Supplement”: as defined in Section 2.6(c).

“Incremental Commitments”: as defined in Section 2.6(a).

“Incremental Indebtedness”: Indebtedness incurred by the Borrower pursuant to and in accordance with Section 2.6.

“Indebtedness”: (a) any indebtedness (including principal and premium) of such Person, whether or not contingent,

(i) in respect of borrowed money,

(ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without double counting, reimbursement agreements in respect thereof),

(iii) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations) due more than twelve months after such property is acquired, except (x) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case, accrued in the ordinary course of business, and (y) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, and if not paid, after becoming due and payable; or

(iv) representing the net obligations under any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(b) Disqualified Stock of such Person,

(c) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(d) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by such Person) and (B) the amount of such Indebtedness of such other Persons;

provided, however, that Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money shall be deemed not to constitute Indebtedness.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged.

“Individual Revolving Lender Exposure”: with respect to any Revolving Lender at any time, the Dollar Equivalent of the aggregate principal amount at such time of all outstanding Revolving Loans of such Revolving Lender, plus the Dollar Equivalent of the aggregate amount at such time of such Revolving Lender’s L/C Exposure.

“Individual Term Lender Exposure”: of any Term Lender, at any time, the sum of the aggregate principal amount of all Term Loans made by such Lender and then outstanding and all Tranche A Term Loan Commitments of such Lender then outstanding.

“Initial Default”: as defined in Section 1.2(b).

“Initial Extension of Credit”: as to any Lender, the making of a Tranche A Term Loan.

“Initial Issuing Bank”: JPMorgan Chase Bank, N.A., acting through any of its Affiliates or branches, in its capacity as the issuer of Letters of Credit hereunder.

“Initial Lien”: as defined in Section 7.2(a).

“Initial Revolving Commitment”: as to any Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans hereunder (and to acquire participations in Letters of Credit as provided for herein) as set forth under Schedule B, or in the Assignment and Acceptance pursuant to which such Revolving Lender assumed its Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 3.4 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.6. The original aggregate amount of the Initial Revolving Commitments on the Closing Date is $350,000,000.

“Initial Revolving Commitment Period”: the period from and including the Closing Date to, but not including, the Initial Revolving Maturity Date, or such earlier date as the Initial Revolving Commitments shall terminate as provided herein.

“Initial Revolving Loans”: the revolving credit loans of each Lender holding an Initial Revolving Commitment.

“Initial Revolving Maturity Date”: March 11, 2031.

“Intellectual Property Security Agreement”: collectively, the Copyright Security Agreement, the Trademark Security Agreement and the Patent Security Agreement (each as defined in the Security Agreement), substantially in the forms attached to the Security Agreement, together with each other intellectual property security agreement executed and delivered pursuant to the Security Agreement.

“Intercreditor Agreement Supplement”: as defined in Section 9.8(a).

“Interest Payment Date”: (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December to occur while such Loan is outstanding, and the final maturity date of such Loan, (b) with respect to any SOFR Loan having an Interest Period of three months or less, the last day of such Interest Period applicable to the Borrowing of which such Revolving Loan is a part and, in the case of a SOFR Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing, and (c) with respect to any RFR Loan and Daily Simple SOFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month).

“Interest Period”: (A) with respect to any SOFR Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, three or six months thereafter (or, if agreed to by all relevant Lenders, twelve months or a shorter period and in each case, subject to the availability thereof), as specified in the applicable request for a Borrowing or conversion or continuation of a Borrowing, (B) with respect to any EURIBO Rate Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, three or six months thereafter (in each case, subject to the availability thereof), as specified in the applicable request for a Borrowing or conversion or continuation of a Borrowing, and (C) with respect to any SONIA Rate Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one month thereafter; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) in the case of the Tranche A Term Loans, no Interest Period shall extend beyond the Tranche A Term Loan Maturity Date, and in the case of the Initial Revolving Loans, no Interest Period shall extend beyond the Initial Revolving Maturity Date and (iv) no tenor that has been removed from this definition pursuant to Section 3.7(f) shall be available for specification in such request for a Borrowing or conversion or continuation of a Borrowing. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes of this paragraph, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing.

“Interest Rate Agreement”: with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

“Investment Company Act”: the Investment Company Act of 1940, as amended from time to time.

“Investment Grade Condition”: a condition that is satisfied if the Tranche A Term Loans have obtained an Investment Grade Rating (or if the Tranche A Term Loans have been repaid in full, the Borrower has obtained a corporate family/corporate credit rating that is an Investment Grade Rating), in each case from at least two of the Rating Agencies.

“Investment Grade Rating”: a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities”: (1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents); (2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries; (3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2), which fund may also hold immaterial amounts of cash pending investment or distribution; and (4) corresponding instruments in countries other than the United States customarily utilized for high-quality investments.

“IP Rights”: as defined in Section 4.19.

“ISDA CDS Definitions”: as defined in Section 10.1(h).

“Issuing Bank” means each Initial Issuing Bank and any other Lender that may become an Issuing Bank pursuant to Section 2.10(i) or (k). An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.

“Issuing Bank Fee”: as defined in Section 3.5(c).

“JPM”: as defined in the Preamble hereto.

“Junior Lien Intercreditor Agreement”: an intercreditor agreement to be entered into with the representative of Indebtedness secured by a Lien having Junior Lien Priority substantially in the form attached as Annex B to the Security Agreement or such other form reasonably satisfactory to the Applicable Authorized Representative (as such term is defined in the Security Agreement) and the Required Lenders.

“Junior Lien Priority”: with respect to specified Indebtedness, secured by a Lien on specified Collateral ranking junior to the Lien on such Collateral securing the Facility Obligations or any Guarantee, as applicable, either pursuant to the Junior Lien Intercreditor Agreement or one or more other intercreditor agreements having terms no less favorable to the Lenders with respect to such Collateral than the terms of the Junior Lien Intercreditor Agreement, as determined in good faith by the Borrower.

“Laws”: collectively, all applicable international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Commitment”: the commitment of each Issuing Bank to issue Letters of Credit pursuant to Section 2.10.

“L/C Disbursement”: a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“L/C Exposure”: at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The L/C Exposure of any Revolving Lender at any time shall equal its Revolving Commitment Percentage of the aggregate L/C Exposure at such time.

“L/C Fronting Sublimit”: (i) for any Initial Issuing Bank, the amount of such Issuing Bank’s commitment to issue and to honor payment obligations under Letters of Credit as set forth under Schedule B and (ii) for any other Issuing Bank, the amount agreed between such Issuing Bank and the Borrower.

“L/C Participation Fee”: as defined in Section 3.5(c).

“Lead Arrangers”: collectively, JPMorgan Chase Bank, N.A., BofA Securities, Inc., Citigroup Global Markets Inc., Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., Fifth Third Bank, National Association, Deutsche Bank Securities Inc., Barclays Bank PLC, Royal Bank of Canada and Sumitomo Mitsui Banking Corporation, each solely in its capacity as a joint lead arranger and joint bookrunner of the Commitments.

“Lead Issuing Bank”: JPMorgan Chase Bank, N.A.

“Lender Joinder Agreement”: as defined in Section 2.6(c).

“Lender-Related Distress Event”: with respect to any Lender (each, a “Distressed Lender”), a voluntary or involuntary case with respect to such Distressed Lender under any debtor relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Lender or any substantial part of such Distressed Lender’s assets, or such Distressed Lender makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Lender to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof.

“Lenders”: the Term Lenders and the Revolving Lenders.

“Letter of Credit”: the Existing Letters of Credit and any standby letter of credit issued pursuant to Section 2.10.

“Lien”: with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Transaction”: any acquisition, including by way of merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise, by one or more of the Borrower and its Subsidiaries of any assets, business or Person or any other investment permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing; provided that the Limited Condition Transaction provisions shall not apply for purposes of testing compliance with the financial maintenance covenants.

“Loan”: each Tranche A Term Loan, Initial Revolving Loan, Incremental Loan, Extended Loan and Specified Refinancing Loans; collectively, the “Loans”.

“Loan Documents”: this Agreement, any Notes, the Guarantee Agreement, the Letters of Credit, the Security Agreement (other than during a Collateral Suspension Period), the Junior Lien Intercreditor Agreement (on and after execution thereof and other than during a Collateral Suspension Period), each Other Intercreditor Agreement (on and after the execution thereof and other than during a Collateral Suspension Period), the promissory notes, if any, executed and delivered pursuant to Section 2.3(b) and any other Security Documents, each as amended, supplemented, waived or otherwise modified from time to time.

“Loan Parties”: the Borrower and the Subsidiary Guarantors; individually, a “Loan Party”.

“Material Adverse Effect”: (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Borrower or the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which the Borrower or any of the Loan Parties is a party or (c) a material adverse effect on the rights and remedies of the Lenders under the Loan Documents taken as a whole.

“Material Subsidiaries”: Subsidiaries of the Borrower constituting, individually (or, solely for purposes of Section 8.1(f), in the aggregate (as if such Subsidiaries constituted a single Subsidiary)), a “significant subsidiary” in accordance with Rule 1-02 under Regulation S-X.

“Maturity Date”: (a) with respect to Tranche A Term Loans, the Tranche A Term Loan Maturity Date, (b) with respect to the Initial Revolving Loans, the Initial Revolving Maturity Date, (c) for any Extended Tranche the “Maturity Date” set forth in the applicable Extension Amendment and (d) for any Specified Refinancing Tranche the “Maturity Date” set forth in the applicable Specified Refinancing Amendment, as the context may require.

“Maximum Management Fee Amount” means the greater of (x) $8,897,000 plus, in the event that the Borrower acquires after the Closing Date (including by consolidation or merger), directly or indirectly, any business, entity or operations following the Closing Date, an amount equal to 1.5% of the positive EBITDA of such acquired business, entity or operations (as determined by the Sponsor in its sole discretion) for the most recent four fiscal quarters prior to such acquisition for which internal financial statements are available (or, if earlier, were required to be delivered pursuant to Section 6.1(a) or (b)) as at the date of such acquisition and (y) 1.5% of EBITDA of the Borrower for the most recently completed fiscal year.

“Measurement Period”: at any time with respect to any event, the most recently ended four full fiscal quarters for which internal financial statements are available (or, if earlier, were required to be delivered pursuant to Section 6.1(a) or Section 6.1(b)) immediately preceding the date on which such event for which such calculation is being made shall occur.

“Minimum Exchange Tender Condition”: as defined in Section 2.7(b).

“Minimum Extension Condition”: as defined in Section 2.8(g).

“Modifying Lender”: as defined in Section 10.1(i).

“Moody’s”: Moody’s Investors Service, Inc., and its successors.

“Mortgages”: collectively, the deeds of trust, trust deeds and mortgages made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Lenders on the Closing Date together with each other mortgage to secure any of the Secured Obligations executed and delivered after the Closing Date.

“Multiemployer Plan”: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Music Publishing Business”: the subsidiaries and assets constituting the music publishing segment, as defined in the financial statements of the Borrower. At any point in time in which music publishing is not a reported segment of the Borrower, “Music Publishing Business” shall refer to the business that was previously included in this segment.

“Music Publishing Sale”: the sale of all or substantially all of the Music Publishing Business, which, for the avoidance of doubt, may include assets constituting a portion of the Recorded Music Business not to exceed 10% of the total assets constituting the Recorded Music Business.

“Net Cash Proceeds”: with respect to the issuance of any Equity Interest by the Borrower, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such issuance over (ii) all taxes and fees (including investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary or reasonable expenses) incurred by the Borrower in connection with such issuance.

“Net Income”: with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends or accretion of any Preferred Stock.

“Net Short Lender”: as defined in Section 10.1(h).

“New York Courts”: as defined in Section 10.13(a).

“New York Supreme Court”: as defined in Section 10.13(a).

“Non-Defaulting Lender”: any Lender other than a Defaulting Lender.

“Non-Excluded Taxes”: all Taxes other than Excluded Taxes.

“Non-Extending Lender”: as defined in Section 2.8(e).

“Non-Modifying Lender”: as defined in Section 10.1(i).

“Non-Recourse Acquisition Financing Indebtedness”: any Indebtedness incurred by any Subsidiary to finance the acquisition, exploitation or development of assets (including directly or through the acquisition of entities holding such assets) not owned by the Borrower or any of its Subsidiaries prior to such acquisition, exploitation or development, which assets are used for the creation or development of Product for the benefit of the Borrower, and in respect of which the Person to whom such Indebtedness is owed has no recourse whatsoever to the Borrower or any of its Subsidiaries for the repayment of or payment of such Indebtedness other than recourse to the acquired assets or assets that are the subject of such exploitation or development for the purpose of enforcing any Lien given by the Borrower or such Subsidiary over such assets, including the receivables, inventory, intangibles and other rights associated with such assets and the proceeds thereof.

“Non-Recourse Product Financing Indebtedness”: any Indebtedness incurred by any Subsidiary solely for the purpose of financing (whether directly or through a partially-owned joint venture) the production, acquisition, exploitation, creation or development of items of Product produced, acquired, exploited, created or developed after the Closing Date (including any Indebtedness assumed in connection with the production, acquisition, creation or development of any such items of Product or secured by a Lien on any such items of Product prior to the production, acquisition, creation or development thereof) where the recourse of the creditor in respect of that Indebtedness is limited to Product revenues generated by such items of Product or any rights pertaining thereto and where the Indebtedness is unsecured save for Liens over such items of Product or revenues and such rights, and any extension, renewal, replacement or refinancing of such Indebtedness. “Non-Recourse Product Financing Indebtedness” excludes, for the avoidance of doubt, any Indebtedness raised or secured against Product where the proceeds are used for any other purposes.

“Not Otherwise Applied”: with reference to any amount of Net Cash Proceeds of any transaction or event, that such amount (a) was not previously included in a calculation of EBITDA pursuant to clause (a)(13) of the definition thereof and (b) was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was (or may have been) contingent on receipt of such amount. The Borrower shall promptly notify the Administrative Agent of any application of such amount as contemplated by clause (b) above.

“Note”: as defined in Section 2.3(a).

“Notice of Intent to Cure”: as defined in Section 6.2(b).

“Obligations”: any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Obligor”: any purchaser of goods or services or other Person obligated to make payment to the Borrower or any of its Subsidiaries (other than any Subsidiary that is not a Loan Party) in respect of a purchase of such goods or services.

“Offered Amount”: as defined in Section 3.4(a)(iv)(D)(a).

“Offered Discount”: as defined in Section 3.4(a)(iv)(D)(a).

“Organization Documents”: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Intercreditor Agreement”: an intercreditor agreement (other than the Security Agreement and any Junior Lien Intercreditor Agreement) in form and substance reasonably satisfactory to the Borrower, the Required Lenders and the Collateral Agent.

“Other Representatives”: the Syndication Agents, and the Lead Arrangers.

“Outstanding Amount”: with respect to the Loans on any date, the principal amount thereof after giving effect to any borrowings and prepayments or repayments thereof occurring on such date.

“Parent”: any of Holdings, Warner Music Group Corp. (and any successor in interest thereto), Airplanes Music LLC (and any successor in interest thereto), any Other Parent, and any other Person that is a Subsidiary of Holdings, Warner Music Group Corp. (and any successor in interest thereto), Airplanes Music LLC (and any successor in interest thereto) or any Other Parent and of which the Borrower is a Subsidiary. As used herein, “Other Parent” means a Person of which the Borrower becomes a Subsidiary after the Closing Date, provided that either (x) immediately after the Borrower first becomes a Subsidiary of such Person, more than 50% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50% of the Voting Stock of a Parent of the Borrower immediately prior to the Borrower first becoming such Subsidiary or (y) such Person shall be deemed not to be an Other Parent for the purpose of determining whether a Change of Control shall have occurred by reason of the Borrower first becoming a Subsidiary of such Person.

“Pari Passu Lien Priority”: with respect to specified Indebtedness, secured by a Lien on specified Collateral ranking equal with the Lien on such Collateral securing the Facility Obligations or any Guarantee, as applicable, either pursuant to the Security Agreement or one or more other intercreditor agreements having terms no less favorable to the Lenders in relation to the holders of such specified Indebtedness with respect to such Collateral than the terms of the Security Agreement, as determined in good faith by the Borrower.

“Participant”: as defined in Section 10.6(c).

“Participant Register”: as defined in Section 10.6(b)(iv).

“Participating Lender”: as defined in Section 3.4(a)(iv)(C)(b).

“Participating Member State”: any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patriot Act”: as defined in Section 10.18.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Pension Plan”: any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Permitted Affiliated Assignee”: the Sponsor, any investment fund managed or controlled by the Sponsor and any special purpose vehicle established by the Sponsor or by one or more of such investment funds.

“Permitted Business” means the media and entertainment (including film, television and theater productions) business and any services, activities or businesses incidental or directly related or similar thereto, any line of business engaged in by the Borrower or any of its Subsidiaries on the Closing Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Permitted Debt”: as defined in Section 7.1(b).

“Permitted Debt Exchange”: as defined in Section 2.7(a).

“Permitted Debt Exchange Notes”: as defined in Section 2.7(a).

“Permitted Debt Exchange Offer”: as defined in Section 2.7(a).

“Permitted Equity Issuance”: any Equity Issuance (other than of Disqualified Stock) of the Borrower or any Equity Issuance of any Parent.

“Permitted Holders”: any of the following: (i) the Access Investors; (ii) [reserved]; (iii) any officer, director, employee or other member of the management of any Parent, the Borrower or any of their respective Subsidiaries; (iv) immediate family members (including spouses and direct descendants) of a Person described in clause (iii); (v) any trusts created for the benefit of a Person or Persons described in clause (iii) or (iv) or any trust for the benefit of any such trust; (vi) in the event of the incompetence or death of any Person described in clause (iii) or (iv), such Person’s estate, executor, administrator, committee or other personal representative or beneficiaries, in each case, who, at any particular date, shall beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Borrower or any direct or indirect parent company of the Borrower; or (vii) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of any of the Borrower, Holdings or any of their respective direct or indirect parent companies.

“Permitted Liens”:

(a) Other than during a Collateral Suspension Period, the following types of Liens:

(1) deposits of cash or government bonds made in the ordinary course of business to secure surety or appeal bonds to which such Person is a party;

(2) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(3) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Borrower or any Subsidiary;

(4) Liens existing on property of a Person at the time such Person becomes a Subsidiary of the Borrower (or at the time the Borrower or a Subsidiary acquires such property, including any acquisition by means of a merger or consolidation with or into the Borrower or any Subsidiary); provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure)

the obligations to which such Liens relate; provided, further, that for purposes of this clause (4), if a Person other than the Borrower is the Successor Borrower with respect thereto, any Subsidiary thereof shall be deemed to become a Subsidiary of the Borrower, and any property or assets of such Person or any such Subsidiary shall be deemed acquired by the Borrower or a Subsidiary, as the case may be, when such Person becomes such Successor Borrower;

(5) Liens securing Indebtedness or other obligations of a Subsidiary owing to the Borrower or another Subsidiary;

(6) Liens on cash deposits or property constituting Cash Equivalents securing Hedging Obligations not prohibited by this Agreement;

(7) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(8) Liens in favor of the Borrower or any Subsidiary;

(9) Liens existing on the Closing Date (other than Liens securing Indebtedness under this Agreement and the other Loan Documents, the 2020 Senior Secured Notes and the 2021 Senior Secured Notes) and Liens to secure any Indebtedness that is incurred to refinance any Indebtedness that has been secured by a Lien (A) existing on the Closing Date (other than under this Agreement, the 2020 Senior Secured Notes and the 2021 Senior Secured Notes) or (B) referred to in clauses (a)(3), (a)(4) and (a)(19)(B) of this definition; provided, however, that in each case, such Liens (x) are no less favorable to the Lenders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced; and (y) do not extend to or cover any property or assets of the Borrower or any of its Subsidiaries not securing the Indebtedness so refinanced;

(10) Liens on Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” incurred in connection with any Qualified Securitization Financing;

(11) Liens for taxes, assessments or other governmental charges or levies not yet delinquent for a period of more than 30 days, or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, or for property taxes on property that the Borrower or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(12) judgment Liens in respect of judgments that do not constitute an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(13) pledges, deposits or other Liens under workers’ compensation, unemployment insurance and other social security laws or regulations, or deposits to secure the performance of tenders, contracts (other than for the payment of Indebtedness) or leases, or deposits or other Liens to secure public or statutory obligations, or deposits or other Liens as security for contested taxes or import or customs duties or for the payment of rent, or deposits or other Liens securing liabilities to insurance carriers under insurance or self-insurance arrangements, in each case incurred in the ordinary course of business or consistent with past practice;

(14) Liens imposed by law, including carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not overdue by more than 30 days or, if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Lien, or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(15) survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of business or to the ownership of properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business;

(16) any lease, license, sublease or sublicense granted to or from any Person in the ordinary course of business that is not granted for the purpose of securing any Indebtedness of the Borrower or any Subsidiary owing to such lessee, licensee, sublessee or sublicensee;

(17) banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution, provided that (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower in excess of those set forth by regulations promulgated by the Federal Reserve Board or other applicable law and (b) such deposit account is not intended by the Borrower or any Subsidiary to provide collateral to the depositary institution;

(18) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Borrower and its Subsidiaries in the ordinary course of business;

(19) (A) other Liens securing Indebtedness for borrowed money with respect to property or assets with an aggregate fair market value (valued at the time of creation thereof) of not more than the greater of $37.5 million and 5.0% of EBITDA for the then applicable Measurement Period at any time and (B) Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that (x) the Lien may not extend to any other property (except for accessions to such property) owned by such Person or any of its Subsidiaries at the time the Lien is incurred, (y) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens and (z) with respect to Capitalized Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Lease Obligations; provided that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

(20) Liens to secure Non-Recourse Product Financing Indebtedness, which Liens may not secure Indebtedness other than Non-Recourse Product Financing Indebtedness and which Liens may not attach to assets other than the items of Product acquired, exploited, created or developed with the proceeds of such Indebtedness and Liens to secure Non-Recourse Acquisition Financing Indebtedness, which Liens may not secure Indebtedness other than Non-Recourse Acquisition Financing Indebtedness and which Liens may not attach to assets other than the assets acquired, exploited, created or developed with the proceeds of such Indebtedness;

(21) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(22) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(23) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary that permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(24) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement;

(25) Liens securing (A) Indebtedness (including Capitalized Lease Obligations) incurred by the Borrower or any Subsidiary and Preferred Stock issued by a Subsidiary to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets); provided that the aggregate principal amount of Indebtedness secured pursuant to this clause and incurred to finance the acquisition of Capital Stock of any Person at any time outstanding shall not exceed the greater of $75.0 million and 10.0% of EBITDA for the then applicable Measurement Period and (B) Indebtedness of Foreign Subsidiaries of the Borrower;

(26) Liens securing (i) First Lien Indebtedness in an aggregate principal amount (as of the date of incurrence of any such Indebtedness and after giving pro forma effect to the incurrence thereof and the application of the net proceeds therefrom (or as of the date of the initial borrowing of such Indebtedness after giving pro forma effect to the incurrence of the entire committed amount of such Indebtedness)), not exceeding the greater of (A) $2,800.0 million and (B) the maximum aggregate principal amount of First Lien

Indebtedness that could be incurred without exceeding (x) other than during a Collateral Suspension Period, a Senior Secured Indebtedness to EBITDA Ratio for the Borrower of 4.00 to 1.00 or (y) during a Collateral Suspension Period, a Total Indebtedness to EBITDA Ratio for the Borrower of 3.00 to 1.00, (ii) Senior Secured Indebtedness that is not First Lien Indebtedness in an aggregate principal amount (as of the date of incurrence of any such Indebtedness and after giving pro forma effect to the incurrence thereof and the application of the net proceeds therefrom (or as of the date of the initial borrowing of such Indebtedness after giving pro forma effect to the incurrence of the entire committed amount of such Indebtedness)) not exceeding the maximum aggregate principal amount of Senior Secured Indebtedness that could be incurred without exceeding a Senior Secured Indebtedness to EBITDA Ratio for the Borrower of 5.00 to 1.00, (iii) Revolving Credit Indebtedness not to exceed at any time outstanding the greater of $400.0 million and 50.0% of EBITDA (for the Measurement Period applicable at the time such Revolving Credit Indebtedness is committed) and (iv) Indebtedness incurred in reliance on Section 2.6(a)(i)(A) in an aggregate amount at any time outstanding not to exceed the greater of $1,800 million and 100.0% of EBITDA (for the Measurement Period applicable at the time of the incurrence of such Indebtedness); provided, that, in the case of clause (i) or (ii) above, the applicable representative in respect of the relevant Indebtedness shall have become party to the Security Agreement, the Junior Lien Intercreditor Agreement, any Other Intercreditor Agreement or any Intercreditor Agreement Supplement, as applicable;

(27) Liens securing (A) interest rate or currency swaps, caps or collars or other Hedging Obligations entered into to hedge the Borrower’s or any Guarantor’s exposure with respect to activities not prohibited under this Agreement and (B) obligations in respect of any overdraft and related liabilities arising from treasury, depositary and cash management services or any automated clearing house transfers of funds;

(28) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(29) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Borrower or any Subsidiary in the ordinary course of business;

(30) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(31) Liens on the assets of a non-guarantor Subsidiary securing Indebtedness or other obligations of a non-Guarantor Subsidiary;

(32) Liens on cash advances in favor of the seller of any property to be acquired in an investment to be applied against the purchase price for such investment; and

(33) other Liens securing obligations incurred in the ordinary course of business which obligations (at the time of incurrence thereof) do not exceed the greater of $75.0 million and 10.0% of EBITDA for the then applicable Measurement Period at any one time outstanding.

(b) During a Collateral Suspension Period, the following types of Liens:

(1) deposits of cash or government bonds made in the ordinary course of business to secure surety or appeal bonds to which such Person is a party;

(2) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(3) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Borrower or any Subsidiary;

(4) Liens existing on property of a Person at the time such Person becomes a Subsidiary of the Borrower (or at the time the Borrower or a Subsidiary acquires such property, including any acquisition by means of a merger or consolidation with or into the Borrower or any Subsidiary); provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that such Liens are limited to all or part of the same Property (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate; provided, further, that for purposes of this clause (4), if a Person other than the Borrower is the Successor Borrower with respect thereto, any Subsidiary thereof shall be deemed to become a Subsidiary of the Borrower, and any Property of such Person or any such Subsidiary shall be deemed acquired by the Borrower or a Subsidiary, as the case may be, when such Person becomes such Successor Borrower;

(5) Liens securing Indebtedness or other obligations of a Subsidiary owing to the Borrower or another Subsidiary;

(6) Liens on cash deposits or property constituting Cash Equivalents securing Hedging Obligations not prohibited by this Agreement;

(7) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(8) Liens in favor of the Borrower or any Subsidiary;

(9) Liens existing on the Closing Date (other than Liens securing Indebtedness under this Agreement and the other Loan Documents, the 2020 Senior Secured Notes and the 2021 Senior Secured Notes) and Liens to secure any Indebtedness that is incurred to refinance any Indebtedness that has been secured by a Lien (A) existing on the Closing Date (other than under this Agreement, the 2020 Senior Secured Notes and the 2021 Senior Secured Notes) or (B) referred to in clauses (b)(3), (b)(4) and (b)(19)(B) of this definition; provided, however, that in each case, such Liens (x) are no less favorable to the Lendersrespect of the Indebtedness being refinanced; and (y) do not extend to or cover any Property of the Borrower or any of its Subsidiaries not securing the Indebtedness so refinanced;

(10) Liens on Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” incurred in connection with any Qualified Securitization Financing;

(11) Liens for taxes, assessments or other governmental charges or levies not yet delinquent for a period of more than 30 days, or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, or for property taxes on property that the Borrower or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(12) judgment Liens in respect of judgments that do not constitute an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(13) pledges, deposits or other Liens under workers’ compensation, unemployment insurance and other social security laws or regulations, or deposits to secure the performance of tenders, contracts (other than for the payment of Indebtedness) or leases, or deposits or other Liens to secure public or statutory obligations, or deposits or other Liens as security for contested taxes or import or customs duties or for the payment of rent, or deposits or other Liens securing liabilities to insurance carriers under insurance or self-insurance arrangements, in each case incurred in the ordinary course of business or consistent with past practice;

(14) Liens imposed by law, including carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not overdue by more than 30 days or, if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Lien, or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(15) survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of business or to the ownership of properties that do not in the aggregate materially adversely affect the value of the Property subject thereto or materially impair their use in the operation of the business;

(16) any lease, license, sublease or sublicense granted to or from any Person in the ordinary course of business that is not granted for the purpose of securing any Indebtedness of the Borrower or any Subsidiary owing to such lessee, licensee, sublessee or sublicensee;

(17) banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution, provided that (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower in excess of those set forth by regulations promulgated by the Federal Reserve Board or other applicable law and (b) such deposit account is not intended by the Borrower or any Subsidiary to provide collateral to the depositary institution;

(18) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Borrower and its Subsidiaries in the ordinary course of business;

(19) (A) [reserved] and (B) Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that (x) the Lien may not extend to any other property (except for accessions to such property) owned by such Person or any of its Subsidiaries at the time the Lien is incurred, (y) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens and (z) with respect to Capitalized Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Lease Obligations; provided that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

(20) Liens to secure Non-Recourse Product Financing Indebtedness, which Liens may not secure Indebtedness other than Non-Recourse Product Financing Indebtedness and which Liens may not attach to assets other than the items of Product acquired, exploited, created or developed with the proceeds of such Indebtedness and Liens to secure Non-Recourse Acquisition Financing Indebtedness, which Liens may not secure Indebtedness other than Non-Recourse Acquisition Financing Indebtedness and which Liens may not attach to assets other than the assets acquired, exploited, created or developed with the proceeds of such Indebtedness;

(21) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(22) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(23) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary that permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(24) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement;

(25) [reserved];

(26) Liens securing (i) First Lien Indebtedness in an aggregate principal amount (as of the date of incurrence of any such Indebtedness and after giving pro forma effect to the incurrence thereof and the application of the net proceeds therefrom (or as of the date of the initial borrowing of such Indebtedness after giving pro forma effect to the incurrence of the entire committed amount of such Indebtedness)), not exceeding the greater of (A) $2,800.0 million and (B) the maximum aggregate principal amount of First Lien Indebtedness that could be incurred without exceeding (x) other than during a Collateral Suspension Period, a Senior Secured Indebtedness to EBITDA Ratio for the Borrower of 4.00 to 1.00 or (y) during a Collateral Suspension Period, a Total Indebtedness to EBITDA Ratio for the Borrower of 3.00 to 1.00, (ii) Senior Secured Indebtedness that is not First Lien Indebtedness in an aggregate principal amount (as of the date of incurrence of any such Indebtedness and after giving pro forma effect to the incurrence thereof and the application of the net proceeds therefrom (or as of the date of the initial borrowing of such Indebtedness after giving pro forma effect to the incurrence of the entire committed amount of such Indebtedness)) not exceeding the maximum aggregate principal amount of Senior Secured Indebtedness that could be incurred without exceeding a Senior Secured Indebtedness to EBITDA Ratio for the Borrower of 5.00 to 1.00, (iii) Indebtedness under this Agreement and the other Loan Documents and any other Revolving Credit Indebtedness not to exceed at any time outstanding the greater of $400.0 million and 50.0% of EBITDA (for the Measurement Period applicable at the time such Revolving Credit Indebtedness is committed) and (iv) Indebtedness incurred in reliance on Section 2.6(a)(i)(A) in an aggregate amount at any time outstanding not to exceed the greater of $1,800 million and 100.0% of EBITDA (for the Measurement Period applicable at the time of the incurrence of such Indebtedness); provided, that, in the case of clause (i) or (ii) above, the applicable representative in respect of the relevant Indebtedness shall have become party to the Security Agreement, the Junior Lien Intercreditor Agreement, any Other Intercreditor Agreement or any Intercreditor Agreement Supplement, as applicable;

(27) Liens securing (A) interest rate or currency swaps, caps or collars or other Hedging Obligations entered into to hedge the Borrower’s or any Guarantor’s exposure with respect to activities not prohibited under this Agreement and (B) obligations in respect of any overdraft and related liabilities arising from treasury, depositary and cash management services or any automated clearing house transfers of funds;

(28) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(29) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Borrower or any Subsidiary in the ordinary course of business;

(30) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(31) [reserved];

(32) Liens on cash advances in favor of the seller of any property to be acquired in an investment to be applied against the purchase price for such investment; and

(33) other Liens securing Indebtedness in an aggregate principal amount (as of the date of incurrence of any such Indebtedness and after giving pro forma effect to the incurrence thereof and the application of the net proceeds therefrom (or as of the date of the initial borrowing of such Indebtedness after giving pro forma effect to the incurrence of the entire committed amount of such Indebtedness)), not exceeding, together with the aggregate principal amount of outstanding Indebtedness incurred in accordance with Section 7.1(b)(ii), the greater of (A) $1,450 million and (B) 15.0% of Consolidated Total Assets.

For purposes of determining compliance with any U.S. dollar-denominated restriction in this definition, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of, premium, if any, and accrued interest on, the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased plus any fees, premiums, underwriting discounts, costs and expenses relating to such extension, replacement, refunding, refinancing, renewal or defeasance.

“Person”: any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Plan”: any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform”: Intralinks, SyndTrak Online or any other similar electronic distribution system.

“Preferred Stock”: as applied to the Capital Stock of any corporation, Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Pricing Grid”: with respect to the Initial Revolving Loans, the Initial Revolving Commitments and the Tranche A Term Loans:

In the case of the Initial Revolving Loans and the Initial Revolving Commitments:

Tier	Applicable Debt Rating (S&P / Moody’s / Fitch)	Applicable Margin for ABR Loans	Applicable Margin for SOFR Loans, Daily Simple SOFR Loans and RFR Loans	Applicable Commitment Fee Percentage
Tier I	≥ BBB /Baa2 /BBB	0.125%	1.125%	0.125%
Tier II	BBB- /Baa3 / BBB-	0.250%	1.250%	0.150%
Tier III	BB+ /Ba1 /BB+	0.500%	1.500%	0.200%
Tier IV	≤ BB / Ba2 /BB	0.750%	1.750%	0.250%

In the case of the Tranche A Term Loans:

Tier	Applicable Debt Rating (S&P / Moody’s / Fitch)	Applicable Margin for ABR Loans	Applicable Margin for SOFR Loans and Daily Simple SOFR Loans
Tier I	≥ BBB /Baa2 /BBB	0.250%	1.250%
Tier II	BBB- /Baa3 / BBB-	0.375%	1.375%
Tier III	BB+ /Ba1 /BB+	0.500%	1.500%
Tier IV	≤ BB / Ba2 /BB	0.625%	1.625%

For purposes of determining the Applicable Debt Rating for the foregoing, in all cases:

(1) if the Borrower shall not maintain any Applicable Debt Rating, the Applicable Debt Rating shall be deemed to be at Tier IV set forth above;

(2) if the Borrower shall maintain one Applicable Debt Rating, the Borrower’s single Applicable Debt Rating shall apply;

(3) if the Borrower shall maintain an Applicable Debt Rating from only two Rating Agencies, then the higher of such Applicable Debt Ratings shall apply, unless there is a split in Applicable Debt Ratings of more than one ratings level, in which case the Applicable Debt Rating that is one level lower than the higher of the Borrower’s two Applicable Debt Ratings shall apply; and

(4) if the Borrower shall maintain an Applicable Debt Rating from all three Rating Agencies, if (x) two Applicable Debt Ratings are equivalent and the third Applicable Debt Rating is lower, the higher Applicable Debt Rating shall apply, (y) two Applicable Debt Ratings are equivalent and the third Applicable Debt Rating is higher, the lower Applicable Debt Rating shall apply and (z) no Applicable Debt Ratings are equivalent, the Applicable Debt Rating that is neither the highest nor the lowest Applicable Debt Rating shall apply;

provided that if the Applicable Debt Ratings established or deemed to have been established by any Rating Agency shall be changed (other than as a result of a change in the rating system of such Rating Agency), such change shall be effective as of the date on which it is first announced by the applicable Rating Agency, and shall apply during the period commencing on such date and ending on the date immediately preceding the date of the next such change.

“Prime Rate”: for any day, a rate per annum that is equal to the corporate base rate of interest established by the Administrative Agent as its “prime rate” in effect at its principal office in New York City from time to time; each change in the Prime Rate shall be effective on the date such change is effective. The corporate base rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

“Product”: any music (including musical and audio visual recordings, musical performance, songs and compositions and also includes mail order music and activities relating or incidental to music such as touring, merchandising and artist management), music copyright, motion picture, television programming, film, videotape, digital file, video clubs, DVD manufactured or distributed or any other product produced for theatrical, non-theatrical or television release or for release in any other medium, in each case whether recorded on film, videotape, cassette, cartridge, disc or on or by any other means, method, process or device, whether now known or hereafter developed, with respect to which the Borrower or any Subsidiary:

(1) is an initial copyright owner; or

(2) acquires (or will acquire upon delivery) an equity interest, license, sublicense or administration or distribution right.

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.

“Public Company Costs”: costs relating to compliance with the Sarbanes-Oxley Act of 2002, as amended, and other expenses arising out of or incidental to being a public reporting company, including costs, fees and expenses (including legal, accounting and other professional fees) relating to compliance with provisions of the Securities Act and the Exchange Act, the rules of national securities exchange companies with listed equity securities, directors’ compensation, fees and expense reimbursement shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees.

“Public Lender”: as defined in Section 10.2(e).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support”: as defined in Section 10.22(a).

“Qualified Proceeds”: assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors of the Borrower in good faith.

“Qualified Securitization Financing”: any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (i) the Board of Directors of the Borrower shall have determined in good faith that such Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the Securitization Subsidiary, (ii) all sales of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value (as determined in good faith by the Borrower) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings. The grant of a security interest in any Securitization Assets of the Borrower or any of its Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness hereunder and under any other Credit Agreement or any permitted additional Indebtedness with Pari Passu Lien Priority and any refinancing Indebtedness with respect thereto shall not be deemed a Qualified Securitization Financing.

“Qualifying IPO”: the issuance by the Borrower or any parent company of the Borrower of its common Equity Interests in an underwritten public offering pursuant to the effective registration statement on Form S-1 (Registration No. 333-236298) filed with the Commission in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Qualifying Lender”: as defined in Section 3.4(a)(iv)(D)(c).

“Rating Agencies”: Moody’s, S&P and Fitch, or if any or all of Moody’s, S&P or Fitch shall not make a rating on Indebtedness that is secured by the Collateral on a pari passu basis with the Obligations publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower which shall be substituted for any or all of Moody’s, S&P or Fitch, as the case may be.

“Receivable”: a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

“Recorded Music Business”: means the subsidiaries and assets constituting the recorded music segment, as defined in the financial statements of the Borrower. At any point in time in which recorded music is not a reported segment of the Borrower, “Recorded Music Business” shall refer to the business that was previously included in this segment.

“Recorded Music Sale”: the sale of all or substantially all of the Recorded Music Business, which, for the avoidance of doubt, may include assets constituting a portion of the Music Publishing Business not to exceed 10% of the total assets constituting the Music Publishing Business.

“refinance”: refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Agreement shall have a correlative meaning.

“Refinancing Indebtedness”: as defined in Section 7.1(b)(xi).

“Register”: as defined in Section 10.6(b)(iii).

“Regulated Bank”: (x) an Approved Commercial Bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (iv) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction or (y) any Affiliate of a Person set forth in clause (x) to the extent that (1) all of the Capital Stock of such Affiliate is directly or indirectly owned by either (I) such Person set forth in clause (x) or (II) a parent entity that also owns, directly or indirectly, all of the Capital Stock of such Person set forth in clause (x) and (2) such Affiliate is a securities broker or dealer registered with the SEC under Section 15 of the Exchange Act.

“Regulation D”: Regulation D of the Board as in effect from time to time.

“Regulation S-X”: Regulation S-X promulgated by the SEC, as in effect on the Closing Date.

“Related Parties”: with respect to any Person, such Person’s affiliates and the partners, officers, directors, trustees, employees, equity holders, shareholders, members, attorneys and other advisors, agents and controlling persons of such person and of such person’s affiliates and “Related Party” shall mean any of them.

“Relevant Governmental Body”: the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Replacement Management Agreement”: a management agreement, by and among the Borrower and/or Holdings and the Sponsor and/or its Affiliates, as the same may be amended, supplemented, waived or otherwise modified from time to time, which is entered into after the termination of the Stockholder Agreement, provided that neither such management agreement nor such amendment, supplement, waiver or other modification (other than to effect the Borrower becoming a party to or otherwise bound by such Replacement Management Agreement) is materially less advantageous to the Lenders in the good faith judgment of the Board of Directors of the Borrower than the Stockholder Agreement as in effect on the Closing Date.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the 30 day notice period is waived under Section 21, 22, 23, 24, 25, 27 or 28 of PBGC Regulation Section 4043 or any successor regulation thereto.

“Required Lenders”: Lenders, the sum of whose outstanding Individual Term Lender Exposures and Revolving Commitment (or, if the Revolving Commitments have terminated or expired, Revolving Loans and interests in L/C Exposure) represents a majority of the sum of the Individual Term Lender Exposures and Revolving Commitments (or, if the Revolving Commitments have terminated or expired, all Revolving Loans and interests in L/C Exposure) at such time; provided that the Tranche A Term Loan Commitments and Tranche A Term Loans held or deemed held by any Defaulting Lender shall be disregarded from Individual Term Lender Exposures in the determination of the Required Lenders at any time, and Revolving Commitments (or, if the Revolving Commitments have terminated or expired, all Revolving Loans and interests in L/C Exposure) held or deemed held by any Defaulting Lender shall be disregarded from Revolving Commitments in the determination of the Required Lenders at any time.

“Required Revolving Lenders”: Revolving Lenders the Revolving Commitment Percentage of which aggregate to more than 50.0%; provided that the Revolving Commitments (or, if the Revolving Commitments have terminated or expired, all Revolving Loans and interests in L/C Exposure) held or deemed held by Defaulting Lenders shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Requirement of Law”: as to any Person, the Organization Documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: the chief executive officer, director, president, vice president, executive vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered on the Closing Date, any vice president, secretary or assistant secretary. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Revaluation Date”: (a) with respect to any Loan denominated in an Alternative Currency, each of the following: (i) each date of a Borrowing thereof and (ii) each date of a continuation thereof pursuant to Section 3.2 and (b) with respect to Letters of Credit denominated in an Alternative Currency, (i) each date of issuance thereof, (ii) each date of amendment (if such amendment increases the amount thereof) and (iii) each date of any payment by the respective Issuing Bank thereof.

“Revolving Commitment” means as to any Revolving Lender, such Revolving Lender’s Initial Revolving Commitments, Revolving Incremental Commitments, Extended Revolving Commitments and other Specified Refinancing Revolving Commitments, as the context requires; collectively, as to all Revolving Lenders, the “Revolving Commitments”.

“Revolving Commitment Percentage”: as to any Revolving Lender, the percentage of the aggregate Revolving Commitments constituted by its Revolving Commitment (or, if the Revolving Commitments have terminated or expired, the percentage which (a) the sum of (i) such Revolving Lender’s then outstanding Revolving Loans plus (ii) such Revolving Lender’s interests in the aggregate L/C Exposure then outstanding then constitutes of (b) the sum of (i) the aggregate Revolving Loans of all the Revolving Lenders then outstanding plus (ii) the aggregate L/C Exposure then outstanding); provided that for purposes of Section 3.13, “Revolving Commitment Percentage” shall mean the percentage of the aggregate Revolving Commitments (disregarding the Revolving Commitment of any Defaulting Lender to the extent its L/C Exposure is reallocated to the Non-Defaulting Lenders) constituted by such Revolving Lender’s Revolving Commitment.

“Revolving Commitment Period”: the Initial Revolving Commitment Period, the “Revolving Commitment Period” in respect of any Tranche of Extended Revolving Commitments as set forth in the applicable Extension Amendment or the “Revolving Commitment Period” in respect of any Tranche of Specified Refinancing Facilities as set forth in the applicable Specified Refinancing Amendment, as the context may require.

“Revolving Credit Event”: as defined in Section 5.2.

“Revolving Credit Indebtedness”: Indebtedness in an aggregate principal amount not exceeding the greater of $400.0 million and 50.0% of EBITDA (for the Measurement Period applicable at the time such Revolving Credit Indebtedness is committed) outstanding as Revolving Loans and in respect of L/C Disbursements under this Agreement, including any guarantees, collateral documents and other instruments, agreements and documents executed or delivered pursuant to or in connection therewith, as the same may be refunded, refinanced, restructured, replaced, renewed, repaid or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under this Agreement, any other revolving credit agreement, or one or more other credit or financing agreements with a revolving financing component (to the extent of such component)), and in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, and including any agreement changing maturity or increasing the Indebtedness incurred or available to be borrowed (provided that any such increase shall not be deemed to increase the maximum principal amount of Revolving Credit Indebtedness provided for in this definition), or otherwise altering the terms and conditions thereof.

“Revolving Exposure”: at any time the Dollar Equivalent of the aggregate principal amount at such time of all outstanding Revolving Loans. The Revolving Exposure of any Revolving Lender at any time shall equal its Revolving Commitment Percentage of the aggregate Revolving Exposure at such time.

“Revolving Facility Obligations”: obligations of the Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, fees and interest (including interest accruing during (or that would accrue but for) the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on and reimbursement obligations in connection with the Loans and Letters of Credit, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment, upon the drawing thereof or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower and the other Loan Parties under this Agreement and the other Loan Documents.

“Revolving Incremental Commitments”: as defined in Section 2.6(a).

“Revolving Lender”: the several banks and other financial institutions from time to time parties to this Agreement together with, in each case, any affiliate of any such bank or financial institution through which such bank or financial institution elects, by notice to the Administrative Agent and the Borrower to make any Revolving Loans available to the Borrower, provided that for all purposes of voting or consenting with respect to (a) any amendment, supplementation or modification of any Loan Document, (b) any waiver of any of the requirements of any Loan Document or any Default or Event of Default and its consequences or (c) any other matter as to which a Lender may vote or consent pursuant to Section 10.1, the bank or financial institution making such election shall be deemed the “Revolving Lender” rather than such affiliate, which shall not be entitled to so vote or consent.

“Revolving Loans”: means the Initial Revolving Loans, Extended Revolving Loans and Specified Refinancing Revolving Loans, as the context shall require.

“RFR Loan”: a EURIBO Rate Loan or a SONIA Rate Loan, as applicable.

“S&P”: Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.

“SEC”: the Securities and Exchange Commission.

“Section 2.8 Additional Amendment”: as defined in Section 2.8(c).

“Secured Hedge Agreement”: any Hedge Agreement that is outstanding as of the Closing Date or that is entered into by and between any Loan Party and any Hedge Bank, and that is designated by the Borrower in writing to the Administrative Agent as being a “secured term loan hedge agreement”, “secured revolving loan hedge agreement” or “secured loan hedge agreement” as of the Closing Date or, if later, as of the time of entering into such Hedge Agreement.

“Secured Obligations”: all (x) Facility Obligations, (y) obligations of any Loan Party arising under any Secured Hedge Agreement (including any guarantee thereof) and (z) Cash Management Obligations (including any guarantee thereof). Without limiting the generality of the foregoing, the Secured Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Secured Parties”: collectively, the Collateral Agent, the Administrative Agent, the Lenders, the Issuing Banks, the Hedge Banks, the cash management banks with respect to Cash Management Obligations and each sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.

“Securities Act”: the Securities Act of 1933, as amended from time to time.

“Securitization Assets”: any accounts receivable or catalog, royalty or other revenue streams from sales of Product subject to a Qualified Securitization Financing.

“Securitization Expenses”: for any period, the aggregate interest expense for such period on any Indebtedness of any Securitization Subsidiary that is a Subsidiary, which Indebtedness is not recourse to the Borrower or any Subsidiary of the Borrower that is not a Securitization Subsidiary (except for Standard Securitization Undertakings).

“Securitization Fees”: reasonable distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Financing.

“Securitization Financing”: any transaction or series of transactions that may be entered into by Holdings or any of its Subsidiaries pursuant to which Holdings or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by Holdings or any of its Subsidiaries) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets (whether now existing or arising in the future) of Holdings or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets and any Hedging Obligations entered into by Holdings or any such Subsidiary in connection with such Securitization Assets.

“Securitization Repurchase Obligation”: any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary”: a Wholly Owned Subsidiary of Holdings (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which Holdings or any Subsidiary of Holdings makes an investment and to which Holdings or any Subsidiary of Holdings transfers Securitization Assets and related assets) which engages in no activities other than in connection with the financing of Securitization Assets of Holdings or its Subsidiaries, all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of Holdings or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Holdings, the Borrower or any other Subsidiary of Holdings (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Holdings, the Borrower or any other Subsidiary of Holdings in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of Holdings, the Borrower or any other Subsidiary of Holdings, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which none of Holdings, the Borrower or any other Subsidiary of Holdings has any material contract, agreement, arrangement or understanding other than on terms which Holdings reasonably believes to be no less favorable to Holdings, the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Holdings and (c) to which none of Holdings, the Borrower or any other Subsidiary of Holdings has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of Holdings or such other Person shall be evidenced to the Administrative Agent by delivering to the Administrative Agent a certified copy of the resolutions of the Board of Directors of Holdings or such other Person giving effect to such designation and a certificate of a Responsible Officer certifying that such designation complied with the foregoing conditions.

“Security Agreement”: the Security Agreement delivered to the Collateral Agent as of November 1, 2012 as the same may have been and may further be amended, supplemented, waived or otherwise modified from time to time.

“Security Documents”: the Security Agreement, each Security Agreement Supplement (as defined in the Security Agreement) and any mortgages, security agreements, pledge agreements, Intellectual Property Security Agreements or other instruments evidencing or creating Liens on the assets of Holdings and the Loan Parties to secure the Secured Obligations, as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, executed by the Loan Parties and Holdings, together with each other applicable joinder agreement.

“Senior Secured Indebtedness”: with respect to any Person, the aggregate amount, without duplication, of Total Indebtedness of such Person as of the end of the most recently ended fiscal quarter for which internal financial statements are available plus the amount of any Total Indebtedness of such Person incurred subsequent to the end of such fiscal quarter and minus the amount of any Total Indebtedness of such Person redeemed, repaid, retired or extinguished subsequent to the end of such fiscal quarter, as determined in accordance with GAAP, secured by Liens other than Permitted Liens (excluding Permitted Liens incurred pursuant to clause (a)(26) or (b)(26) of the definition thereof, provided that, except in connection with the calculation of the Senior Secured Indebtedness to EBITDA Ratio for purposes of Section 7.6, Revolving Credit Indebtedness so secured shall be excluded from the calculation of Senior Secured Indebtedness).

In addition, to the extent that any Indebtedness is incurred pursuant to Section 7.1(b)(i)(II) or secured by any Lien pursuant to clause (a)(26)(ii), (a)(26)(iv), (b)(26)(ii) or (b)(26)(iv) of the definition of “Permitted Liens,” such Indebtedness may be refinanced from time to time with other Indebtedness (including by Indebtedness refinancing any such refinancing Indebtedness) in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) not exceeding the principal amount of, and premium (if any) and accrued interest on, the Indebtedness being refinanced plus any fees, premiums, underwriting discounts, costs and expenses relating to such refinancing, and such refinancing Indebtedness may be secured by any Lien, without further compliance with the Senior Secured Indebtedness to EBITDA Ratio thereunder.

“Senior Secured Indebtedness to EBITDA Ratio”: with respect to the Borrower, the ratio of (x) the Borrower’s Senior Secured Indebtedness, minus an amount of cash and Cash Equivalents held by the Borrower and its Subsidiaries as of the date of determination not exceeding $600.0 million, to (y) the Borrower’s EBITDA for the applicable Measurement Period.

Except in connection with the calculation of the Senior Secured Indebtedness to EBITDA Ratio for purposes of Section 7.6, for purposes of making the computation referred to above, if any Specified Transaction has been made by the Borrower or any of its Subsidiaries during the Measurement Period or subsequent to the Measurement Period and on or prior to the date of determination of the Senior Secured Indebtedness to EBITDA Ratio, the Senior Secured Indebtedness to EBITDA Ratio shall be calculated on a pro forma basis assuming that all such Specified Transactions (and the change in EBITDA resulting therefrom) had occurred on the first day of the Measurement Period. If, since the beginning of such Measurement Period, any Person became a Subsidiary or was merged with or into the Borrower or any of its Subsidiaries and, since the beginning of such Measurement Period, such Person shall have made any Specified Transaction that would have required adjustment pursuant to the immediately preceding sentence if made by the Borrower or a Subsidiary since the beginning of such Measurement Period, then the Senior Secured Indebtedness to EBITDA Ratio shall be calculated giving pro forma effect thereto for such period as if such Specified Transaction had occurred at the beginning of such Measurement Period.

For purposes of this definition, whenever pro forma effect is to be given to any Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower and may include, for the avoidance of doubt, cost savings, operating expense reductions and synergies (including revenue synergies, those related to new business and customer wins, the modifications or renegotiation of contracts and other arrangements and pricing adjustments and increases (in each case, net of any costs or expenses to implement or achieve the foregoing)) resulting from or related to any such Specified Transaction which is being given pro forma effect that have been or are expected to be realized and for which the actions necessary to realize such cost savings, reductions and synergies are taken or expected to be taken no later than 24 months after the date of any such Specified Transaction (in each case as though such cost savings, reductions and synergies had been realized on the first day of the applicable Measurement Period).

In the event that any calculation of the Senior Secured Indebtedness to EBITDA Ratio shall be made as of the date of the initial borrowing of any applicable Indebtedness after giving pro forma effect to the entire committed amount of such Indebtedness (as contemplated by Section 7.1(b)(i)(II) and clause (a)(26) or (b)(26), as applicable, of the definition of “Permitted Liens”), such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, and secured by Liens without further compliance with such ratio, provided that such committed amount shall be included as outstanding Indebtedness in any subsequent calculation of the Senior Secured Indebtedness to EBITDA Ratio, to the extent the commitment therefor then remains outstanding.

“Set”: the collective reference to SOFR Loans of a single Tranche, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such SOFR Loans shall originally have been made on the same day).

“Settlement Service”: as defined in Section 10.6(b).

“SOFR”: a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator”: the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing”: as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan”: a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Alternate Base Rate” or Section 3.1(c).

“Solicited Discount Proration”: as defined in Section 3.4(a)(iv)(D)(c).

“Solicited Discounted Prepayment Amount”: as defined in Section 3.4(a)(iv)(D)(a).

“Solicited Discounted Prepayment Notice”: an irrevocable written notice of the Borrower Solicitation of Discounted Prepayment Offers made pursuant to Section 3.4(a)(iv)(D) substantially in the form of Exhibit L.

“Solicited Discounted Prepayment Offer”: the irrevocable written offer by each Lender, substantially in the form of Exhibit M, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date”: as defined in Section 3.4(a)(iv)(D)(a).

“Solvent” and “Solvency”: with respect to the Borrower and its Subsidiaries on a consolidated basis on the Closing Date means (i) the Fair Value and Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Borrower and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature (all capitalized terms used in this definition (other than “Borrower” and “Subsidiary” which have the meanings set forth in this Agreement) shall have the meaning assigned to such terms in the form of solvency certificate attached hereto as Exhibit E).

“SONIA”: with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator”: the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website”: the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SONIA Interest Day”: as defined in the definition of “SONIA Rate”.

“SONIA Rate”: for any day (a “SONIA Interest Day”), SONIA for the day that is the fifth Business Day prior to (A) if SONIA Interest Day is a Business Day, such SONIA Interest Day or (B) if such SONIA Interest Day is not a Business Day, the Business Day immediately preceding SONIA Interest Day. Any change in the SONIA Rate due to a change in SONIA shall be effective from and including the effective date of such change in SONIA without notice to the Borrower. If by 5:00 pm (London time) on the second (2nd) Business Day immediately following any day “i”, SONIA in respect of such day “i” has not been published on the SONIA Administrator’s Website and a Benchmark Replacement Date with respect to SONIA has not occurred, then SONIA for such day “i” will be SONIA as published in respect of the first preceding Business Day for which SONIA was published on the SONIA Administrator’s Website; provided that SONIA as determined pursuant to this sentence shall be utilized for purposes of calculation of the SONIA Rate for no more than three (3) consecutive Business Days. The SONIA Rate shall be deemed to not be less than 0.00% per annum in all cases.

“SONIA Rate Borrowing”: as to any Borrowing, the SONIA Rate Loans comprising such Borrowing.

“SONIA Rate Loans”: any Loan bearing interest at a rate determined by reference to the SONIA Rate.

“Special Purpose Subsidiary”: any Subsidiary of the Borrower that (a) is engaged solely in (x) the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto and/or (ii) owning or holding Capital Stock of any Special Purpose Subsidiary and/or engaging in any financing or refinancing in respect thereof, and (y) any business or activities incidental or related to such business, and (b) is designated as a “Special Purpose Subsidiary” by the Borrower.

“Specified Discount”: as defined in Section 3.4(a)(iv)(B)(a).

“Specified Discount Prepayment Amount”: as defined in Section 3.4(a)(iv)(B)(a).

“Specified Discount Prepayment Notice”: an irrevocable written notice of the Borrower Offer of Specified Discount Prepayment made pursuant to Section 3.4(a)(iv)(B) substantially in the form of Exhibit N.

“Specified Discount Prepayment Response”: the written response by each Lender, substantially in the form of Exhibit O, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date”: as defined in Section 3.4(a)(iv)(B)(a).

“Specified Discount Proration”: as defined in Section 3.4(a)(iv)(B)(c).

“Specified Refinancing Facilities”: as defined in Section 2.9(a).

“Specified Refinancing Lenders”: as defined in Section 2.9(b).

“Specified Refinancing Loans”: as defined in Section 2.9(a).

“Specified Transaction”: (a) any designation of operations or assets of the Borrower or a Subsidiary as discontinued operations (as defined under GAAP), (b) any investment that results in a Person becoming a Subsidiary, (c) any purchase or other acquisition of a business of any Person, of assets constituting a business unit, line of business or division of any Person or (d) any asset sale or other disposition (i) that results in a Subsidiary ceasing to be a Subsidiary of the Borrower or (ii) of a business, business unit, line of business or division of the Borrower or a Subsidiary, in each case whether by merger, consolidation or otherwise.

“Sponsor”: Access Industries, LLC and any successor in interest thereto.

“Spot Rate”: for a currency means the rate determined in good faith by the Administrative Agent or the applicable Issuing Bank to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the applicable Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for such currency; provided further that the applicable Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Standard Securitization Undertakings”: representations, warranties, covenants and indemnities entered into by Holdings or any Subsidiary of Holdings which the Borrower has determined in good faith to be customary in a Securitization Financing, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity”: with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Sterling”, “GBP” and “£”: the lawful currency of the United Kingdom.

“Stockholder Agreement”: the Stockholder Agreement, dated May 29, 2020, by and among the Company, the Sponsor and/or its Affiliates, as the same may be amended, supplemented, waived or otherwise modified from time to time, provided that the Stockholder Agreement as so amended, supplemented, waived or otherwise modified (other than in the case of an amendment to effect the Borrower becoming a party to or otherwise bound by the Stockholder Agreement) is not materially less advantageous to the Lenders in the good faith judgment of the Board of Directors of the Borrower than the Stockholder Agreement as in effect on the Closing Date.

“Submitted Amount”: as defined in Section 3.4(a)(iv)(C)(a).

“Submitted Discount”: as defined in Section 3.4(a)(iv)(C)(a).

“Subordinated Indebtedness”: (a) with respect to the Borrower, indebtedness of the Borrower that is by its terms subordinated in right of payment to the Loans and (b) with respect to any Guarantor, any Indebtedness of such Guarantor that is by its terms subordinated in right of payment to its Guarantee of the Loans.

“Subsidiary”: with respect to any specified Person:

(1) any corporation, association or other business entity, of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Wholly Owned Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantee”: the guaranty of the Facility Obligations of the Borrower under the Loan Documents provided pursuant to the Guarantee Agreement.

“Subsidiary Guarantor”: each Domestic Subsidiary that is a Wholly Owned Subsidiary (other than any Excluded Subsidiary) of the Borrower which executes and delivers the Guarantee pursuant to Section 5.1(a) or a supplement to the Guarantee Agreement, in each case, unless and until such time as the respective Subsidiary Guarantor (a) ceases to constitute a Domestic Subsidiary of the Borrower in accordance with the terms and provisions hereof, (b) [reserved] or (c) is released from all of its obligations under the Guarantee Agreement in accordance with terms and provisions thereof.

“Successor Borrower”: as defined in Section 7.3(a).

“Supported QFC”: as defined in Section 10.22(a).

“Syndication Agents”: collectively, BofA Securities, Inc., Citibank, N.A., Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., Fifth Third Bank, National Association, Deutsche Bank Securities Inc., Barclays Bank PLC, RBC Capital Markets and Sumitomo Mitsui Banking Corporation, each solely in its capacity as a syndication agent under the Loan Documents.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“Taxes”: any and all present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Term Commitment”: as to any Tranche A Term Lender, the Tranche A Term Loan Commitment of such Lender.

“Term Incremental Commitments”: as defined in Section 2.6(a).

“Term Lender”: the several banks and other financial institutions from time to time parties to this Agreement together with, in each case, any affiliate of any such bank or financial institution through which such bank or financial institution elects, by notice to the Administrative Agent and the Borrower to make any Term Loans available to the Borrower, provided that for all purposes of voting or consenting with respect to (a) any amendment, supplementation or modification of any Loan Document, (b) any waiver of any of the requirements of any Loan Document or any Default or Event of Default and its consequences or (c) any other matter as to which a Lender may vote or consent pursuant to Section 10.1, the bank or financial institution making such election shall be deemed the “Term Lender” rather than such affiliate, which shall not be entitled to so vote or consent.

“Term Loan Facility Obligations”: obligations of the Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, fees and interest (including interest accruing during (or that would accrue but for) the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on and reimbursement obligations in connection with the Term Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower and the other Loan Parties under this Agreement and the other Loan Documents.

“Term Loans”: the Tranche A Term Loans and Extended Term Loans, as the context shall require.

“Term SOFR”:

(1) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(2) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR SOFR Determination Day;

provided that Term SOFR shall be deemed to not be less than 0.00% per annum in all cases.

“Term SOFR Administrator”: CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion, in consultation with the Borrower).

“Term SOFR Reference Rate”: the forward-looking term rate based on SOFR.

“Threshold Amount”: $75.0 million.

“Total Indebtedness”: with respect to any Person, the aggregate amount, without duplication, of Indebtedness consisting of Indebtedness for borrowed money, Capitalized Lease Obligations, purchase money indebtedness and debt obligations evidenced by bonds, notes, debentures or similar instruments, Disqualified Stock and (in the case of any Subsidiary that is not a Guarantor) Preferred Stock of such Person as of the end of the most recently ended fiscal quarter for which internal financial statements are available plus the amount of any such Indebtedness of such Person incurred subsequent to the end of such fiscal quarter and minus the amount of any such Indebtedness of such Person redeemed, repaid, retired or extinguished subsequent to the end of such fiscal quarter, as determined in accordance with GAAP (provided that Revolving Credit Indebtedness, Indebtedness in respect of any Securitization Financing completed by a Securitization Subsidiary and Indebtedness of any bona fide joint venture shall be excluded from the calculation of Total Indebtedness).

“Total Indebtedness to EBITDA Ratio”: with respect to the Borrower, the ratio of (x) the Borrower’s Total Indebtedness, minus an amount of cash and Cash Equivalents held by the Borrower and its Subsidiaries as of the date of determination not exceeding $600.0 million, to (y) the Borrower’s EBITDA for the applicable Measurement Period; provided that the $600.0 million cap set forth in clause (x) above shall not apply for purposes of calculating the Total Indebtedness to EBITDA Ratio in connection with determining compliance with the financial covenant set forth in Section 7.6(a)(ii) and Section 7.6(b)(ii) hereof.

For purposes of making the computation referred to above, if any Specified Transaction has been made by the Borrower or any of its Subsidiaries during the Measurement Period or subsequent to the Measurement Period and on or prior to the date of determination of the Total Indebtedness to EBITDA Ratio, the Total Indebtedness to EBITDA Ratio shall be calculated on a pro forma basis assuming that all such Specified Transactions (and the change in EBITDA resulting therefrom) had occurred on the first day of the Measurement Period. If, since the beginning of such Measurement Period, any Person became a Subsidiary or was merged with or into the Borrower or any of its Subsidiaries and, since the beginning of such Measurement Period, such Person shall have made any Specified Transaction that would have required adjustment pursuant to the immediately preceding sentence if made by the Borrower or a Subsidiary since the beginning of such Measurement Period, then the Total Indebtedness to EBITDA Ratio shall be calculated giving pro forma effect thereto for such period as if such Specified Transaction had occurred at the beginning of such Measurement Period.

For purposes of this definition, whenever pro forma effect is to be given to any Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower and may include, for the avoidance of doubt, cost savings, operating expense reductions and synergies (including revenue synergies, those related to new business and customer wins, the modifications or renegotiation of contracts and other arrangements and pricing adjustments and increases (in each case, net of any costs or expenses to implement or achieve the foregoing)) resulting from or related to any such Specified Transaction which is being given pro forma effect that have been or are expected to be realized and for which the actions necessary to realize such cost savings, reductions and synergies are taken or expected to be taken no later than 24 months after the date of any such Specified Transaction (in each case as though such cost savings, reductions and synergies had been realized on the first day of the applicable Measurement Period).

In the event that any calculation of the Total Indebtedness to EBITDA Ratio shall be made as of the date of the initial borrowing of any applicable Indebtedness after giving pro forma effect to the entire committed amount of such Indebtedness, such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, provided that such committed amount shall be included as outstanding Indebtedness in any subsequent calculation of the Total Indebtedness to EBITDA Ratio, to the extent the commitment therefor then remains outstanding.

“Total Revolving Commitment”: at any time, the aggregate amount of the Revolving Commitments, as in effect at such time.

“Tranche”: with respect to Loans or commitments, refers to whether such Loans or commitments are (1) Tranche A Term Loans or Tranche A Term Loan Commitments, (2) Initial Revolving Loans or Initial Revolving Commitments, (3) Incremental Loans or Incremental Commitments with the same terms and conditions made on the same day and any Term Incremental Commitments and Loans or Revolving Incremental Commitments and Loans, in each case, in respect thereof added to such Tranche pursuant to Section 2.6, (4) Extended Term Loans (of the same Extension Series), (5) Extended Revolving Loans or Extended Revolving Commitments (of the same Extension Series) or (6) Specified Refinancing Facilities with the same terms and conditions made on the same day.

“Tranche A Term Lender”: any Lender having a Tranche A Term Loan Commitment and/or a Tranche A Term Loan outstanding hereunder.

“Tranche A Term Loan”: as defined in Section 2.2(a). The aggregate principal amount of the Tranche A Term Loans on the Closing Date after giving effect to the incurrence of the Tranche A Term Loans and the application of proceeds thereof shall be $1,295,000,000.

“Tranche A Term Loan Commitment”: as to any Lender, its obligation to make Tranche A Term Loans to the Borrower pursuant to Section 2.2(a) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name in Schedule A under the heading “Tranche A Term Loan Commitment”; collectively, as to all the Tranche A Term Lenders, the “Tranche A Term Loan Commitments”. The original aggregate amount of the Tranche A Term Loan Commitments on the Closing Date is $1,295,000,000.

“Tranche A Term Loan Maturity Date”: March 11, 2031.

“Transferee”: any Participant or Assignee.

“Type”: the type of Loan determined based on the interest option applicable thereto, with there being (x) two Types of Term Loans hereunder, namely ABR Loans and SOFR Loans and (y) four Types of Revolving Loans hereunder, namely SOFR Loans, EURIBO Rate Loans, SONIA Rate Loans and the ABR Loans, as applicable.

“UCC”: the Uniform Commercial Code as in effect in the State of New York from time to time.

“UK Financial Institutions”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.

“United States Person”: any United States person within the meaning of Section 7701(a)(30) of the Code.

“U.S. Government Securities Business Day”: any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regimes”: as defined in Section 10.22(a).

“U.S. Tax Compliance Certificate”: as defined in Section 3.11(b)(vii).

“Voting Stock”: as to any Person, the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years (and/or portion thereof) obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then-remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then-outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary”: any Subsidiary that is a Wholly Owned Subsidiary.

“Wholly Owned Subsidiary”: of any Person means a subsidiary of such Person of which securities (except for (a) directors’ qualifying shares, (b) shares held by nominees and (c) shares held by foreign nationals as required by applicable Law) or other ownership interests representing 100% of the Capital Stock are, at the time any determination is being made, owned, Controlled or held by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Other Definitional Provisions. Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto.

(a) As used herein and in any Notes and any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(b) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. With respect to any Default or Event of Default, the words “exists,” “is continuing” or similar expressions with respect thereto shall mean that such Default or Event of Default has occurred and has not yet been cured or waived. If any Default or Event of Default has occurred hereunder (any such Default or Event of Default, an “Initial Default”) and is subsequently cured (a “Cured Default”), any other Default, Event of Default or failure of a condition precedent that resulted or may have resulted from (i) the making or deemed making of any representation or warranty by any Loan Party or (ii) the taking of any action or omission by any Loan Party or any Subsidiary of any Loan Party, in each case which subsequent Default, Event of Default or failure would not have arisen had the Cured Default not been continuing at the time of such representation, warranty, action or omission, shall be deemed to automatically be cured or satisfied, as applicable, upon, and simultaneously with, the cure of the Cured Default, so long as at the time of such representation, warranty, action or omission, no Responsible Officer of the Borrower had knowledge of any such Initial Default. To the extent not already so notified, the Borrower will provide prompt written notice of any such automatic cure to the Administrative Agent after a Responsible Officer of the Borrower knows of the occurrence of any such automatic cure.

(c) Any financial ratios, including any required to be satisfied in order for a specific action to be permitted under this Agreement, shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

(d) Any references in this Agreement to “cash and/or Cash Equivalents”, “cash, Cash Equivalents and/or Investment Grade Securities” or any similar combination of the foregoing shall be construed as not double counting cash or any other applicable amount which would otherwise be duplicated therein.

(e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(f) In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement which requires that no Default, Event of Default, specified Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as no Default, Event of Default, specified Default or specified Event of Default, as applicable, exists on the date (x) a definitive agreement for such Limited Condition Transaction is entered into, (y) in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers (or any equivalent thereof under the laws, rules or regulations in any other applicable jurisdiction) applies, on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of a target of a Limited Condition Transaction is made (or the equivalent notice under such equivalent laws, rules or regulations in such other applicable jurisdiction) or (z) notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is given. For the avoidance of doubt, if the Borrower has exercised its option under the first sentence of this clause (g), and any Default, Event of Default, specified Default or specified Event of Default, as applicable, occurs following the date (x) a definitive agreement for the applicable Limited Condition Transaction was entered into, (y) in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers (or any equivalent thereof under the laws, rules or regulations in any other applicable jurisdiction) applies, on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of a target of a Limited Condition Transaction is made (or the equivalent notice under such equivalent laws, rules or regulations in such other applicable jurisdiction) or (z) notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is given and prior to the consummation of such Limited Condition Transaction, any such Default, Event of Default, specified Default or specified Event of Default, as applicable, shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder; provided, that this clause (f) shall not apply for purposes of determining compliance with Section 7.6.

(g) In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(i) determining compliance with any provision of this Agreement which requires the calculation of the Senior Secured Indebtedness to EBITDA Ratio, the Total Indebtedness to EBITDA Ratio or any other financial measure;

(ii) testing baskets set forth in this Agreement (including baskets measured as a percentage of EBITDA); or

(iii) any other determination as to whether any such Limited Condition Transaction and any related transactions (including any financing thereof) complies with the covenants or agreements contained in this Agreement;

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date (x) a definitive agreement for such Limited Condition Transaction is entered into, (y) in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers (or any equivalent thereof under the laws, rules or regulations in any other applicable jurisdiction) applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of a target of a Limited Condition Transaction is made (or the equivalent notice under such equivalent laws, rules or regulations in such other applicable jurisdiction) or (z) notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is given, as applicable (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence or discharge of Indebtedness and Liens and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters of the Borrower ending prior to the LCT Test Date for which consolidated financial statements of the Borrower are available, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio, basket or amount, such ratio, basket or amount shall be deemed to have been complied with; provided that (a) if financial statements for one or more subsequent fiscal years or quarters shall have been delivered pursuant to Section 6.1(a) or 6.1(b) prior to the date on which such Limited Condition Transaction is consummated, the Borrower may elect, in its sole discretion, to re-determine all such ratios, baskets or amounts on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date for purposes of such ratios, baskets or amounts and (b) except as contemplated in the foregoing clause (a), compliance with such ratios, baskets or amounts (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transactions related thereto (including any incurrence or discharge of Indebtedness and Liens and the use of proceeds thereof). For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, baskets or amounts for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, basket or amount, including due to fluctuations in exchange rates or in EBITDA of the Borrower or the Person subject to such Limited Condition Transaction or any applicable currency exchange rate, at or prior to the consummation of the relevant transaction or action, such ratios, baskets or amounts will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, basket or amount with respect to the Incurrence or discharge of Indebtedness or Liens, or the making of dividends, distributions, investments, asset sales, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower on or following the relevant LCT Test Date and prior to the earlier of the date on which (1) such Limited Condition Transaction is consummated, (2) the definitive agreement for, or firm offer in respect of, such Limited Condition Transaction (if an acquisition or investment) is terminated or expires without consummation of such Limited Condition Transaction or (3) such notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is revoked or expires without consummation, any such ratio, basket or amount shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence or discharge of Indebtedness and Liens and the use of proceeds thereof) have been consummated; provided, that this clause (g) shall not apply for purposes of determining compliance with Section 7.6.

(h) Any reference herein or in any other Loan Document to (i) a transfer, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (collectively, a “Division”), as if it were a transfer, assignment, sale or transfer, or similar term, as applicable, to a separate Person, and (ii) a merger, consolidation, amalgamation or consolidation, or similar term, shall be deemed to apply to the division of or by a limited liability company, or an allocation of assets to a series of a limited liability company, or the unwinding of such a division or allocation, as if it were a merger, consolidation, amalgamation or consolidation or similar term, as applicable, with a separate Person.

(i) Currency Equivalents Generally.

(i) Any amount specified in this Agreement (other than in Sections 2, 3, 9 and 10 or in respect of Borrowings, Revolving Loans or Letters of Credit) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by the Administrative Agent at the close of business on the Business Day immediately preceding any date of determination thereof, to prime banks in New York, New York for the spot purchase in the New York foreign exchange market of such amount in Dollars with such other currency; provided that, if any basket is exceeded solely as a result of fluctuations in applicable currency exchange rates after the last time such basket was utilized, such basket will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates.

(ii) The Administrative Agent or the applicable Issuing Bank, as applicable, shall determine in good faith the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Borrowings, Revolving Loans and Letters of Credit denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date with respect to such Borrowing, Revolving Loan or Letter of Credit occurs.

SECTION 2 Amount and Terms of Commitments

2.1 The Revolving Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Revolving Lender holding an Initial Revolving Commitment agrees, severally and not jointly, to make Initial Revolving Loans to the Borrower in Dollars or in one or more Alternative Currencies, at any time and from time to time on and after the Closing Date, and until the earlier of the Initial Revolving Maturity Date and the termination of the Initial Revolving Commitment of such Revolving Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Revolving Lender’s Individual Revolving Lender Exposure exceeding such Revolving Lender’s Initial Revolving Commitment. Within the limits set forth in this Section 2.1 and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans.

2.2 The Loans.

(a) The Term Borrowings. Subject to the terms and conditions hereof, each Term Lender holding a Tranche A Term Loan Commitment severally agrees to make, in Dollars, in a single draw on the Closing Date, one or more term loans (each, a “Tranche A Term Loan”) to the Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name in Schedule A under the heading “Tranche A Term Loan Commitment”, as such amount may be adjusted or reduced pursuant to the terms hereof, which Tranche A Term Loans:

(i) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or SOFR Loans; and

(ii) shall be made by each such Lender in an aggregate principal amount which does not exceed the Tranche A Term Loan Commitment of such Lender.

Once repaid, Tranche A Term Loans incurred hereunder may not be reborrowed. On the Closing Date (after giving effect to the incurrence of Tranche A Term Loans on such date), the Tranche A Term Loan Commitment of each Lender shall automatically terminate.

(b) The Revolving Credit Borrowings.

(i) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans in Dollars or in one or more Alternative Currencies made by the Revolving Lenders ratably in accordance with their Revolving Commitments; provided, however, that the failure of any Revolving Lender to make any Revolving Loan shall not in itself relieve any other Revolving Lender of its obligation to lend hereunder (it being understood, however, that no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make any Revolving Loan required to be made by such other Revolving Lender). Except for Revolving Loans deemed made pursuant to Section 2.2(b)(vi), the Revolving Loans comprising any Borrowing shall be made in an aggregate principal amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof (or, equal to the remaining available balance of the Revolving Commitments) and (y) (i) in the case of SOFR Loans in Dollars, $1,000,000 or a whole multiple of $500,000 in excess thereof (or equal to the remaining available balance of the Revolving Commitments), (ii) in the case of EURIBO Rate Loans in EUR, €1,000,000 or a whole multiple of €500,000 in excess thereof (or equal to the remaining available balance of the Revolving Commitments) or (iii) in the case of SONIA Rate Loans in Sterling, £1,000,000 or a whole multiple of £500,000 in excess thereof (or equal to the remaining available balance of Revolving Commitments).

(ii) Subject to Section 2.2(b)(vi), 3.7 and 3.9, each Borrowing of Revolving Loans shall be comprised entirely of ABR Loans, SOFR Loans or RFR Loans as the Borrower may request pursuant to Section 2.4 and any ABR Loan may only be denominated in Dollars. Each Revolving Lender may at its option make any SOFR Loan or RFR Loan by causing any domestic or foreign branch or Affiliate of such Revolving Lender to make such Revolving Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Revolving Loan in accordance with the terms of this Agreement. Borrowings of Revolving Loans of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than ten SOFR Borrowings, EURIBO Rate Borrowings and SONIA Rate Borrowings, collectively outstanding hereunder at any time (or such greater number of SOFR Borrowings, EURIBO Rate Borrowings and SONIA Rate Borrowings permitted by the Administrative Agent in its sole discretion). For purposes of the foregoing, Borrowings having different Interest Periods or currencies, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(iii) Except with respect to Loans made pursuant to Section 2.2(b)(vi), each Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than, in the case of a Loan denominated in Dollars, 1:00 p.m., New York City time and, in the case of a Loan denominated in an Alternative Currency, 8.30 a.m., New York City time, and the Administrative Agent shall in each case promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Revolving Lenders.

(iv) Unless the Administrative Agent shall have received notice from a Revolving Lender prior to the date of any Borrowing that such Revolving Lender will not make available to the Administrative Agent such Revolving Lender’s portion of such Borrowing, the Administrative Agent may assume that such Revolving Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with clause (iii) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable at the time to the Revolving Loans comprising such Borrowing and (ii) in the case of such Revolving Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Revolving Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Revolving Lender’s Revolving Loan as part of such Borrowing for purposes of this Agreement.

(v) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Borrowing of Initial Revolving Loans if the Interest Period requested with respect thereto would end after the Initial Revolving Maturity Date.

(vi) If an Issuing Bank shall not have received from the Borrower the payment required to be made by Section 2.10(e) within the time specified in such Section, such Issuing Bank will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each Lender of such L/C Disbursement and its Revolving Commitment Percentage thereof (which, in the case of an L/C Disbursement made with respect to a Letter of Credit denominated in an Alternative Currency, shall be a Dollar amount calculated by reference to the Dollar Equivalent of the L/C Disbursement). Each Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), an amount in Dollars equal to such Lender’s Revolving Commitment Percentage of such L/C Disbursement (it being understood that (i) if the conditions precedent to borrowing set forth in Sections 5.2(b) and (c) have been satisfied, such amount shall be deemed to constitute an ABR Loan of such Lender and, to the extent of such payment, the obligations of the Borrower in respect of such L/C Disbursement shall be discharged and replaced with the resulting ABR Borrowing, and (ii) if such conditions precedent to borrowing have not been satisfied, then any such amount paid by any Lender shall not constitute a Revolving Loan and shall not relieve the Borrower from its obligation to reimburse such L/C Disbursement), and the Administrative Agent will promptly pay to the applicable Issuing Bank amounts so received by it from the Revolving Lenders. The Administrative Agent will promptly pay to the applicable Issuing Bank any amounts received by it from the Borrower pursuant to Section 2.10(e) prior to the time that any Revolving Lender makes any payment pursuant to this clause (vi); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made such payments and to the applicable Issuing Bank, as their interests may appear. If any Revolving Lender shall not have made its Revolving Commitment Percentage of such L/C Disbursement available to the Administrative Agent as provided above, such Revolving Lender and the Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent for the account of the applicable Issuing Bank at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 3.1(b) and (ii) in the case of such Revolving Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.

2.3 Notes. (a) The Borrower agrees that, upon the request to the Administrative Agent by any Term Lender made on or prior to the Closing Date (in the case of requests relating to Tranche A Term Loans) or in connection with any assignment pursuant to Section 10.6(b), in order to evidence such Lender’s Term Loan, the Borrower will execute and deliver to such Term Lender a promissory note substantially in the form of Exhibit A (each, as amended, supplemented, replaced or otherwise modified from time to time, a “Note”), in each case with appropriate insertions therein as to payee, date and principal amount, payable to such Term Lender and in a principal amount equal to the unpaid principal amount of the applicable Term Loans made (or acquired by assignment pursuant to Section 10.6(b)) by such Term Lender to the Borrower. Each Note in respect of Tranche A Term Loans shall be dated the Closing Date. Each Note shall be payable as provided in Section 2.3(c), and provide for the payment of interest in accordance with Section 3.1.

(b) Any Revolving Lender may request that Revolving Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Revolving Lender a promissory note payable to such Revolving Lender and its permitted registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrower. Notwithstanding any other provision of this Agreement, in the event any Revolving Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 10.6) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

2.4 Procedure for Borrowing.

(a) Term Loan. The Borrower shall have given the Administrative Agent notice (which notice must have been received by the Administrative Agent prior to 9:00 A.M., New York City time, and shall be irrevocable after funding) on (i) in the case of the Tranche A Term Loans, the Closing Date, specifying the amount of the Tranche A Term Loans to be borrowed. Upon receipt of such notice, the Administrative Agent shall promptly notify each applicable Term Lender thereof. Each Term Lender (i) having a Tranche A Term Loan Commitment will make the amount of its pro rata share of the Tranche A Term Loan Commitments available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 10.2 prior to 10:00 A.M., New York City time, on the Closing Date in funds immediately available to the Administrative Agent. The Administrative Agent shall on such date credit the account of the Borrower on the books of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

(b) Revolving Loan. In order to request a Borrowing of Revolving Loans (other than a deemed Borrowing pursuant to Section 2.2(b)(vi), as to which this Section 2.4 shall not apply), the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a SOFR Borrowing, not later than 12:00 (noon), New York City time, three Business Days before a proposed Borrowing or, in the case of any SOFR Borrowing to be made on the Closing Date, not later than 12:00 (noon) New York City time, one Business Day prior to the Closing Date, (b) in the case of an ABR Borrowing, not later than 12:00 (noon), New York City time, on the requested date of Borrowing, (c) in the case of a EURIBO Rate Borrowing, not later than 12:00 (noon) New York City time, three Business Days prior to the requested date of such EURIBO Rate Borrowing and (d) in the case of a SONIA Rate Borrowing, not later than 12:00 (noon) New York City time, five Business Days prior to the requested date of such SONIA Rate Borrowing. Each such telephonic Borrowing Request shall be irrevocable (provided that, any telephonic notification or Borrowing Request in respect of a Borrowing to be made on the Closing Date may be revoked and/or extended by not more than 5 Business Days pending satisfaction of the conditions set out in Section 5), and shall be confirmed promptly by electronic mail or fax to the Administrative Agent of a written Borrowing Request and shall specify the following information: (i) whether the Borrowing then being requested is to be a SOFR Borrowing, a EURIBO Rate Borrowing, a SONIA Rate Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; (v) if such Borrowing is to be a SOFR Borrowing, a EURIBO Rate Borrowing or a SONIA Rate Borrowing, the Interest Period with respect thereto; and (vi) if such Borrowing is to be a SOFR Borrowing, a EURIBO Rate Borrowing or a SONIA Rate Borrowing, the currency of such Borrowing; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.2. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any SOFR Borrowing, EURIBO Rate Borrowing or SONIA Rate Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no currency with respect to a Borrowing is specified, the currency shall be in Dollars in case of an ABR

Borrowing or SOFR Borrowing, and in case of a Borrowing in an Alternative Currency, the currency shall be EUR for EURIBO Rate Borrowings and Sterling for SONIA Rate Borrowings. The Administrative Agent shall promptly advise the applicable Revolving Lenders of any notice given pursuant to this Section 2.4 (and the contents thereof), and of each Revolving Lender’s portion of the requested Borrowing.

2.5 Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent (in the currency in which such Loan is denominated) for the account of each Lender the then unpaid principal amount of (i) each Term Loan of such Lender made to the Borrower, on the Tranche A Term Loan Maturity Date and (ii) each Initial Revolving Loan of such Lender made to the Borrower on the Initial Revolving Maturity Date (or such earlier date on which the Loans become due and payable pursuant to Section 8). The Borrower hereby further agrees to pay interest on the unpaid principal amount of such Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 3.1.

(b) Each Lender shall maintain, in accordance with its usual practice, an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the currency and amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain the Register pursuant to Section 10.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the currency and the amount of each Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower or any Guarantor to each applicable Lender hereunder, (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each applicable Lender’s share thereof and (iv), with respect to Loans in an Alternative Currency, the Dollar Equivalent of that Loan as calculated in respect of the most recently occurring Revaluation Date.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to Sections 2.5(b) and (c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

2.6 Incremental Facilities. (a) So long as no Event of Default under Section 8.1 (a) or (f) exists or would arise therefrom (provided that, to the extent the proceeds of Term Loans made pursuant to any Incremental Commitment will be used to consummate a Limited Condition Transaction, the requirement that there be no Event of Default under Section 8.1(a) or (f) shall only be required to be satisfied on the date on which definitive agreements with respect to such Limited Condition Transaction are entered into), the Borrower shall have the right, at any time and from time to time, (i) to increase the Existing Term Loans by requesting new term loan commitments to be added to an Existing Term Tranche of Term Loans (the “Term Incremental

Commitments”) and (ii) to increase the Existing Revolving Tranche of Revolving Commitments by requesting new Revolving Commitments be added to an Existing Revolving Tranche of Revolving Commitments (the “Revolving Incremental Commitments” and, together with the Term Incremental Commitments, the “Incremental Commitments”), provided that, (i) the aggregate amount of Incremental Commitments permitted pursuant to this Section 2.6 shall not exceed, at the time the respective Incremental Commitment becomes effective (A) the greater of $1,800 million and 100.0% of EBITDA (for the Measurement Period applicable at the time of the incurrence of such Indebtedness) plus (B) the maximum aggregate principal amount (as of the date of incurrence of any such Indebtedness and after giving pro forma effect to the incurrence thereof and the application of the net proceeds therefrom (or as of the date of the initial borrowing of such Indebtedness after giving pro forma effect to the incurrence of the entire committed amount of such Indebtedness)) that can be incurred without exceeding (x) other than during a Collateral Suspension Period, a Senior Secured Indebtedness to EBITDA Ratio for the Borrower of 4.00 to 1.00 (it being understood that for purposes of determining compliance under this clause (i)(B)(x), except as provided in clause (z) of the last proviso of this Section 2.6(a)(i), any Indebtedness incurred under this clause (i)(B)(x) (whether or not secured), other than Revolving Credit Indebtedness, will be included in the amount of Senior Secured Indebtedness for purposes of calculating the Senior Secured Indebtedness to EBITDA Ratio) or (y) during a Collateral Suspension Period, a Total Indebtedness to EBITDA Ratio for the Borrower of 3.00 to 1.00 (it being understood that for purposes of determining compliance under this clause (i)(B)(y), except as provided in clause (z) of the last proviso of this Section 2.6(a)(i), any Indebtedness incurred under this clause (i)(B)(y) (whether or not secured), other than Revolving Credit Indebtedness, will be included in the amount of Total Indebtedness for purposes of calculating the Total Indebtedness to EBITDA Ratio); (ii) if any portion of an Incremental Commitment is to be incurred in reliance on clause (i)(B) above, the Borrower shall have delivered a certificate to the Administrative Agent, certifying the amount of the available basket in such clause to be used for the incurrence of such Incremental Commitment or compliance with the financial test set forth in such clause (together with calculations demonstrating compliance with such test), as applicable, and (iii) if any portion of an Incremental Commitment is to be incurred in reliance on clause (i)(A) above, the Borrower shall have delivered a certificate to the Administrative Agent, certifying the amount of the available basket in such clause to be used for the incurrence of such Incremental Commitment; provided, further, that (x) the Borrower may elect to use capacity under clause (i)(B) above prior to using capacity under clause (i)(A) above, (y) that any portion of any Incremental Commitments incurred in reliance on clause (i)(A) above shall be automatically reclassified (including for purposes of clause (a)(26) or (b)(26), as applicable, of the definition of “Permitted Liens”) as incurred under clause (i)(B) if the Borrower meets the applicable Senior Secured Indebtedness to EBITDA Ratio or Total Indebtedness to EBITDA Ratio, as applicable, at such time, on a pro forma basis and (z) any amounts incurred under clause (i)(A) above, concurrently incurred with, or in a single transaction or series of related transactions with, amounts incurred under clause (i)(B) above or under clause (a)(26) or (b)(26), as applicable, of the definition of “Permitted Liens” will not count as indebtedness for the purposes of calculating the Senior Secured Indebtedness to EBITDA Ratio or Total Indebtedness to EBITDA Ratio, as applicable, to determine availability at such time under clause (i)(B) or capacity under clause (a)(26) or (b)(26), as applicable, of the definition of “Permitted Liens”). Each Incremental Commitment made available pursuant to this Section 2.6 shall be in a minimum aggregate amount of at least $15.0 million and in integral multiples of $5.0 million in excess thereof or such lower minimum amounts or multiples as agreed to by the Administrative Agent, in its reasonably discretion from time to time.

(b) Each request from the Borrower pursuant to this Section 2.6 shall set forth the requested amount and proposed terms of the relevant Incremental Commitments. The Incremental Commitments (or any portion thereof) may be made by any existing Lender or by any other bank or financial institution (any such bank or other financial institution, an “Additional Lender”); provided that if such Additional Lender is not already a Lender hereunder or an Affiliate of a Lender hereunder or an Approved Fund, the consent of the Administrative Agent and (in the case of Revolving Incremental Commitments) the Issuing Banks (such consent not to be unreasonably withheld or delayed) shall be required (it being understood that any such Additional Lender that is an Affiliated Lender shall be subject to the provisions of Section 10.6(h), mutatis mutandis, to the same extent as if such Incremental Commitments and related Obligations had been obtained by such Lender by way of assignment). It is understood and agreed that (i) no Lender shall have any obligation whatsoever to agree to any increase in its Commitment and (ii) if any existing Lender does not accept an offer to provide Incremental Commitments within the time specified for acceptance of such offer, such Lender shall be deemed to have declined to provide such Incremental Commitment.

(c) Term Incremental Commitments and Revolving Incremental Commitments, as applicable, shall become commitments under this Agreement pursuant to a supplement specifying the Tranche of Commitments to be increased, executed by the Borrower and each increasing Lender substantially in the form attached hereto as Exhibit F (the “Increase Supplement”) or by each Additional Lender substantially in the form attached hereto as Exhibit G (the “Lender Joinder Agreement”), as the case may be, which shall be delivered to the Administrative Agent for recording in the Register. An Increase Supplement or Lender Joinder Agreement may, without the consent of any other Lender, effect such amendments to the Loan Documents as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to effect the provisions of this Section 2.6. Upon effectiveness of the Lender Joinder Agreement each Additional Lender shall be a Lender for all intents and purposes of this Agreement and, as applicable, the term loan made pursuant to such Term Incremental Commitment shall be a Term Loan, and the commitments made pursuant to such Revolving Incremental Commitment shall be Revolving Commitments. Upon the effectiveness of the Increase Supplement or the Lender Joinder Agreement, as the case may be, in each case with respect to any Revolving Incremental Commitments, outstanding Revolving Loans and/or participations in outstanding L/C Exposure of the applicable Existing Revolving Tranche, as the case may be, shall be reallocated (and the increasing Revolving Lender or joining Additional Lender, as applicable, shall make appropriate payments representing principal, with the Borrower making any necessary payments of accrued interest) so that after giving effect thereto the increasing Revolving Lender or the joining Additional Lender, as the case may be, and the other Revolving Lenders of the applicable Existing Revolving Tranche share ratably in the total Aggregate Revolving Lender Exposure in accordance with the applicable Revolving Commitments (and notwithstanding Section 10.5, no Borrower shall be liable for any amounts under Section 10.5 as a result of such reallocation).

2.7 Permitted Debt Exchanges. (a) Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower to all Term Lenders (other than any Term Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor”

(as defined in Rule 501 under the Securities Act)) with outstanding Term Loans of a particular Tranche, as selected by the Borrower, the Borrower may from time to time consummate one or more exchanges of Term Loans of such Tranche for Indebtedness in the form of notes (such notes, “Permitted Debt Exchange Notes,” and each such exchange a “Permitted Debt Exchange”), so long as the following conditions are satisfied: (i) the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged shall equal the aggregate principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Term Loans, (ii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on the date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Term Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Term Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), (iii) if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) tendered by Term Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Term Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount of the applicable Tranche actually held by it) shall exceed the maximum aggregate principal amount of Term Loans offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans subject to such Permitted Debt Exchange Offer tendered by such Term Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (iv) each such Permitted Debt Exchange Offer shall be made on a pro rata basis to the Term Lenders (other than any Term Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)) based on their respective aggregate principal amounts of outstanding Term Loans of the applicable Tranche, (v) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing and all written communications generally directed to the Term Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Administrative Agent, (vi) any applicable Minimum Exchange Tender Condition shall be satisfied and (vii) such Permitted Debt Exchange Notes do not provide for a maturity date or Weighted Average Life to Maturity earlier than the Maturity Date of the Term Loans subject to such Permitted Debt Exchange or shorter than the Weighted Average Life to Maturity of the Term Loans subject to such Permitted Debt Exchange.

(b) With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.7, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 3.4 and (ii) such Permitted Debt Exchange Offer shall be made for not less than $15.0 million in aggregate principal amount of Term Loans, provided that subject to the foregoing clause (ii), the Borrower may at its election specify as a condition (a “Minimum Exchange Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans be tendered.

(c) In connection with each Permitted Debt Exchange, the Borrower shall provide the Administrative Agent at least ten Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and the Borrower and the Administrative Agent, acting reasonably, shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.7 and without conflict with Section 2.7(d); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Term Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than five Business Days following the date on which the Permitted Debt Exchange Offer is made.

(d) The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) neither the Administrative Agent nor any Term Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange (other than the Borrower’s reliance on any certificate delivered by a Term Lender pursuant to Section 2.7(a) above for which such Term Lender shall bear sole responsibility) and (y) each Term Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Term Lender may be subject under the Securities Exchange Act of 1934, as amended.

2.8 Extension of Loans. (a) The Borrower may at any time and from time to time request that all or a portion, including one or more Tranches, of any commitments or Loans (including any Extended Loans under an Existing Tranche) be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal or scheduled termination date(s) of any commitments, as applicable, with respect to all or a portion of any principal or committed amount of any Existing Tranche (any such Existing Term Tranche which has been so extended, an “Extended Term Tranche” and the Term Loans of such Tranche, the “Extended Term Loans”, and any such Existing Revolving which has been so extended, an “Extended Revolving Tranche”, and the Revolving Loans of such Tranche, the “Extended Revolving Loans” and the commitments of such Tranche, the “Extended Revolving Commitments”) and to provide for other terms consistent with this Section 2.8; provided that (i) (x) in the case of Term Loans, any such request shall be made by the Borrower to all Term Lenders with Term Loans with a like maturity date (whether under one or more Tranches) on a pro rata basis (based on the aggregate outstanding principal amount of the applicable Term Loans), and (ii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower. In order to establish any Extended Tranche, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Tranche) (an “Extension Request”) setting forth the proposed terms of the Extended Tranche to be established, which terms shall be identical to those applicable to the Existing Tranche from which they are to be extended (the “Specified Existing Tranche”), except (w) all or any of the final maturity dates of such Extended Tranches may be delayed to later dates than the final maturity dates of the Specified Existing Tranche, (x) (A) the interest margins with respect to the Extended Tranche may be higher or lower than the interest margins for the Specified Existing Tranche and/or (B) additional fees may be payable to the Lenders providing such Extended Tranche in addition to or in lieu of any increased margins contemplated by the preceding clause (A), (x) any optional or mandatory prepayment applicable to any Extended Tranche may be directed first to the prepayment of the Existing Loans, (y) in the case of Term Loans, amortization with respect to the Extended Term Tranche may be greater or lesser than amortization for the Specified Existing Tranche, so long as the Extended Term Tranche does not have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the

Specified Existing Tranche and (z) in the case of Revolving Loans, the commitment fee, if any, with respect to the Extended Revolving Tranche may be higher or lower than the commitment fee, if any, for the Specified Existing Tranche, in each case to the extent provided in the applicable Extension Amendment; provided that, notwithstanding anything to the contrary in this Section 2.8 or otherwise, (1) (x) assignments and participations of Extended Term Tranches shall be governed by the same or, at the Borrower’s discretion, more restrictive assignment and participation provisions than the assignment and participation provisions applicable to Term Loans set forth in Section 10.6 and (y) assignments and participations of Extended Revolving Commitments shall be governed by the same or, at the Borrower’s discretion, more restrictive assignment and participation provisions than the assignment and participation provisions applicable to Initial Revolving Commitments set forth in Section 10.6, and (2) in the case of Term Loans, subject to clause (y) above, no mandatory repayment of Extended Term Tranches shall be permitted unless such repayment is accompanied by an at least pro rata repayment of all earlier maturing Tranches (including Extended Term Tranches) (or all earlier maturing Tranches (including Extended Term Tranches) shall otherwise be or have been terminated and repaid in full). No Lender shall have any obligation to agree to have any of its Existing Loans or, if applicable, commitments of any Existing Tranche converted into an Extended Tranche pursuant to any Extension Request. Any Extended Term Tranche shall constitute a separate Tranche of Term Loans from the Specified Existing Tranches and from any other Existing Term Tranches (together with any other Extended Term Tranches so established on such date). Any Extended Revolving Tranche shall constitute a separate Tranche of Revolving Loans from the Specified Existing Tranches and from any other Existing Revolving Tranches (together with any other Extended Revolving Tranches so established on such date).

(b) The Borrower shall provide the applicable Extension Request at least ten Business Days (or such shorter period as the Administrative Agent may agree in its reasonable discretion) prior to the date on which Lenders under the applicable Existing Tranche or Existing Tranches are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Tranche converted into an Extended Tranche shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Tranche that it has elected to convert into an Extended Tranche. In the event that the aggregate amount of the Specified Existing Tranche subject to Extension Elections exceeds the amount of Extended Tranches requested pursuant to the Extension Request, the Specified Existing Tranches subject to Extension Elections shall be converted to Extended Tranches on a pro rata basis based on the amount of Specified Existing Tranches included in each such Extension Election. In connection with any extension of Loans pursuant to this Section 2.8 (each, an “Extension”), the Borrower shall agree to such procedures regarding timing, rounding and other administrative adjustments to ensure reasonable administrative management of the credit facilities hereunder after such Extension, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.8. The Borrower may amend, revoke or replace an Extension Request pursuant to procedures reasonably acceptable to the Administrative Agent at any time prior to the date (the “Extension Request Deadline”) on which Lenders under the applicable Existing Tranche are requested to respond to the Extension Request. Any Lender may revoke an Extension Election at any time prior to 5:00 P.M. on the date that is two Business Days prior to the Extension Request Deadline, at which point the Extension Election becomes irrevocable (unless otherwise agreed by the Borrower). The revocation of an Extension Election prior to the Extension Request Deadline shall not prejudice any Lender’s right to submit a new Extension Election prior to the Extension Request Deadline.

(c) Extended Tranches shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to (i) provisions related to maturity, interest margins, fees, amortization or prepayments referenced in clauses (w) through (z) of Section 2.8(a) and (ii) the definition of “Disqualified Stock” to amend the maturity date and the Weighted Average Life to Maturity requirements, from the Tranche A Term Loan Maturity Date or Initial Revolving Maturity Date, as applicable, and Weighted Average Life to Maturity of the Tranche A Term Loans or Initial Revolving Loans, as applicable, to the extended maturity date and the weighted average life to maturity of such Extended Tranche, as applicable, and which, in each case, except to the extent expressly contemplated by the third to last sentence of this Section 2.8(c) and notwithstanding anything to the contrary set forth in Section 10.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Tranches established thereby) executed by the Loan Parties, the Administrative Agent, and the Extending Lenders. No Extension Amendment shall provide for any Extended Tranche in an aggregate principal amount that is less than $15.0 million. Notwithstanding anything to the contrary in this Agreement and without limiting the generality or applicability of Section 10.1 to any Section 2.8 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.8 Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Section 2.8 Additional Amendments do not become effective prior to the time that such Section 2.8 Additional Amendments have been consented to (including, without limitation, pursuant to consents applicable to holders of any Extended Term Tranches provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Section 2.8 Additional Amendments to become effective in accordance with Section 10.1; provided, further, that no Extension Amendment may provide for (a) any Extended Tranche to be secured by any Collateral or other assets of any Loan Party that does not also secure the Existing Tranches and (b) in the case of Revolving Loans, so long as an Existing Revolving Tranches are outstanding, any mandatory prepayment provisions that do not also apply to the Existing Revolving Tranches on a pro rata basis after the occurrence of an acceleration of the Revolving Loans. It is understood and agreed that each Lender has consented for all purposes requiring its consent, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Loan Documents authorized by this Section 2.8 and the arrangements described above in connection therewith except that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Section 2.8 Additional Amendment. In connection with any Extension Amendment, at the request of the Administrative Agent or the Extending Lenders, the Borrower shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent as to the enforceability of this Agreement as amended by such Extension Amendment, and such of the other Loan Documents (if any) as may be amended thereby.

(d) Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Tranche is converted to extend the related scheduled maturity date(s) in accordance with clause (a) above (an “Extension Date”), in the case of the Specified Existing Tranche of each Extending Lender, the aggregate principal amount of such Specified Existing Tranche shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Tranche so converted by such Lender on such date, and such Extended Tranches shall be established as a separate Tranche from the Specified Existing Tranche and from any other Existing Tranches (together with any other Extended Tranches so established on such date) and (B) if, on any Extension Date, any Loans of any Extending Lender are outstanding under the applicable Specified Existing Tranches, such Loans (and any related participations) shall be deemed to be allocated as Extended Loans (and related participations) and Existing Loans (and related participations) in the same proportion as such Extending Lender’s applicable Specified Existing Tranches to the applicable Extended Tranches so converted by such Lender on such date.

(e) If, in connection with any proposed Extension Amendment, any Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such other Lender, a “Non-Extending Lender”) then the Borrower may, on notice to the Administrative Agent and the Non-Extending Lender, (i) replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.6 (with the assignment fee and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Extended Loans and/or a commitment on the terms set forth in such Extension Amendment; and provided, further, that all obligations of the Borrower owing to the Non-Extending Lender relating to the Existing Loans and participations so assigned shall be paid in full by the assignee Lender (or, at the Borrower’s option, the Borrower) to such Non-Extending Lender concurrently with such Assignment and Acceptance or (ii) if no Event of Default exists under Section 8.1(a) or (f), upon notice to the Administrative Agent, prepay the Existing Loans and, at the Borrower’s option, if applicable, terminate the commitments of such Non-Extending Lender, in whole or in part, without premium or penalty. In connection with any such replacement under this Section 2.8, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (A) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (B) the date as of which all obligations of the Borrower owing to the Non-Extending Lender relating to the Existing Loans and participations so assigned shall be paid in full by the assignee Lender (or, at the Borrower’s option, the Borrower) to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date, the Administrative Agent shall record such assignment in the Register and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Extending Lender.

(f) Following any Extension Date, with the written consent of the Borrower, any Non-Extending Lender may elect to have all or a portion of its Existing Loans or commitments, as applicable, deemed to be an Extended Loan or commitment, as applicable, under the applicable Extended Tranche on any date (each date, a “Designation Date”) prior to the maturity date of such Extended Tranche; provided that (i) such Lender shall have provided written notice to the Borrower and the Administrative Agent at least ten Business Days prior to such Designation Date (or such shorter period as the Administrative Agent may agree in its reasonable discretion) and (ii) except as set forth in Section 2.8(c), no more than three Designation Dates may occur in any one year period without the written consent of the Administrative Agent. Following a Designation Date, the Existing Loans or commitments, as applicable, held by such Lender so elected to be extended will be deemed to be Extended Loans or commitments, as applicable, of the applicable Extended Tranche, and any Existing Loans held by such Lender not elected to be extended, if any, shall continue to be “Existing Loans” of the applicable Tranche.

(g) With respect to all Extensions consummated by the Borrower pursuant to this Section 2.8, (i) such Extensions shall not constitute optional or mandatory payments or prepayments for purposes of Section 3.4 and (ii) no Extension Request is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Request in the Borrower’s sole discretion and may be waived by the Borrower) of Existing Term Loans of any or all applicable Tranches be extended. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.8 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Loans on such terms as may be set forth in the relevant Extension Request) and hereby waive the requirements of any provision of this Agreement (including Sections 3.4 and 3.8) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.8.

2.9 Specified Refinancing Facilities

(a) The Borrower may, from time to time, add one or more new revolving credit facilities (the “Specified Refinancing Facilities”) to the Facilities to refinance all or any portion of any Tranche of Revolving Loans (or unused Revolving Commitments) under this Agreement; provided that (i) the Specified Refinancing Facilities will not be guaranteed by any Subsidiary of the Borrower other than the Subsidiary Guarantors, and will be secured on a pari passu or (at the Borrower’s option) junior basis by the same Collateral securing the Loans, (ii) the Specified Refinancing Facilities and revolving loans drawn thereunder (the “Specified Refinancing Loans”) shall rank pari passu in right of payment with or (at the Borrower’s option) junior to the Loans, (iii) no Specified Refinancing Amendment may provide for any Specified Refinancing Facility or any Specified Refinancing Loans to be secured by any Collateral or other assets of any Loan Party that do not also secure the Loans, (iv) the Specified Refinancing Facilities will have such pricing, amortization and optional and mandatory prepayment terms as may be agreed by the Borrower and the applicable Lenders thereof, (v) the maturity date of any Specified Refinancing Facility shall be no earlier than, and no scheduled mandatory commitment reduction in respect thereof shall be required prior to, the Maturity Date of the Tranche being refinanced (other than an earlier Maturity Date for customary bridge financings, which, subject to customary conditions (as determined by the Borrower in good faith), would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date than the maturity date of the Tranche being refinanced), and (vi) the net proceeds of such Specified Refinancing Facility shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Loans being so refinanced (and a corresponding amount of Revolving Commitments shall be permanently reduced) pursuant to Section 3.4.

(b) Each request from the Borrower pursuant to this Section 2.9 shall set forth the requested amount and proposed terms of the relevant Specified Refinancing Facility. The Specified Refinancing Facilities (or any portion thereof) may be made by any existing Lender or by any other bank or financial institution (any such bank or other financial institution, an “Additional Specified Refinancing Lender,” and the Additional Specified Refinancing Lenders together with any existing Lender providing Specified Refinancing Facilities, the “Specified Refinancing Lenders”); provided that if such Additional Specified Refinancing Lender is not already a Lender hereunder or an Affiliate of a Lender hereunder, the consent of the Administrative Agent and the Issuing Banks (such consent not to be unreasonably withheld or delayed) shall be required.

(c) Specified Refinancing Facilities shall become facilities under this Agreement pursuant to a Specified Refinancing Amendment to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower and each applicable Specified Refinancing Lender. Any Specified Refinancing Amendment may, without the consent of any other Lender, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to effect the provisions of this Section 2.9, in each case on terms consistent with this Section 2.9.

(d) Any loans made in respect of any such Specified Refinancing Facility shall be made by creating a new Tranche. Any Specified Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrower or any Subsidiary, pursuant to any Specified Refinancing Facility established thereby; provided that no Issuing Bank shall be obligated to provide any such Letters of Credit unless it has consented (in its sole discretion) to the applicable Specified Refinancing Amendment.

(e) The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Specified Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Specified Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary or appropriate to reflect the existence and terms of the Specified Refinancing Facilities incurred pursuant thereto (including the addition of such Specified Refinancing Facilities as separate “Facilities” and “Tranches” hereunder and treated in a manner consistent with the Facilities being refinanced, including for purposes of prepayments and voting). Any Specified Refinancing Amendment may, without the consent of any Person other than the Borrower, the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned) and the Lenders providing such Specified Refinancing Facilities, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.9. In addition, if so provided in the relevant Specified Refinancing Amendment and with the consent of each Issuing Bank (not to be unreasonably withheld, delayed or conditioned), participations in Letters of Credit expiring on or after the scheduled Maturity Date in respect of the respective Tranche of Loans or commitments shall be reallocated from Lenders holding such Commitments to Lenders holding commitments under Specified Refinancing Facilities in accordance with the terms of such Specified Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding commitments under such Specified Refinancing Facilities, be deemed to be participation interests in respect of such commitments under such Specified Refinancing Facilities and the terms of such participation interests (including the commission applicable thereto) shall be adjusted accordingly.

2.10 Letters of Credit.

(a) General. The Borrower may request the issuance by any Issuing Bank of a Letter of Credit in Dollars or an Alternative Currency for its own account or for the account of any of its Subsidiaries (in which case, the Borrower and such Subsidiary shall be co-applicants with respect to such Letter of Credit), in a form reasonably acceptable to the Administrative Agent and the relevant Issuing Bank, at any time and from time to time while the L/C Commitment remains in effect as set forth in Section 2.10(c). This Section shall not be construed to impose an obligation upon any Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement. Notwithstanding anything to the contrary contained in this Section 2.10 or elsewhere in this Agreement, in the event that a Lender is a Defaulting Lender (i) the Revolving Commitment Percentage of such Defaulting Lender with respect to any L/C Exposure will automatically be reallocated (effective on the date such Lender becomes a Defaulting Lender) among the Lenders that are not Defaulting Lenders pro rata in accordance with their respective Revolving Commitments; provided, that (x) with respect to each non-Defaulting Lender, its Individual Revolving Lender Exposure may not in any event exceed its Revolving Commitment as in effect at the time of such reallocation and (y) subject to Section 10.21, neither such reallocation nor any payment by a non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Banks or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a non-Defaulting Lender and (ii) to the extent that any portion (the “unreallocated portion”) of the Revolving Commitment Percentage of such Defaulting Lender with respect to any L/C Exposure cannot be so reallocated, the Borrower will promptly, and in no event later than one Business Day after any demand by the Administrative Agent (at the direction of any Issuing Bank), (x) cash collateralize its obligations to the relevant Issuing Banks in respect of such L/C Exposure, in an amount at least equal to the aggregate amount of the unreallocated portion of such L/C Exposure, or (y) make other arrangements reasonably satisfactory to the Administrative Agent and to the relevant Issuing Banks to protect them against the risk of non-payment by such Defaulting Lender. Notwithstanding the foregoing, no Issuing Bank shall have any obligation to issue new Letters of Credit, or to extend, renew or amend existing Letters of Credit until such unreallocated portion of L/C Exposure is cash collateralized in accordance with clause (x) above or such other arrangements are made in accordance with clause (y) above.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the Borrower shall, via electronic mail or fax, to an Issuing Bank and the Administrative Agent (at least five Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with clause (c) below), the currency and amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. Additionally, the Borrower shall furnish to the relevant Issuing Bank and the Administrative Agent such other documents and agreements pertaining to such Letter of Credit as the relevant Issuing Bank and the Administrative Agent may require, including a letter of credit application using such Issuing Bank’s standard form. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (i) with regard to any Issuing Bank individually, the L/C Exposure with respect to Letters of Credit issued by such Issuing Bank shall not exceed its respective L/C Fronting Sublimit, (ii) the L/C Exposure with regard to all Letters of Credit shall not exceed $90,000,000 and (iii) the Aggregate Revolving Lender Exposure shall not exceed the Total Revolving Commitment. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit, the terms and conditions of this Agreement shall control.

(c) Expiration Date. Each Letter of Credit shall expire at the close of business on the earlier of the date one year after the date of the issuance of such Letter of Credit and the date that is five Business Days prior to the Initial Revolving Maturity Date, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to the applicable Issuing Bank at the time of issuance or renewal thereof, unless such Letter of Credit expires by its terms on an earlier date; provided, however, that a Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Initial Revolving Maturity Date, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to the applicable Issuing Bank at the time of issuance or renewal thereof, unless the applicable Issuing Bank notifies the beneficiary thereof at least 30 days (or such longer period as may be specified in such Letter of Credit) prior to the then-applicable expiration date that such Letter of Credit will not be renewed).

(d) Participations. By the issuance of a Letter of Credit by any Issuing Bank and without any further action on the part of such Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Lender, and each such Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Revolving Commitment Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Revolving Commitment Percentage of each L/C Disbursement made by such Issuing Bank and not reimbursed by the Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.2(b)(vi). Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or because of the currency of the Letter of Credit, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall pay to the Administrative Agent an amount equal to such L/C Disbursement on the same Business Day that it has received notice from such Issuing Bank that payment of such draft will be made, or, if the Borrower shall have received such notice later than 10:00 a.m., New York City time, on any Business Day, not later than 12:00 (noon) New York City time, on the immediately following Business Day. The amount to be paid in respect of an L/C Disbursement in an Alternative Currency shall be paid in the Alternative Currency in which the L/C Disbursement was made unless (A) the applicable Issuing Bank shall have specified in the applicable notice requesting payment that it will require payment in Dollars or (B) in the absence of any such request from the applicable Issuing Bank, the Borrower shall have notified such Issuing Bank promptly upon receipt of such notice that the Borrower will make the payment required with respect to the L/C Disbursement in Dollars. In the case of any payment in Dollars with respect to an L/C Disbursement denominated in an Alternative Currency, the applicable Issuing Bank shall notify the Borrower of the Dollar Equivalent of the applicable payment promptly following determination thereof.

(f) Obligations Absolute. The Borrower’s obligations to reimburse L/C Disbursements as provided in clause (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:

(i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii) the existence of any claim, setoff, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, any Issuing Bank, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit;

(vi) any other act or omission to act or delay of any kind of the Issuing Banks, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.10, constitute a legal or equitable discharge of the Borrower’s obligations hereunder; and

(vii) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or in the relevant currency markets generally.

Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrower hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable decision) of any Issuing Bank. However, the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable decision) in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. It is further understood and agreed that an Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) such Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable decision) of such Issuing Bank.

(g) Disbursement Procedures. Each Issuing Bank shall, within the period stipulated by the terms and conditions of a Letter of Credit, following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. After such examination, such Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Administrative Agent and the Borrower of such demand for payment and whether such Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such L/C Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, unless the Borrower shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of such Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment by the Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.2(a)(vi), at the rate per annum that would apply to such amount if such amount were an ABR Loan.

(i) Resignation or Removal of an Issuing Bank. Any Issuing Bank may (x) resign at any time by giving 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower so long as a successor Issuing Bank has been appointed with the prior written consent of the Borrower (not to be unreasonably withheld or delayed) to replace the retiring Issuing Bank (provided, that the consent of the Borrower shall not be required (i) in the case of a successor Issuing Bank that is another Lender or (ii) after the occurrence and during the continuance of any Event of Default pursuant to Section 8.1(a) or 8.1(f)) and (y) be removed at any time by the Borrower by notice to such Issuing Bank, the Administrative Agent and the Lenders. Upon the acceptance of any appointment as an Issuing Bank hereunder by a Lender that shall agree to serve as the successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank. At the time such removal or resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Section 3.5(c)(ii). The acceptance of any appointment as an Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit. In the event that (x) any Issuing Bank ceases to be a Lender (excluding an Issuing Bank that is a Defaulting Lender and an Issuing Bank that has assigned its interest without the prior written consent of the Borrower) or (y) the Administrative Agent resigns pursuant to Section 9.9, any outstanding Letter of Credit issued by such Issuing Bank (or the Administrative Agent in its capacity as Issuing Bank) shall be cash collateralized or backstopped pursuant to arrangements satisfactory to such Issuing Bank in its sole discretion.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, the Borrower shall, on the Business Day it receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Revolving Loans has been accelerated, Revolving Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit) thereof and of the amount to be deposited, deposit in an account with the Administrative Agent, for the benefit of the Lenders, an amount in cash equal to the L/C Exposure as of such date in the currency of the L/C Exposure or, if denominated in an Alternative Currency, at the option of the applicable Issuing Bank or the Borrower, in Dollars in an amount equal to the Dollar Equivalent of such amount to be deposited, provided that the obligation to deposit such cash will become effective immediately, and such deposit will become immediately payable in immediately available funds, without demand or notice of any kind, upon the occurrence of an Event of Default described in Section 8.1(f) or Section 8.1(h). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Cash Equivalents, which investments shall be made at the option and sole discretion of the Administrative Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall (i) automatically be applied by the Administrative Agent to reimburse the applicable Issuing Bank for L/C Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Exposure at such time and (iii) if the maturity of the Loans has been accelerated (but subject to the consent of Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit), be applied to satisfy the Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k) Additional Issuing Banks. The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement, subject to reporting requirements reasonably satisfactory to the Administrative Agent with respect to issuances, amendments, extensions and terminations of Letters of Credit by such additional issuing bank. Any Lender designated as an issuing bank pursuant to this clause (k) shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to such Issuing Bank and such Lender.

(l) Existing Letters of Credit.

(i) Schedule 2.10 contains a schedule of certain letters of credit issued prior to the Closing Date by the Issuing Bank listed on such Schedule for the account of the Borrower. On the Closing Date (i) such letters of credit, to the extent then outstanding, shall be deemed to be Letters of Credit issued pursuant to this Section 2.10 for the account of the Borrower, (ii) the face amount of such letters of credit shall be included in the calculation of L/C Exposure and (iii) all liabilities of the Borrower with respect to such letters of credit shall constitute Obligations.

SECTION 3 General Provisions Applicable to Loans

3.1 Interest Rates and Payment Dates. (a) (i) Each SOFR Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to Term SOFR determined for such Interest Period plus the Applicable Margin in effect for such day, (ii) each EURIBO Rate Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the EURIBO Rate for such Interest Period plus the Applicable Margin in effect for such day, (iii) each SONIA Rate Borrowing shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the SONIA Rate for such Interest Period plus the Applicable Margin in effect for such day and (iv) each Daily Simple SOFR Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Daily Simple SOFR for such Interest Period plus the Applicable Margin in effect for such day.

(b) Each ABR Loan shall bear interest for each day that it is outstanding at a rate per annum equal to the Alternate Base Rate in effect for such day plus the Applicable Margin in effect for such day.

(c) If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the relevant foregoing provisions of this Section 3.1, plus 2.00%, (y) in the case of overdue interest, the rate that would be otherwise applicable to principal of the related Loan pursuant to the relevant foregoing provisions of this Section 3.1 (other than clause (x) above) plus 2.00% and (z) in the case of other amounts, the rate described in clause (b) of this Section 3.1 for ABR Loans accruing interest at the Alternate Base Rate plus 2.00%, in each case from the date of such nonpayment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to clause (c) of this Section 3.1 shall be payable from time to time on demand.

(e) It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, it is stipulated and agreed that the aggregate of all amounts which constitute interest under applicable usury laws, whether contracted for, charged, taken, reserved, or received, in connection with the indebtedness evidenced by this Agreement or any Notes, or any other document relating or referring hereto or thereto, now or hereafter existing, shall never exceed under any circumstance whatsoever the maximum amount of interest allowed by applicable usury laws.

3.2 Conversion and Continuation Options. The Borrower shall have the right at any time upon prior irrevocable written notice to the Administrative Agent (a) not later than 12:00 (noon), New York City time, one Business Day prior to the date of conversion, to convert any SOFR Borrowing denominated in Dollars into an ABR Borrowing, (b) not later than 12:00 (noon), New York City time, three Business Days prior to the date of conversion or continuation, to convert any ABR Borrowing into a SOFR Borrowing or to continue any SOFR Borrowing as a SOFR Borrowing for an additional Interest Period, (c) not later than 12:00 (noon), New York City time, three Business Days prior to the date of conversion from or into, or continuation of a EURIBO Rate Borrowing or SONIA Rate Borrowing, and (d) not later than 12:00 (noon), New York City time, three Business Days prior (in the case of a SOFR Borrowing denominated in Dollars) or four Business Days prior (in the case of a Borrowing denominated in an Alternative Currency) to the date of conversion, to convert the Interest Period with respect to any such Borrowing to another permissible Interest Period, subject in each case to the following:

(a) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(b) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.2(b)(i) and 2.2(b)(ii) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(c) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any SOFR Loan or RFR Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(d) if any EURIBO Rate Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 3.14;

(e) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a SOFR Borrowing, EURIBO Rate Borrowing or SONIA Rate Borrowing;

(f) any portion of a SOFR Borrowing, EURIBO Rate Borrowing or SONIA Rate Borrowing, as applicable, that cannot be converted into or continued as a SOFR Borrowing, EURIBO Rate Borrowing or SONIA Rate Borrowing, respectively, by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing in Dollars (and in the case of a EURIBO Rate Borrowing or SONIA Rate Borrowing, in the amount of the Dollar Equivalent thereof); and

(g) upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or an Event of Default, no outstanding Loan may be converted into, or continued as, a SOFR Loan or an RFR Loan.

Each notice pursuant to this Section 3.2 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a SOFR Borrowing, EURIBO Rate Borrowing, SONIA Rate Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day), (iv) if such Borrowing is to be converted to or continued as a SOFR Borrowing, EURIBO Rate Borrowing or SONIA Rate Borrowing, the Interest Period with respect thereto and (v) the currency of the Borrowing (which shall be the same as the currency of the Borrowing being converted or continued). If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a SOFR Borrowing, EURIBO Rate Borrowing or SONIA Rate Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 3.2 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 3.2 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 3.2 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof):

(i) in case of a Borrowing denominated in Dollars, automatically be converted into an ABR Borrowing; or

(ii) in the case of a Borrowing denominated in an Alternative Currency, be continued as an RFR Loan in its original currency with an Interest Period of one month.

3.3 Minimum Amounts; Maximum Sets. All borrowings, conversions and continuations of Term Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the SOFR Loans comprising each Set shall be equal to $1.0 million or a whole multiple of $250,000 in excess thereof and so that there shall not be more than 12 Sets at any one time outstanding.

3.4 Optional Prepayments.

(a) Term Loans. (i) The Borrower may at any time and from time to time prepay the Term Loans made to it, in whole or in part, without premium or penalty (except as provided in Section 3.5(b), (c), (e), (f), (g), (h), (i), (j), (k) and (l)), upon notice by the Borrower to the Administrative Agent prior to 2:00 P.M., New York City time at least three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the date of prepayment (in the case of SOFR Loans), or prior to 2:00 P.M., New York City time at least one Business Day prior to the date of prepayment (in the case of ABR Loans) (or such later time as may be agreed by the Administrative Agent in its reasonable discretion). Such notice shall specify, in the case of any prepayment of Term Loans, the applicable Tranche being repaid (which, at the discretion of the Borrower, may be the Tranche A Term Loans, any Incremental Loans or any Extended Term Loans and/or a combination thereof), and if a combination thereof, the principal amount allocable to each, the date and amount of prepayment and whether the prepayment is of SOFR Loans or ABR Loans or a combination thereof, and, in each case if a combination thereof, the principal amount allocable to each. Any such notice may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Upon the receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. If any such notice is given and not revoked, the amount specified in such notice shall be due and payable on the date specified therein. Partial prepayments pursuant to this Section 3.4(a) shall be equal to $1 million or a whole multiple of $500,000 in excess thereof; provided that, notwithstanding the foregoing, any Term Loan may be prepaid in its entirety.

(ii) Amounts prepaid on account of Term Loans pursuant to Section 3.4(a)(i) or (iv) may not be reborrowed.

(iii) Notwithstanding anything to the contrary herein, this Section 3.4 may be amended (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendments) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of Term Loans added pursuant to Sections 2.6 and 2.8, as applicable, or pursuant to any other credit facility added pursuant to Section 2.6 or 10.1(e).

(iv) Notwithstanding anything in any Loan Document to the contrary, so long as no Event of Default under Section 8.1(a) or (f) has occurred and is continuing, the Borrower may prepay the outstanding Term Loans on the following basis:

(A) The Borrower shall have the right to make a voluntary prepayment of Term Loans at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, a Borrower Solicitation of Discount Range Prepayment Offers, or a Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Section 3.4(a)(iv); provided that the Borrower shall not initiate any action under this Section 3.4(a)(iv) in order to make a Discounted Term Loan Prepayment unless (1) at least ten Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date or (2) at least three Business Days shall have passed since the date the Borrower was notified that no Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender. Each Lender participating in any Discounted Term Loan Prepayment acknowledges and agrees that in connection with such Discounted Term Loan Prepayment, (1) the Borrower then may have, and later may come into possession of, information regarding the Term Loans or the Loan Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to participate in such Discounted Term Loan Prepayment (“Excluded Information”), (2) such Lender has independently and, without reliance on the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, has made its own analysis and determination to participate in such Discounted Term Loan Prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of the Borrower, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrower, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. Each Lender participating in any Discounted Term Loan Prepayment further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders. Any Term Loans prepaid pursuant to this Section 3.4(a)(iv) shall be immediately and automatically cancelled.

(B) Borrower Offer of Specified Discount Prepayment.

a.

The Borrower may from time to time offer to make a Discounted Term Loan Prepayment by providing the Administrative Agent with three Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Borrower, to each Lender or to each Lender with respect to any Tranche on an individual Tranche basis, (II) any such offer shall specify the aggregate Outstanding Amount offered to be prepaid (the “Specified Discount Prepayment Amount”), the Tranches of Term Loans subject to such offer and the specific percentage discount to par value (the “Specified Discount”) of the Outstanding Amount of such Term Loans to be prepaid, (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $5.0 million and whole increments of $500,000, and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Administrative Agent will promptly provide each relevant Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Administrative Agent (or its delegate) by no later than 5:00 P.M., New York time, on the third Business Day after the date of delivery of such notice to the relevant Lenders (or such later date designated by the Administrative Agent and approved by the Borrower) (the “Specified Discount Prepayment Response Date”).

b.

Each relevant Lender receiving such offer shall notify the Administrative Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount of such Lender’s Outstanding Amount and Tranches of Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount

Prepayment Accepting Lender shall be irrevocable. Any Lender whose Specified Discount Prepayment Response is not received by the Administrative Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept such Borrower Offer of Specified Discount Prepayment.

c.

If there is at least one Discount Prepayment Accepting Lender, the Borrower will make prepayment of outstanding Term Loans pursuant to this Section 3.4(a)(iv)(B) to each Discount Prepayment Accepting Lender in accordance with the respective Outstanding Amount and Tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to the foregoing clause (2); provided that, if the aggregate Outstanding Amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective Outstanding Amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Administrative Agent (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Administrative Agent shall promptly, and in any case within three Business Days following the Specified Discount Prepayment Response Date, notify (I) the Borrower of the respective Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate Outstanding Amount of the Discounted Term Loan Prepayment and the Tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, and the aggregate Outstanding Amount and the Tranches of all Term Loans to be prepaid at the Specified Discount on such date, and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the Outstanding Amount, Tranche and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with Section 3.4(a)(iv)(F) below (subject to Section 3.4(a)(iv)(J) below).

(C) Borrower Solicitation of Discount Range Prepayment Offers.

a.

The Borrower may from time to time solicit Discount Range Prepayment Offers by providing the Administrative Agent with three Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Lender or to each Lender with respect to any Tranche on an individual Tranche basis, (II) any such notice shall specify the maximum aggregate Outstanding Amount of the relevant Term Loans that the Borrower is willing to prepay at a discount (the “Discount Range Prepayment Amount”), the Tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the Outstanding Amount of such Term Loans willing to be prepaid by the Borrower, (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $5.0 million and whole increments of $500,000, and (IV) each such solicitation by the Borrower shall remain outstanding through the Discount Range Prepayment Response Date. The Administrative Agent will promptly provide each relevant Lender with a copy of such

Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Lender to the Administrative Agent (or its delegate) by no later than 5:00 P.M., New York time, on the third Business Day after the date of delivery of such notice to the relevant Lenders (or such later date as may be designated by the Administrative Agent and approved by the Borrower) (the “Discount Range Prepayment Response Date”). Each relevant Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans and the maximum aggregate Outstanding Amount and Tranches of such Term Loans such Lender is willing to have prepaid at the Submitted Discount (the “Submitted Amount”). Any Lender whose Discount Range Prepayment Offer is not received by the Administrative Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

b.

The Administrative Agent shall review all Discount Range Prepayment Offers received by it by the Discount Range Prepayment Response Date and will determine (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this Section 3.4(a)(iv)(C). The Borrower agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Administrative Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted

Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate Outstanding Amount equal to the lesser of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following Section 3.4(a)(iv)(iii)(C)) at the Applicable Discount (each such Lender, a “Participating Lender”).

c.

If there is at least one Participating Lender, the Borrower will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate Outstanding Amount and of the Tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the Outstanding Amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Administrative Agent (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the

“Discount Range Proration”). The Administrative Agent shall promptly, and in any case within three Business Days following the Discount Range Prepayment Response Date, notify (w) the Borrower of the respective Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate Outstanding Amount of the Discounted Term Loan Prepayment and the Tranches to be prepaid, (x) each Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate Outstanding Amount and Tranches of all Term Loans to be prepaid at the Applicable Discount on such date, (y) each Participating Lender of the aggregate Outstanding Amount and Tranches of such Lender to be prepaid at the Applicable Discount on such date, and (z) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by such Borrower on the Discounted Prepayment Effective Date in accordance with Section 3.4(a)(iv)(F) below (subject to Section 3.4(a)(iv)(J) below).

(D) Borrower Solicitation of Discounted Prepayment Offers.

a.

The Borrower may from time to time solicit Solicited Discounted Prepayment Offers by providing the Administrative Agent with three Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Lender or to each Lender with respect to any Tranche on an individual Tranche basis, (II) any such notice shall specify the maximum aggregate Outstanding Amount of the Term Loans and the Tranches of Term Loans the Borrower is willing to prepay at a discount (the

“Solicited Discounted Prepayment Amount”), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $5.0 million and whole increments of $500,000, and (IV) each such solicitation by the Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Administrative Agent will promptly provide each relevant Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Administrative Agent (or its delegate) by no later than 5:00 P.M., New York City time on the third Business Day after the date of delivery of such notice to the relevant Lenders (or such later date as may be designated by the Administrative Agent and approved by Borrower) (the “Solicited Discounted Prepayment Response Date”). Each Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Lender is willing to allow prepayment of its then outstanding Term Loans and the maximum aggregate Outstanding Amount and Tranches of such Term Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount. Any Lender whose Solicited Discounted Prepayment Offer is not received by the Administrative Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount to their par value.

b.

The Administrative Agent shall promptly provide the Borrower with a copy of all Solicited Discounted Prepayment Offers received by it by the Solicited Discounted Prepayment Response Date. The Borrower shall review all such Solicited Discounted Prepayment Offers and select, at its sole discretion, the smallest of the Offered

Discounts specified by the relevant responding Lenders in the Solicited Discounted Prepayment Offers that the Borrower is willing to accept (the “Acceptable Discount”), if any; provided that the Acceptable Discount shall not be an Offered Discount that is larger than the smallest Offered Discount for which the sum of all Offered Amounts affiliated with Offered Discounts that are larger than or equal to such smallest Offered Discount would, if purchased at such smallest Offered Discount, yield an amount at least equal to the Solicited Discounted Prepayment Amount. If the Borrower elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Borrower from the Administrative Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this clause b. (the “Acceptance Date”), the Borrower shall submit an Acceptance and Prepayment Notice to the Administrative Agent setting forth the Acceptable Discount. If the Administrative Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower by the Acceptance Date, the Borrower shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

c.

Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Administrative Agent by the Solicited Discounted Prepayment Response Date, within three Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Administrative Agent will determine (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) the aggregate Outstanding Amount and the Tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the

Borrower at the Acceptable Discount in accordance with this Section 3.4(a)(iv)(D). If the Borrower elects to accept any Acceptable Discount, then the Borrower agrees to accept all Solicited Discounted Prepayment Offers received by the Administrative Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer to accept prepayment at an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required proration pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Borrower will prepay outstanding Term Loans pursuant to this Section 3.4(a)(iv)(D) to each Qualifying Lender in the aggregate Outstanding Amount and of the Tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the Outstanding Amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Administrative Agent (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Administrative Agent shall promptly notify (w) the Borrower of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the Tranches to be prepaid, (x) each Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the Tranches to be prepaid at the Applicable Discount on such date, (y) each Qualifying Lender of the aggregate Outstanding Amount and the Tranches of such Lender to be prepaid at the Acceptable Discount on such date, and (z) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with Section 3.4(a)(iv)(F) below (subject to Section 3.4(a)(iv)(J) below).

(E) Expenses. In connection with any Discounted Term Loan Prepayment, the Borrower and the Lenders acknowledge and agree that the Administrative Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of reasonable out-of-pocket costs and expenses from the Borrower in connection therewith.

(F) Payment. If any Term Loan is prepaid in accordance with Sections 3.4(a)(iv)(B) through (D) above, the Borrower shall prepay such Term Loans on the Discounted Prepayment Effective Date. The Borrower shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 11:00 A.M. (New York City time) on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the Term Loans in inverse order of maturity. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 3.4(a)(iv) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as

applicable. The aggregate Outstanding Amount of the Tranches of the Term Loans outstanding shall be deemed reduced by the full par value of the aggregate Outstanding Amount of the Tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment. The Lenders hereby agree that, in connection with a prepayment of Term Loans pursuant to this Section 3.4(a)(iv) and notwithstanding anything to the contrary contained in this Agreement, (i) interest in respect of the Term Loans may be made on a non-pro rata basis among the Lenders holding such Term Loans to reflect the payment of accrued interest to certain Lenders as provided in this Section 3.4(a)(iv)(F) and (ii) all subsequent prepayments and repayments of the Term Loans (except as otherwise contemplated by this Agreement) shall be made on a pro rata basis among the respective Lenders based upon the then outstanding principal amounts of the Term Loans then held by the respective Lenders after giving effect to any prepayment pursuant to this Section 3.4(a)(iv) as if made at par. It is also understood and agreed that prepayments pursuant to this Section 3.4(a)(iv) shall not be subject to Section 3.4(a)(i), or, for the avoidance of doubt, Section 10.7(a) or the pro rata allocation requirements of Section 3.8(a).

(G) Other Procedures. To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 3.4(a)(iv), established by the Administrative Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(H) Notice. Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 3.4(a)(iv), each notice or other communication required to be delivered or otherwise provided to the Administrative Agent (or its delegate) shall be deemed to have been given upon the Administrative Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I) Actions of Administrative Agent. Each of the Borrower and the Lenders acknowledges and agrees that Administrative Agent may perform any and all of its duties under this Section 3.4(a)(iv) by itself or through any Affiliate of the Administrative Agent and expressly consents to any such delegation of duties by the Administrative Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions in this Agreement shall apply to each Affiliate of the Administrative Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 3.4(a)(iv) as well as to activities of the Administrative Agent in connection with any Discounted Term Loan Prepayment provided for in this Section 3.4(a)(iv).

(J) Revocation. The Borrower shall have the right, by written notice to the Administrative Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is so revoked, any failure by the Borrower to make any prepayment to a Lender pursuant to this Section 3.4(a)(iv) shall not constitute a Default or Event of Default under Section 8.1 or otherwise).

(K) No Obligation. This Section 3.4(a)(iv) shall not (i) require the Borrower to undertake any prepayment pursuant to this Section 3.4(a)(iv) or (ii) limit or restrict the Borrower from making voluntary prepayments of the Term Loans in accordance with the other provisions of this Agreement.

(b) Revolving Loans. (i) The Borrower shall have the right at any time and from time to time to prepay any Borrowing of a Revolving Loan, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of SOFR Loans or RFR Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 12:00 (noon), New York City time; provided, however, that (i) each partial prepayment of a Borrowing denominated in Dollars shall be in an amount that is an integral multiple of $500,000 and not less than £1,000,000, each partial prepayment of a Borrowing denominated in EUR shall be in an amount that is an integral multiple of €500,000 and not less than €1,000,000 and each partial payment of a Borrowing denominated in Sterling shall be in an amount that is an integral multiple of £500,000 and not less than £1,000,000 and (ii) at the Borrower’s election, such prepayment shall not, so long as no Event of Default then exists, be applied to any Loan of a Defaulting Lender.

(ii) Each notice of prepayment shall specify the prepayment date, the Tranche being prepaid (which at the discretion of the Borrower may be Initial Revolving Loans, Extended Revolving Loans or Specified Refinancing Loans and/or a combination thereof) and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable (provided that such notice may be conditioned on receiving the proceeds of any refinancing or other transaction) and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein; provided, however, that, if such prepayment is for all of the then outstanding Loans, then the Borrower may revoke such notice and/or extend the prepayment date by not more than five Business Days; provided, further, however, that the provisions of Section 3.14 shall apply with respect to any such revocation or extension of EURIBO Rate Loans. All prepayments under this Section 3.4 shall be subject to Section 3.14 but shall otherwise be without premium or penalty. All prepayments under this Section 3.4 (other than prepayments of ABR Loans that are not made in connection with the termination or permanent reduction of the Commitments) shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

(iii) In the event of any termination of all the Revolving Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Borrowings and replace or cause to be canceled (or cash collateralize, backstop or make any other arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank in their sole discretion with respect to) all outstanding Letters of Credit. If, after giving effect to any partial reduction of the Revolving Commitments or at any other time, the Aggregate Revolving Lender Exposure would exceed the Total Revolving Commitment, then the Borrower shall, on the date of such reduction or at such other time, repay or prepay Borrowings and, after the Borrowings shall have been repaid or prepaid in full, replace or cause to be canceled (or cash collateralize, backstop or make other arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank in their sole discretion with respect to) Letters of Credit in an amount sufficient to eliminate such excess.

(c) Termination and Reduction of Revolving Commitments.

(i) The Initial Revolving Commitments shall automatically terminate on the Initial Revolving Maturity Date.

(ii) Upon at least three Business Days’ prior irrevocable written or fax notice to the Administrative Agent (provided that such notice may be conditioned on receiving the proceeds of any refinancing or on any other transaction), the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Initial Revolving Commitments, the Revolving Incremental Commitments of any Tranche, the Extended Revolving Commitments of any Tranche, and/or the Specified Refinancing Commitments of any Tranche; provided, however, that (i) each partial reduction of the Revolving Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000 and (ii) the Total Revolving Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Lender Exposure (without taking into account Letters of Credit that have been cash collateralized or backstopped in a manner satisfactory to the Administrative Agent and the applicable Issuing Bank in their sole discretion) at the time.

(iii) Each reduction in the Revolving Commitments hereunder shall be made ratably among the Revolving Lenders in accordance with their respective applicable Revolving Commitments. The Borrower shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction of any Revolving Commitment, the Commitment Fees on the amount of the Revolving Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

3.5 Administrative Agent’s Fee; Other Fees. (a) The Borrower agrees to pay to the Administrative Agent the fees set forth in the second paragraph of the section titled “Fees” of the Fee Letter (the “Administrative Agent Fees”).

(b) The Borrower agrees to pay, or cause to be paid, to the Administrative Agent, for the account of each Revolving Lender, a commitment fee (the “Commitment Fee”) for the period from and including the first day of the applicable Revolving Commitment Period to the applicable Maturity Date, which shall accrue at the Applicable Commitment Fee Percentage on the average daily amount of the Available Revolving Commitment of such Revolving Lender during the period for which payment is made. Commitment Fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the fifteenth day following such last day and on the applicable Maturity Date, or such earlier date as the Revolving Commitments shall terminate as provided herein, commencing on the first such date to occur after the date hereof; provided that any Commitment Fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Such Commitment Fee shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(c) The Borrower agrees to pay (i) to each Lender (which is not a Defaulting Lender), through the Administrative Agent, a fee in Dollars (an “L/C Participation Fee”) calculated on such Lender’s Revolving Commitment Percentage of the Dollar Equivalent of the daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) during the preceding quarter (or shorter period commencing with the first day of the applicable Revolving Commitment Period or ending with the applicable Maturity Date or the date on which all Letters of Credit have been canceled or have expired and the Revolving Commitments of all Revolving Lenders shall have been terminated) at a rate per annum equal to the Applicable Margin from time to time used to determine the interest rate on Borrowings comprised of SOFR Loans or RFR Loans, as applicable, pursuant to Section 3.1, and (ii) to each Issuing Bank with respect to each Letter of Credit issued by such Issuing Bank the standard fronting fees in Dollars, in an amount equal to 0.125% per annum on the Dollar Equivalent of the daily maximum stated amount then available to be drawn under such Letter of Credit (the “Issuing Bank Fees”), as well as such Issuing Bank’s standard fees with respect to the issuance, amendment or extension of any Letter of Credit and other processing fees, and other standard costs and charges, of such Issuing Bank relating the Letters of Credit as from time to time in effect. All L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days, shall accrue through and including the last day of March, June, September and December of each year and shall be payable on the fifteenth day following such last day and on the date on which the Revolving Commitment of such Revolving Lender shall be terminated as provided herein. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within fifteen (15) days after demand and are non-refundable.

(d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the applicable Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.

3.6 Computation of Interest and Fees. (a) Interest (other than interest based on the Prime Rate) shall be calculated on the basis of a 360-day year for the actual days elapsed; and interest based on the Prime Rate shall be calculated on the basis of a 365 day year (or 366-day year, as the case may be) for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the affected Lenders of each determination of Term SOFR, EURIBO Rate or SONIA Rate. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the affected Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender a statement showing in reasonable detail the calculations used by the Administrative Agent in determining any interest rate pursuant to Section 3.1, excluding any Term SOFR published by the Term SOFR Administrator, any ABR Loan which is based upon the Alternate Base Rate, any EURIBO Rate which is based upon the European Money Markets Institute EURIBO Rate and any SONIA Rate which is published by the SONIA Administrator.

3.7 Inability to Determine Interest Rate.

(a) In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a SOFR Borrowing, EURIBO Rate Borrowing or SONIA Rate Borrowing, the Administrative Agent shall have determined (i) that deposits in the applicable currency of such Borrowing in the principal amounts of the Loans comprising such Borrowing are not generally available in the applicable foreign exchange or interbank market, (ii) that the rates at which such deposits are being offered will not adequately and fairly reflect the cost to the majority in interest of the Lenders of making or maintaining such Loans during such Interest Period, (iii) with respect to any such Borrowing denominated in an Alternative Currency, a fundamental change has occurred in the foreign exchange or interbank markets with respect to such Alternative Currency (including changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls), (iv) or that reasonable means do not exist for ascertaining Term SOFR, the EURIBO Rate or the SONIA Rate, as applicable, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for (x) a SOFR Borrowing pursuant to Section 2.3 or Section 3.2 in Dollars, shall be deemed to be a request for an ABR Borrowing and (y) for a EURIBO Rate Borrowing or a SONIA Rate Borrowing, shall be deemed to be a request for a Borrowing at the average of the rates per annum at which overnight deposits in the applicable Alternative Currency are offered to major banks in the applicable foreign exchange or interbank market by the Administrative Agent at approximately 11:00 a.m., London time, on such day. Each determination by the Administrative Agent under this Section 3.7 shall be conclusive absent manifest error.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section will occur prior to the applicable Benchmark Transition Start Date. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(c) In connection with the implementation of a Benchmark Replacement (or, if such Benchmark Replacement is in respect of the Benchmark, the use, administration or adoption of such Benchmark Replacement), the Administrative Agent, with the consent of the Borrower (not to be unreasonably withheld, delayed or conditioned), will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement (or, if such Benchmark Replacement is in respect of the Benchmark, the use, administration or adoption of such Benchmark Replacement), (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.7(f). Any determination, decision or election that may be made by the Administrative Agent, the Borrower or Lenders pursuant to this Section 3.7, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.7.

(e) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a SOFR Borrowing, EURIBO Rate Borrowing or SONIA Rate Borrowing of, conversion to or continuation of SOFR Loans or RFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans denominated in Dollars (in the case of any EURIBO Rate Borrowing or SONIA Rate Borrowing, in an amount equal to the Dollar Equivalent thereof). During any Benchmark Unavailability Period, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

(f) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion (in consultation with the Borrower) or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify, in consultation with the Borrower, the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

3.8 Pro Rata Treatment and Payments. (a) Except as expressly otherwise provided herein, each borrowing of Revolving Loans by the Borrower from the Lenders hereunder shall be made, each payment (except as provided in Section 3.13(a)) by the Borrower on account of any commitment fee in respect of the Revolving Commitments hereunder and any reduction (except as provided in Section 3.9, 3.12(d), 3.13, 2.6, 2.8, 2.9, 10.1(g) or 10.1(i)) of the Revolving Commitments of the Lenders shall be allocated by the Administrative Agent, pro rata according to the respective Revolving Commitment Percentages of the Lenders (other than payments in respect of any difference in the Commitment Fee in respect of any Tranche); provided that, at the request of the Borrower, in lieu of such application on a pro rata basis among all Revolving Commitments, such reduction may be applied to any Revolving Commitments so long as the Maturity Date of such Revolving Commitments precedes the Maturity Date of each other Tranche of Revolving Commitments then outstanding or, in the event more than one Tranche of Revolving Commitments shall have an identical Maturity Date that precedes the Maturity Date of each other Tranche of Revolving Commitments then outstanding, to such Tranches on a pro rata basis. Except as expressly otherwise provided herein, each payment (including each prepayment, but excluding payments made pursuant to Section 2.6, 2.7, 3.9, 3.10, 3.11, 3.12(d), 3.13, 10.1(g) or 10.6) by the Borrower on account of principal of and interest on any Tranche of Loans (other than (x) payments in respect of any difference in the interest accruing in respect of any Tranche and (y) any payments pursuant to Section 3.4(a)(iv) which shall be allocated as set forth in Section 3.4(a)(iv)) shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of such Tranche then held by the respective Lenders. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made on or prior to the time expressly required hereunder or under such other Loan Document for such payment (or, except with respect to principal or interest payments on Loans denominated in an Alternative Currency, if no such time is expressly required, prior to 2:00 P.M., New York City time; and with respect to principal or interest payments on Loans denominated in an Alternative Currency, if no such time is expressly required, prior to the Applicable Time), on the due date thereof to the Administrative Agent for the account of the Lenders holding the relevant Loans, the Lenders, the Administrative Agent, or the Other Representatives, as the case may be, at the Administrative Agent’s office specified in Section 10.2, in Dollars in immediately available funds. Payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day. The Administrative Agent shall distribute such payments to such Lenders or Other Representatives, as the case may be, if any such payment is received prior to 2:00 P.M., New York City time, on a Business Day, in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent shall distribute such payment to such Lenders or Other Representatives, as the case may be, on the next succeeding Business Day. If any payment hereunder (other than payments on the SOFR Loans) becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a SOFR Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. This Section 3.8(a) may be amended in accordance with Section 10.1(c) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new Tranches added pursuant to Sections 2.6 and 2.8, as applicable.

(b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower in respect of such borrowing a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Closing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate (or, in respect of a SOFR Borrowing, EURIBO Rate Borrowing or SONIA Borrowing, the greater of the foregoing and a rate determined by the Administrative Agent (in consultation with the Borrower) in accordance with banking industry rules on interbank compensation) for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 3.8(b) shall be conclusive in the absence of manifest error.

3.9 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain any SOFR Loans or RFR Loans as contemplated by this Agreement (“Affected Loans”), (a) such Lender shall promptly give written notice of such circumstances to the Borrower and the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Affected Loans, continue Affected Loans as such and convert an ABR Loan to an Affected Loan shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Loans, such Lender shall then have a commitment only to make an ABR Loan when an Affected Loan is requested, (c) such Lender’s Loans then outstanding as Affected Loans, if any, shall be converted automatically to ABR Loans in Dollars (in the case of a EURIBO Rate Loan or SONIA Rate Loan, in the amount of the Dollar Equivalent thereof) on the respective last days of the then-current Interest Periods with respect to such Affected Loans or within such earlier period as required by law and (d) such Lender’s then outstanding Affected Loans, if any, not converted to ABR Loans pursuant to clause (c) of this Section 3.9 shall, at the option of the Borrower (i) be prepaid with accrued interest thereon on the last day of the then-current Interest Period with respect thereto (or such earlier date as may be required by any such Requirement of Law) or (ii) bear interest at an alternate rate which reflects such Lender’s cost of funding such Loans, as reasonably determined by the Administrative Agent, plus the Applicable Margin hereunder. If any such conversion or prepayment of an Affected Loan comprised of EURIBO Rate Borrowings occurs on a day which is not the last day of the then-current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.14.

3.10 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender or Issuing Bank, or compliance by any Lender or Issuing Bank with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender or Issuing Bank becomes a Lender or such Issuing Bank becomes an Issuing Bank, as the case may be):

(i) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender or Issuing Bank which is not otherwise included in the determination of Term SOFR, the EURIBO Rate or SONIA Rate hereunder (excluding any Tax of any kind whatsoever); or

(ii) shall impose on such Lender or Issuing Bank any other condition (excluding any Tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender or any Issuing Bank, by an amount which such Lender or Issuing Bank deems to be material, of making, converting into, continuing or maintaining SOFR Loans or RFR Loans or issuing or participating in Letters of Credit (in each case hereunder) or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower from such Lender or Issuing Bank, through the Administrative Agent in accordance herewith, the Borrower shall promptly pay such Lender or Issuing Bank, upon its demand, any additional amounts necessary to compensate such Lender or Issuing Bank for such increased cost or reduced amount receivable with respect to such SOFR

Loans or RFR Loans or issuances or participations in such Letters of Credit; provided that, in any such case, the Borrower may elect to convert the SOFR Loans or RFR Loans made by such Lender or Issuing Bank hereunder to ABR Loans in Dollars (in the case of a EURIBO Rate Loan or SONIA Rate Loan, in the amount of the Dollar Equivalent thereof) by giving the Administrative Agent at least one Business Day’s notice of such election, in which case the Borrower shall promptly pay to such Lender or Issuing Bank, upon demand, without duplication, amounts theretofore required to be paid to such Lender or Issuing Bank pursuant to this Section 3.10(a) and such amounts, if any, as may be required pursuant to Section 3.5(a) and Section 3.14. If any Lender or Issuing Bank becomes entitled to claim any additional amounts pursuant to this Section 3.10(a), it shall provide prompt notice thereof to the Borrower, through the Administrative Agent, certifying (x) that one of the events described in this clause (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender or Issuing Bank and a reasonably detailed explanation of the calculation thereof (provided, that such request will not in any way require disclosure of confidential or price-sensitive information or any other information the disclosure of which is prohibited by law). Such a certificate as to any additional amounts payable pursuant to this Section 3.10(a) submitted by such Lender or Issuing Bank, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section 3.10(a), the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section 3.10(a) (i) for any amounts incurred more than six months prior to the date that such Lender or Issuing Bank notifies the Borrower of such Lender’s or Issuing Bank’s intention to claim compensation therefor except that, if the adoption of or change in any Requirement of Law or in the interpretation or application thereof giving rise to such increased costs or reductions is retroactive, then provided such Lender or Issuing Bank shall, within six months of such adoption, change, interpretation or application, have notified the Borrower of such Lender’s or Issuing Bank’s intention to claim compensation therefor, the six-month period first referred to in this sentence shall be extended to include the period of retroactive effect therefor or (ii) for any amounts, if such Lender or Issuing Bank is applying this provision to the Borrower in a manner that is inconsistent with its application of “increased cost” or other similar provisions under other credit agreements to similarly situated borrowers. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b) If any Lender or Issuing Bank shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or Issuing Bank or any corporation controlling such Lender or Issuing Bank with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the Closing Date, does or shall have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s or such corporation’s capital as a consequence of such Lender’s or Issuing Bank’s obligations hereunder to a level below that which such Lender or Issuing Bank or such corporation could have achieved but for such change or compliance (taking into consideration such Lender’s or Issuing Bank’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender or Issuing Bank to be material, then from time to time, within ten Business Days after submission by such Lender or Issuing Bank to the Borrower (through the Administrative Agent) of a written request therefor certifying (x) that one of the events described in this clause (b) has occurred and describing in reasonable detail the nature of such event, (y) as to the reduction of the rate of return on capital resulting from such event and (z) as to the additional amount or amounts demanded by such Lender or Issuing Bank or corporation and a reasonably detailed explanation of the calculation thereof, the Borrower shall pay to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank or corporation for such reduction (provided, that such request will not in any way require disclosure of confidential or price-sensitive information or any other information the disclosure of which is prohibited by law). Such a certificate as to any additional amounts payable pursuant to this Section 3.10(b) submitted by such Lender or Issuing Bank, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section 3.10(b), the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section 3.10(b) (i) for any amounts incurred more than six months prior to the date that such Lender or Issuing Bank notifies the Borrower of such Lender’s or Issuing Bank’s intention to claim compensation therefor except that, if the adoption of or change in any Requirement of Law or in the interpretation or application thereof giving rise to such increased costs or reductions is retroactive, then provided such Lender or Issuing Bank shall, within six months of such adoption, change, interpretation or application, have notified the Borrower of such Lender’s or Issuing Bank’s intention to claim compensation therefor, the six-month period first referred to in this sentence shall be extended to include the period of retroactive effect therefor or (ii) for any amounts, if such Lender or Issuing Bank is applying this provision to the Borrower in a manner that is inconsistent with its application of “increased cost” or other similar provisions under other syndicated credit agreements to similarly situated borrowers. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(c) Notwithstanding anything herein to the contrary, (i) the Dodd Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, regulations, guidelines and directives promulgated thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case, shall be deemed to have been enacted, adopted, promulgated or issued, as applicable, subsequent to the Closing Date for all purposes herein.

3.11 Taxes. (a) Except as provided below in this Section 3.11 or as required by law (which, for purposes of this Section 3.11, shall include FATCA), all payments made by the Borrower or the Agents under this Agreement and any Notes or promissory notes executed and delivered pursuant to Section 2.3(b) shall be made free and clear of, and without deduction or withholding for or on account of any Taxes; provided that if any Non-Excluded Taxes are required to be withheld from any amounts payable by the Borrower to any Agent or any Lender hereunder or under any notes, the amounts so payable by the Borrower shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall be entitled to deduct and withhold, and the Borrower shall not be required to indemnify for, any Non-Excluded Taxes, and any such amounts payable by the Borrower to or for the account of any Agent or Lender shall not be increased (x) if such Agent or Lender fails to comply with the requirements of clause (b), (c) or (d) of this Section 3.11 or with the requirements of Section 3.12, or (y) with respect to any Non-Excluded Taxes imposed in connection with the payment of any fees paid under this Agreement unless such Non-

Excluded Taxes are imposed as a result of a Change in Law, or (z) with respect to any Non-Excluded Taxes imposed by the United States or any state or political subdivision thereof, unless such Non-Excluded Taxes are imposed as a result of a change in treaty, law or regulation that occurred after the later of (i) the date that such Agent became an Agent hereunder or such Lender became a Lender hereunder (or, if such Agent or Lender is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, after the relevant beneficiary or member of such Agent or Lender became such a beneficiary or member, if later) (any such change, at such time, a “Change in Law”). Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the respective Lender or Agent, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate Governmental Authority in accordance with applicable law or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent, the Lenders and the Agents for any incremental Taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this Section 3.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b) Each Agent and each Lender that is not a United States Person shall:

(i) on or before the date of any payment by the Borrower under this Agreement or any Notes or promissory notes executed and delivered pursuant to Section 2.3(b) to, or for the account of, such Agent or Lender, deliver to the Borrower and the Administrative Agent (A) two accurate and complete copies of signed Internal Revenue Service Forms W-8BEN or Forms W-8BEN-E, as appropriate (certifying that it is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country) or Forms W-8ECI, or successor applicable form, as the case may be, in each case certifying that it is entitled to receive all payments under this Agreement and any notes without deduction or withholding of any United States federal income taxes, and (B) such other forms, documentation or certifications, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement and any notes;

(ii) deliver to the Borrower and the Administrative Agent two further copies of signed forms or certifications provided in Section 3.11(b)(i) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certificate previously delivered by it to the Borrower;

(iii) obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent; and

(iv) deliver, to the extent legally entitled to do so, upon reasonable request by the Borrower, to the Borrower and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from, or reduction of, withholding with respect to payments under this Agreement and any such notes, provided that, in determining the reasonableness of a request under this clause (4), such Lender shall be entitled to consider the cost (to the extent unreimbursed by any Loan Party) which would be imposed on such Lender of complying with such request; or

(v) in the case of any such Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and is claiming the so-called “portfolio interest exemption”,

(vi) represent to the Borrower and the Administrative Agent that it is not (A) a bank within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code;

(vii) deliver to the Borrower on or before the date of any payment by the Borrower with a copy to the Administrative Agent, (A) two certificates substantially in the form of Exhibit C hereto (any such certificate a “U.S. Tax Compliance Certificate”) and (B) two accurate and complete copies of signed Internal Revenue Service Forms W-8BEN or Forms W-8BEN-E, as appropriate, or successor applicable form, certifying to such Lender’s legal entitlement at the date of such form to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement and any such notes and (C) such other forms, documentation or certifications, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement and any such notes (and shall also deliver to the Borrower and the Administrative Agent two further copies of signed forms or certificates on or before the date the previous forms or certificates expire or become obsolete and after the occurrence of any event requiring a change in the most recently provided forms or certificates and, if necessary, obtain any extensions of time reasonably requested by the Borrower or the Administrative Agent for filing and completing such forms or certificates); and

(viii) deliver, to the extent legally entitled to do so, upon reasonable request by the Borrower, to the Borrower and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from, or reduction of, withholding with respect to payments under this Agreement and any such notes, provided that, in determining the reasonableness of a request under this clause (3), such Lender shall be entitled to consider the cost (to the extent unreimbursed by the Borrower) which would be imposed on such Lender of complying with such request; or

(ix) in the case of any such Agent or Lender that is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes,

(x) on or before the date of any payment by the Borrower under this Agreement or any such notes to, or for the account of, such Agent or Lender, deliver to the Borrower and the Administrative Agent two accurate and complete copies of signed Internal Revenue Service Forms W-8IMY and, if any beneficiary or member of such Lender is claiming the so-called “portfolio interest exemption”, (I) represent to the Borrower and the Administrative Agent that such Lender is not (A) a bank within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (II) also deliver to the Borrower and the Administrative Agent two U.S. Tax Compliance Certificates certifying to such Lender’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes; and

(A) with respect to each beneficiary or member of such Agent or Lender that is not claiming the so-called “portfolio interest exemption”, also deliver to the Borrower and the Administrative Agent (I) two copies of such beneficiary’s or member’s accurate and complete original signed Internal Revenue Service Form W-8BEN or Form W-8BEN-E, as appropriate (certifying that such beneficiary or member is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country), Form W-8ECI or Form W-9, or successor applicable form, as the case may be, in each case so that each such beneficiary or member is entitled to receive all payments under this Agreement and any such notes without deduction or withholding of any United States federal income taxes and (II) such other forms, documentation or certifications, as the case may be, certifying that each such beneficiary or member is entitled to an exemption from United States backup withholding tax with respect to all payments under this Agreement and any such notes; and

(B) with respect to each beneficiary or member of such Lender that is claiming the so-called “portfolio interest exemption”, (I) represent to the Borrower and the Administrative Agent that such beneficiary or member is not (1) a bank within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (II) also deliver to the Borrower and the Administrative Agent two U.S. Tax Compliance Certificates with respect to each beneficiary or member (which may be provided by such Lender on behalf of such beneficiary or member) and two copies of such beneficiary’s or member’s accurate and complete original signed Internal Revenue Service Form W-8BEN or Form W-8BEN-E, as appropriate, or successor applicable form, certifying to such beneficiary’s or member’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement and any such notes, and (III) also deliver to the Borrower and the Administrative Agent such other forms, documentation or certifications, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement and any such notes;

(xi) deliver to the Borrower and the Administrative Agent two further signed copies of any forms, certificates or certifications referred to above on or before the date any such form, certificate or certification expires or becomes obsolete, or any beneficiary or member changes, and after the occurrence of any event requiring a change in the most recently provided form, certificate or certification and obtain such extensions of time reasonably requested by the Borrower or the Administrative Agent for filing and completing such forms, certificates or certifications; and

(xii) deliver, to the extent legally entitled to do so, upon reasonable request by the Borrower, to the Borrower and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Agent or Lender (or beneficiary or member) to an exemption from, or reduction of, withholding with respect to payments under this Agreement and any such notes, provided that in determining the reasonableness of a request under this clause (3) such Agent or Lender shall be entitled to consider the cost (to the extent unreimbursed by the Borrower) which would be imposed on such Agent or Lender (or beneficiary or member) of complying with such request;

unless, in any such case, there has been a Change in Law which renders all such forms inapplicable or which would prevent such Agent or such Lender (or such beneficiary or member) from duly completing and delivering any such form with respect to it and such Agent or such Lender so advises the Borrower and the Administrative Agent.

(c) Each Lender and each Agent, in each case that is a United States Person, shall, on or before the date of any payment by the Borrower under this Agreement or any Notes or promissory notes executed and delivered pursuant to Section 2.3(b) to such Lender or Agent, deliver to the Borrower and the Administrative Agent two accurate and complete original signed Internal Revenue Service Forms W-9, or successor form, certifying that such Lender or Agent is a United States Person and that such Lender or Agent is entitled to complete exemption from United States backup withholding tax.

(d) Notwithstanding the foregoing, if the Administrative Agent is not a United States Person, on or before the date of any payment by the Borrower under this Agreement or any Notes or promissory notes executed and delivered pursuant to Section 2.3(b) to the Administrative Agent, the Administrative Agent shall:

(i) deliver to the Borrower (A) two accurate and complete original signed Internal Revenue Service Forms W-8ECI, or successor applicable form, with respect to any amounts payable to the Administrative Agent for its own account, (B) two accurate and complete original signed Internal Revenue Service Forms W-8IMY, or successor applicable form, with respect to any amounts payable to the Administrative Agent for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. person with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a U.S. person with respect to such payments as contemplated by U.S. Treasury Regulation §

1.1441-1(b)(2)(iv)) or (C) such other forms or certifications as may be sufficient under applicable law to establish that the Administrative Agent is entitled to receive any payment by the Borrower under this Agreement or any such notes (whether for its own account or for the account of others) without deduction or withholding of any United States federal income taxes;

(ii) deliver to the Borrower two further original signed forms or certifications provided in Section 3.11(d)(i) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certificate previously delivered by it to the Borrower; and

(iii) obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent.

(e) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to the Administrative Agent and the Borrower, at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Agent or the Borrower, such documentation prescribed by applicable law and such additional documentation reasonably requested by the Administrative Agent or the Borrower as may be necessary for the Administrative Agent and the Borrower to comply with their respective obligations (including any applicable reporting requirements) under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. For the avoidance of doubt, the Borrower and the Administrative Agent shall be permitted to withhold any Taxes imposed by FATCA.

(f) Each party’s obligations under this Section 3.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the expiration or cancellation of all Letters of Credit and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.12 Certain Rules Relating to the Payment of Additional Amounts. (a) Upon the request, and at the expense of the Borrower, each Lender and Agent to which the Borrower is required to pay any additional amount pursuant to Section 3.11, and any Participant in respect of whose participation such payment is required, shall reasonably afford the Borrower the opportunity to contest, and reasonably cooperate with the Borrower in contesting, the imposition of any Non-Excluded Tax giving rise to such payment; provided that (i) such Lender or Agent shall not be required to afford the Borrower the opportunity to so contest unless the Borrower shall have confirmed in writing to such Lender or Agent its obligation to pay such amounts pursuant to this Agreement and (ii) the Borrower shall reimburse such Lender or Agent for its reasonable attorneys’ and accountants’ fees and disbursements incurred in so cooperating with the Borrower in contesting the imposition of such Non-Excluded Tax; provided, however, that notwithstanding the foregoing no Lender or Agent shall be required to afford the Borrower the opportunity to contest, or cooperate with the Borrower in contesting, the imposition of any Non-Excluded Taxes, if such Lender or Agent in its sole discretion in good faith determines that to do so would have an adverse effect on it.

(b) If a Lender changes its applicable lending office (other than (i) pursuant to clause (c) below or (ii) after an Event of Default under Section 8.1(a) or (f) has occurred and is continuing) and the effect of such change, as of the date of such change, would be to cause the Borrower to become obligated to pay any additional amount under Section 3.10 or 3.11, the Borrower shall not be obligated to pay such additional amount.

(c) If a condition or an event occurs which would, or would upon the passage of time or giving of notice, result in the payment of any additional amount to any Lender or Agent by the Borrower pursuant to Section 3.10 or 3.11 or result in Affected Loans or commitments to make Affected Loans being automatically converted to ABR Loans or commitments to make ABR Loans, as the case may be, pursuant to Section 3.9, such Lender or Agent shall promptly notify the Borrower and the Administrative Agent and shall take such steps as may reasonably be available to it to mitigate the effects of such condition or event (which shall include efforts to rebook the Loans held by such Lender at another lending office, or through another branch or an affiliate, of such Lender); provided that such Lender or Agent shall not be required to take any step that, in its reasonable judgment, would be materially disadvantageous to its business or operations or would require it to incur additional costs (unless the Borrower agrees to reimburse such Lender or Agent for the reasonable incremental out-of-pocket costs thereof).

(d) If the Borrower shall become obligated to pay additional amounts pursuant to Section 3.10 or 3.11 and any affected Lender or Issuing Bank shall not have promptly taken steps necessary to avoid the need for payments under Section 3.10 or 3.11 or if Affected Loans or commitments to make Affected Loans are automatically converted to ABR Loans or commitments to make ABR Loans, as the case may be, under Section 3.9 and any affected Lender or Issuing Bank shall not have promptly taken steps necessary to avoid the need for such conversion under Section 3.9, the Borrower shall have the right, for so long as such obligation remains, (i) with the assistance of the Administrative Agent to seek one or more substitute Lenders or Issuing Banks reasonably satisfactory to the Administrative Agent, the Issuing Banks and the Borrower to purchase the affected Loan or Revolving Commitment or Letter of Credit participation and/or replace the affected Issuing Bank as an Issuing Bank hereunder, as the case may be, in whole or in part, at, in the case of Loans and Revolving Commitments, an aggregate price no less than such Loan’s or Commitment’s principal amount plus accrued interest, and assume the affected obligations under this Agreement, or (ii) so long as no Event of Default under Section 8.1(a) or (f) then exists or will exist immediately after giving effect to the respective prepayment, upon notice to the Administrative Agent to prepay the affected Loan, in whole or in part, subject to Section 10.5, without premium or penalty and terminate the Revolving Commitments of such Lender. In the case of the substitution of a Lender, then, the Borrower, the Administrative Agent, the affected Lender, and any substitute Lender shall execute and deliver an appropriately completed Assignment and Acceptance pursuant to Section 10.6(b) to effect the assignment of rights to, and the assumption of obligations by, the substitute Lender; provided that any fees required to be paid by Section 10.6(b) in connection with such assignment shall be paid by the Borrower or the substitute Lender. In the case of a prepayment of an affected Loan, the amount specified in the notice shall be due and payable on the date specified therein, together with any accrued interest to such date on the amount prepaid. In the case of each of the substitution of a Lender and of the prepayment of an affected Loan, the Borrower shall first pay the affected Lender any additional amounts owing under Sections 3.10 and 3.11 (as well as any commitment fees and other amounts then due and owing to such Lender, including any amounts under this Section 3.12) prior to such substitution or prepayment. In the case of the substitution of a Lender pursuant to this Section 3.12(d), if the Lender being replaced does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the assignee Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrower owing to such replaced Lender relating to the Loans, participations and L/C Participations and participations so assigned shall be paid in full by the assignee Lender and/or the Borrower to such Lender being replaced, then the Lender being replaced shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Lender.

(e) If any Agent or any Lender or Issuing Bank receives a refund directly attributable to Taxes for which the Borrower has made additional payments pursuant to Section 3.11(a), such Agent or such Lender or Issuing Bank, as the case may be, shall promptly pay such refund (together with any interest with respect thereto received from the relevant taxing authority, but net of any reasonable cost incurred in connection therewith) to the Borrower; provided, however, that the Borrower agrees promptly to return such refund (together with any interest with respect thereto due to the relevant taxing authority) (free of all Non-Excluded Taxes) to such Agent or the applicable Lender, as the case may be, upon receipt of a notice that such refund is required to be repaid to the relevant taxing authority.

(f) The obligations of any Agent, Lender, Issuing Bank or Participant under this Section 3.12 shall survive the termination of this Agreement and the payment of the Loans and all amounts payable hereunder.

3.13 Defaulting Lenders. Notwithstanding anything contained in this Agreement to the contrary, if any Tranche A Term Lender or Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Tranche A Term Lender or Revolving Lender, as applicable, is a Defaulting Lender:

(a) in the case of a Revolving Lender, no Commitment Fee shall accrue for the account of a Defaulting Lender so long as such Revolving Lender shall be a Defaulting Lender;

(b) in determining the Required Lenders or Required Revolving Lenders, as applicable, any Tranche A Term Lender or Revolving Lender that at the time is a Defaulting Lender (and the Tranche A Term Loans, Revolving Loans and/or Revolving Commitment of such Defaulting Lender) shall be excluded and disregarded;

(c) the Borrower shall have the right, at its sole expense and effort (i) to seek one or more Persons reasonably satisfactory to the Administrative Agent and the Borrower to each become a substitute Tranche A Term Lender or Revolving Lender, as applicable, and assume all or part of the Tranche A Term Loan Commitment or Revolving Commitment, as applicable, of any such Defaulting Lender and the Borrower, the Administrative Agent and any such substitute Tranche A Term Lender or Revolving Lender, as applicable, shall execute and deliver, and such Defaulting Lender shall thereupon be deemed to have executed and delivered, an appropriately completed Assignment and Acceptance to effect such substitution or (ii) upon notice to the Administrative Agent, to prepay the Loans and, at the Borrower’s option, terminate the Revolving Commitments of such Defaulting Lender, in whole or in part, without premium or penalty; and

(d) if any L/C Exposure exists at the time a Revolving Lender becomes a Defaulting Lender then:

(i) all or any part of such L/C Exposure shall be reallocated among the Non-Defaulting Lenders that are Revolving Lenders in accordance with their respective Revolving Commitment Percentages but only to the extent the sum of all Non-Defaulting Lenders’ L/C Exposure does not exceed the total of all Non-Defaulting Lenders’ Revolving Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within one Business Day following notice by the Administrative Agent, cash collateralize such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) on terms reasonably satisfactory to the relevant Issuing Banks for so long as such L/C Exposure is outstanding; or

(iii) if any portion of such Defaulting Lender’s L/C Exposure is cash collateralized pursuant to clause (ii) above, the Borrower shall not be required to pay the Issuing Bank Fee pursuant to Section 3.5(c) with respect to such portion of such Defaulting Lender’s L/C Exposure so long as it is cash collateralized;

(e) if any portion of such Defaulting Lender’s L/C Exposure is reallocated to the Non-Defaulting Lenders pursuant to clause (d)(i) above, then the letter of credit commission with respect to such portion shall be allocated among the Non-Defaulting Lenders in accordance with their Revolving Commitment Percentages. No Issuing Bank shall be required to issue, amend, extend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the Non-Defaulting Lenders and/or cash collateralized on terms reasonably satisfactory to it, and participations in any such newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentages (and Defaulting Lenders shall not participate therein); and

(f) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 10.7) may, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated non-interest bearing account and, subject to any applicable Requirement of Law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Banks hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if such payment is (x) a prepayment of the principal amount of any Revolving Loans or amount of reimbursement in respect of letter of credit disbursements in respect of which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 5.2 are satisfied, such payment shall be applied solely to prepay the Revolving Loans of, and amounts of reimbursement of an L/C Disbursement owed to, all Non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Revolving Loans, or amounts of reimbursement of an L/C Disbursement owed to, any Defaulting Lender.

In the event that the Administrative Agent, the Borrower, each applicable Issuing Bank, as the case may be, each agrees that a Defaulting Lender has adequately remedied all matters that caused such Revolving Lender to be a Defaulting Lender, then the L/C Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Revolving Lender’s Revolving Commitment and, on such date, such Revolving Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Revolving Loans in accordance with its Revolving Commitment Percentage. The rights and remedies against a Defaulting Lender under this Section 3.13 are in addition to other rights and remedies that the Borrower, the Administrative Agent, the Issuing Banks and the Non-Defaulting Lenders may have against such Defaulting Lender. The arrangements permitted or required by this Section 3.13 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise.

3.14 Breakage. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any EURIBO Rate Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any EURIBO Rate Loan, or the conversion of the Interest Period with respect to any EURIBO Rate Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any EURIBO Rate Loan to be made by such Lender (including any EURIBO Rate Loan to be made pursuant to a conversion or continuation under Section 3.2) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this Section 3.14 being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder in respect of any EURIBO Rate Loan. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the EURIBO Rate Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender (as reasonably determined by such Lender) in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A reasonably detailed certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 3.14 shall be delivered to the Borrower and shall be conclusive absent manifest error.

SECTION 4 Representations and Warranties

To induce the Administrative Agent and each Lender to make the Extensions of Credit requested to be made by it on the Closing Date, the Borrower with respect to itself and its Subsidiaries, hereby represents and warrants, on the Closing Date to the Administrative Agent and the Lenders that:

4.1 Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is a Person (i) duly organized or formed and validly existing and (ii) in good standing (to the extent such concept has a legally recognized meaning in its jurisdiction of organization) under the Laws of the jurisdiction of its organization, (b) has all requisite corporate or other organizational power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all applicable Laws and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (a)(i) (other than as to the Borrower and any Material Subsidiary that is a Loan Party), clause (a)(ii) (other than as to the Borrower) or clauses (b)(i), (c), (d) or (e), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

4.2 Authorization; No Contravention. (a) The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, (i) are within such Loan Party’s corporate or other powers and have been duly authorized by all necessary corporate or other organizational action and (ii) do not and will not (A) contravene the terms of any of such Person’s Organization Documents; (B) conflict with or result in any breach or contravention of, or require any payment to be made under, (x) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (C) violate any Law; except, in the case of clauses (ii)(A) (other than as to the Borrower), (ii)(B) and (ii)(C) to the extent that such conflict, breach, contravention or payment would not reasonably be expected to have a Material Adverse Effect and (b) the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party do not or will not result in the creation of any Lien under any Contractual Obligation to which such Person is a party or by which such Person or the properties of such Person or any of its Subsidiaries is bound (other than as permitted by Section 7.2).

4.3 Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Security Documents, (c) the perfection or maintenance of the Liens created under the Security Documents (including the priority thereof) or (d) the exercise by the Collateral Agent, Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Security Documents, except for (i) actions, filings and registrations necessary to perfect the Liens on the Collateral and the priority thereof granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain, take, give or make would not reasonably be expected to have a Material Adverse Effect.

4.4 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by Holdings and each Loan Party that is a party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of Holdings and such Loan Party, enforceable against Holdings and each Loan Party that is party thereto in accordance with its terms, in each case except as such enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity.

4.5 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements fairly present in all material respects the financial condition of the Borrower and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect on the business, operations, assets, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole.

4.6 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that would reasonably be expected to have a Material Adverse Effect.

4.7 No Default. Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.8 Ownership of Property; Liens. Each of the Borrower and its Subsidiaries has good title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.2 and except where the failure to have such title or other interests would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.9 Environmental Compliance.

(a) There are no claims against the Borrower or its Subsidiaries alleging potential liability or responsibility for violation of any Environmental Law binding on their respective businesses, operations and properties that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, (i) none of the properties currently or formerly owned or operated by the Borrower or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by the Borrower or any of its Subsidiaries, or on any property formerly owned or operated by the Borrower or any of its Subsidiaries requiring investigation, remediation, mitigation, removal, or assessment, or other response, remedial or corrective action, pursuant to Environmental Law; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by the Borrower or any of its Subsidiaries; and (iv) Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries except for such releases, discharges or disposal that were in material compliance with Environmental Laws.

(c) The properties currently or formerly owned or leased by the Borrower or its Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of, (ii) require remedial action under, or (iii) would reasonably be expected to give rise to liability under, Environmental Laws, except for violations, remedial actions and liabilities that, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(d) Neither the Borrower nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for such investigation or assessment or remedial or response action that, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(e) All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or, to the knowledge of the Borrower, formerly owned or operated by the Borrower or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in a Material Adverse Effect.

4.10 Taxes. The Borrower and its Subsidiaries have filed all Federal and material state and other tax returns and reports required to be filed, and have paid all Federal and material state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets or otherwise due and payable by them, except those (a) which are not overdue by more than 30 days or (b) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (c) with respect to which the failure to make such filing or payment would not reasonably be expected to have a Material Adverse Effect.

4.11 ERISA Compliance.

(a) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws, except as would not reasonably be expected to result in a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter will be submitted to the IRS within the applicable required time period with respect thereto and, to the knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification, except as would not reasonably be expected to result in a Material Adverse Effect. Each Loan Party and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan, except as would not reasonably be expected to result in a Material Adverse Effect.

(b) There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event or Foreign Benefit Event has occurred or, to the knowledge of the Borrower, is reasonably expected to occur; (ii) no Pension Plan is in “at-risk status” (as defined in Section 303(i)(4) of ERISA) and no application for a waiver of the minimum funding standard has been filed with respect to any Pension Plan; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 4.11(c), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

4.12 Subsidiaries; Equity Interests. As of the Closing Date, no Loan Party has any Subsidiaries other than those disclosed in Schedule 4.12, and all of the outstanding Equity Interests in such Subsidiaries that are owned by a Loan Party are owned free and clear of all Liens except for Permitted Liens. As of the Closing Date, Schedule 4.12 (a) sets forth the name and jurisdiction of each Subsidiary, (b) sets forth the ownership interest of the Borrower and any other Subsidiary in each Subsidiary, including the percentage of such ownership and (c) identifies each Subsidiary that is a Subsidiary the Equity Interests of which are required to be pledged hereunder or under the Security Documents.

4.13 Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of any Borrowings or drawings under any Letter of Credit will be used by the Borrower to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(b) Neither the Borrower nor any other Loan Party is or is required to be registered as an “investment company” under the Investment Company Act.

4.14 Anti-Terrorism Law. Except to the extent it would not reasonably be expected to have a Material Adverse Effect, to the extent applicable, each Loan Party is in compliance with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (b) the Patriot Act.

4.15 Sanctioned Persons. None of the Borrower or any Subsidiary nor, to the knowledge of the Borrower, any director, officer or employee of the Borrower or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not directly, or to its knowledge, indirectly use the proceeds of the Tranche A Term Loans, Revolving Loans or Letters of Credit for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

4.16 Foreign Corrupt Practices Act. Except to the extent it would not reasonably be expected to have a Material Adverse Effect, the Borrower has, and to the knowledge of the Borrower each of its directors, officers, agents, employees, and any person acting for or on behalf of the Borrower has, complied with, and will comply with, the U.S. Foreign Corrupt Practices Act, as amended from time to time, or any other applicable anti -bribery or anti -corruption law; and except to the extent it would not reasonably be expected to have a Material Adverse Effect, the Borrower has not, and to the knowledge of the Borrower none of its directors, officers, agents, employees, and any person acting for or on behalf of the Borrower, its directors, officers, agents or employees have, made, offered, promised, or authorized, and the Borrower will not, and will use its commercially reasonable efforts to cause each of its directors, officers, agents, employees, and any person acting for or on its behalf to not, make, offer, promise, or authorize, whether directly or indirectly, any payment, of anything of value to: (i) an executive, official, employee or agent of a governmental department, agency or instrumentality, (ii) a director, officer, employee or agent of a wholly or partially government-owned or -controlled company or business, (iii) a political party or official thereof, or candidate for political office or (iv) an executive, official, employee or agent of a public international organization (e.g., the International Monetary Fund or the World Bank) (“Government Official”); in each case while knowing or having a reasonable belief that all or some portion will be used for the purpose of: (a) influencing any act, decision or failure to act by a Government Official in his or her official capacity, (b) inducing a Government Official to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity, or (c) securing an improper advantage; in each case in order to obtain, retain, or direct business.

4.17 Labor Matters. As of the Closing Date, (a) there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened; (b) the hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters and (c) all payments due from the Borrower or any Subsidiary on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability (if required in accordance with GAAP) on the books of the Borrower or such Subsidiary, except, with respect to each of clauses (a) through (c), as would not reasonably be expected to result in a Material Adverse Effect.

4.18 Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished), in each case on or prior to the Closing Date, when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, (A) with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time of preparation, it being understood that projections are as to future events and are not to be viewed as facts, that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, that no assurance can be given that any particular projection will be realized and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material and that such projections are not a guarantee of future financial performance and (B) that no representation is made with respect to information of a general economic or general industry nature.

4.19 Intellectual Property; Licenses, Etc. Each Loan Party and its Subsidiaries own or possess the right to use all of the trademarks, service marks, trade names, logos, trade dress, goodwill associated with the foregoing, domain names, copyrights, patents, trade secrets, know-how and other intellectual property rights (including all registrations and applications for registration of the foregoing) (collectively, “IP Rights”) that are necessary for the operation of their respective businesses, except to the extent that the failure to so own or possess the right to use such IP Rights, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, the conduct of the business of each Loan Party and its Subsidiaries does not infringe, misappropriate or otherwise violate any IP Rights of any other Person except for such infringements, misappropriations or violations, which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. There is no claim, investigation, suit or proceeding pending or, to the knowledge of the Borrower, threatened in writing, against any Loan Party or any of its Subsidiaries (i) challenging the validity, ownership or use of any IP Rights of such Loan Party or any of its Subsidiaries or (ii) alleging that the conduct of their respective businesses infringes, misappropriates, or otherwise violates the IP Rights of any other Person, in each case which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

4.20 Solvency. On the Closing Date after giving effect to the transactions contemplated hereby, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

4.21 Senior Debt Status. The Loans will be treated as senior debt under the relevant documentation for any Subordinated Indebtedness of the Borrower or any Guarantor.

4.22 Valid Liens. Other than during a Collateral Suspension Period, each Security Document (other than the Mortgages) is, or on execution and delivery thereof by the parties thereto will be, effective to create (to the extent described therein) in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, or security interests in, the Collateral described therein to the extent required by the terms thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity. (a) When financing statements and other filings in appropriate form are filed in the offices of the Secretary of State of each Loan Party’s jurisdiction of organization or formation and applicable documents are filed and recorded in the United States Copyright Office and the United States Patent and Trademark Office, and (b) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Agreement), the Liens created by the Security Documents (other than the Mortgages) shall constitute to the extent required by the terms thereof fully perfected Liens on, and security interests in, all right, title and interest of the grantors in such Collateral, in each case free and clear of any Liens other than Liens permitted by Section 7.2.

SECTION 5 Conditions Precedent

5.1 Conditions to Initial Extension of Credit. This Agreement, including the agreement of each Lender to make the Initial Extension of Credit requested to be made by it, shall become effective on the date on which the following conditions precedent shall have been satisfied or waived:

(a) The Administrative Agent shall have received executed counterparts of this Agreement by the Borrower and the Guarantee Agreement by each Loan Party, as applicable.

(b) The Administrative Agent shall have received, on behalf of itself and the Lenders, a favorable written opinion of (i) Debevoise & Plimpton LLP and (ii) Richards, Layton & Finger, PA, special Delaware counsel, in each case (A) dated the Closing Date, and (B) addressed to the Administrative Agent, the Issuing Banks and the Lenders.

(c) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, partnership agreement or other constitutive document, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State or comparable office of the state of its organization or, if consented to by the Administrative Agent (not to be unreasonably withheld or delayed), by a Responsible Officer or other officer of the relevant Loan Party, and a certificate as to the good standing of the Borrower as of a recent date, from the Secretary of State or comparable office of the state of its organization; (ii) a certificate of a Responsible Officer or other officer of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws, partnership agreement, limited liability company agreement (or other equivalent documents) of such Loan Party as in effect on the Closing Date and at all times since a date immediately prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors, members or partners or shareholders (or other equivalent governing body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation, partnership agreement or other constitutive document of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or other authorized officer executing the certificate pursuant to clause (ii) above.

(d) All reasonable fees, costs and expenses due and payable on or prior to the Closing Date (including Attorney Costs and expenses of any other advisors), to the extent invoiced at least two Business Days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), and other compensation payable to the Administrative Agent, the Lead Arrangers and the Lenders required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document or under the Fee Letter on the Closing Date, shall have been paid.

(e) This Agreement shall have been designated as (i) a Refinancing Agreement (as defined in the Existing Revolver) and a Subsequent Revolving Credit Agreement (as defined in the Security Agreement) with respect to the Existing Revolver and (ii) a Subsequent Term Loan Credit Agreement (as defined in the Security Agreement) with respect to the Existing Credit Agreement, in each case for purposes of the Security Agreement and the Security Agreement and the Intellectual Property Security Agreements. The Security Agreement and the Intellectual Property Security Agreements shall be in full force and effect on the Closing Date, and true and correct copies of such Security Documents shall have been delivered to the Collateral Agent.

(f) The Administrative Agent shall have received a duly completed Borrowing Request from the Borrower substantially in the form of Exhibit B.

(g) The Borrower shall have delivered a notice, which notice shall be conditional with the effectiveness of this Agreement, terminating the commitments under the Existing Revolver and such commitments shall have been, or shall concurrently with the effectiveness of this Agreement be, terminated.

(h) All outstanding principal, interest, fees and other Indebtedness owing under the Existing Revolver and the Existing Credit Agreement shall have been, or shall concurrently with the effectiveness of this Agreement be, repaid in full.

(i) The representations and warranties of the Loan Parties set forth in Section 4 and in each other Loan Document shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(j) As of the Closing Date, no Default or Event of Default shall have occurred and be continuing.

(k) The Administrative Agent shall have received, at least five days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation, as has been reasonably requested in writing at least 10 days prior to the Closing Date.

(l) In connection with any Letter of Credit being issued on the Closing Date, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.10(b) or as otherwise agreed by the Issuing Bank and the Administrative Agent.

5.2 All Revolving Credit Events after the Closing Date. On the date of each Borrowing (other than a conversion or a continuation of a Borrowing) and on the date of each issuance, amendment, extension or renewal of a Letter of Credit (each such event being called a “Revolving Credit Event”):

(a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.4 (or such notice shall have been deemed given in accordance with Section 2.2) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.10(b).

(b) The representations and warranties of the Loan Parties set forth in Section 4 and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Revolving Credit Event with the same effect as though made on and as of such date, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date and (ii) the representations and warranties contained in Section 4.5(a) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.1(a) and (b).

(c) At the time of and immediately after such Revolving Credit Event, no Default or Event of Default shall have occurred and be continuing.

Each Revolving Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date of such Revolving Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 5.2.

SECTION 6 Affirmative Covenants

The Borrower hereby agrees that, from and after the Closing Date until payment in full of the Term Loans, Revolving Loans and all other Facility Obligations then due and owing to any Lender or Agent hereunder, and so long as any Revolving Lender shall have any Revolving Commitments hereunder or any Letter of Credit (which has not been cash collateralized or backstopped, in each case on terms agreed to by the Borrower, the applicable Issuing Bank and the Administrative Agent in its sole discretion) shall remain outstanding, the Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Subsidiaries to:

6.1 Financial Statements. Deliver to the Administrative Agent for further distribution to each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower ending on or after the Closing Date (or such longer period as would be permitted by the SEC if the Borrower (or any Parent whose financial statements satisfy the Borrower’s reporting obligations under this Section 6.1(a)) were then subject to SEC reporting requirements as a non-accelerated filer; provided, that such longer period shall not apply if the SEC provided such longer period exclusively to the Borrower (or such Parent)), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of KPMG LLP or any other independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than with respect to, or resulting from (i) an upcoming maturity date under the Facilities that is scheduled to occur within one year from the time such report and opinion are delivered or (ii) any potential inability to satisfy the covenant in Section 7.6 of this Agreement or any financial maintenance covenant included in any other Indebtedness of the Borrower or its Subsidiaries on a future date or in a future period);

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower ending on or after the Closing Date (or such longer period as would be permitted by the SEC if the Borrower (or any Parent whose financial statements satisfy the Borrower’s reporting obligations under this Section 6.1(b)) were then subject to SEC reporting requirements as a non-accelerated filer; provided, that such longer period shall not apply if the SEC provided such longer period exclusively to the Borrower (or such Parent)), the unaudited consolidated balance sheet of the Borrower as at the end of such fiscal quarter, and the related unaudited consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, and setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) to the extent applicable, simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.1(a) and 6.1(b) above, related unaudited condensed consolidating financial statements reflecting the material adjustments necessary (as determined by the Borrower in good faith) to eliminate the accounts of Subsidiaries that are bona fide joint ventures (if any) and Securitization Subsidiaries (if any) from such consolidated financial statements.

Notwithstanding the foregoing, (i) in the event that the Borrower delivers to the Administrative Agent an Annual Report for any Parent on Form 10-K for any fiscal year, as filed with the SEC, within 90 days after the end of such fiscal year (or such longer period as would be permitted by the SEC if such Parent were then subject to SEC reporting requirements as a non-accelerated filer; provided, that such longer period shall not apply if the SEC provided such longer period exclusively to the Borrower (or such Parent)), such Form 10-K shall satisfy all requirements of Section 6.1(a) with respect to such fiscal year and (ii) in the event that the Borrower delivers to the Administrative Agent a Quarterly Report for any Parent on Form 10-Q for any fiscal quarter, as filed with the SEC, within 45 days after the end of such fiscal quarter (or such longer period as would be permitted by the SEC if such Parent were then subject to SEC reporting requirements as a non-accelerated filer; provided, that such longer period shall not apply if the SEC provided such longer period exclusively to the Borrower (or such Parent)), such Form 10-Q shall satisfy all requirements of Section 6.1(b) with respect to such fiscal quarter.

Notwithstanding anything in clauses (a) or (b) of this Section 6.1 to the contrary, except as expressly required with respect to Subsidiaries in clause (c) above, in no event shall any annual or quarterly financial statements delivered pursuant to clauses (a) or (b) of this Section 6.1 be required to (x) include any separate consolidating financial information with respect to the Borrower, any Subsidiary Guarantor or any other Affiliate of the Borrower, (y) comply with Section 302, Section 404 and Section 906 of the Sarbanes Oxley Act of 2002, as amended, or related items 307 and 308 of Regulation S-K under the Securities Act and (z) comply with Rule 3-05, Rule 3-09, Rule 3-10 and Rule 3-16 of Regulation S-X under the Securities Act, as the same may be amended or any successor law, rule or regulation thereto.

6.2 Certificates; Other Information. Deliver to the Administrative Agent for further distribution to each Lender:

(a) to the extent (x) permitted by the internal policies of such independent certified public accountants and (y) that Section 7.6 was applicable during the time period covered by the financial statements delivered under Section 6.1(a), no later than five (5) days after the delivery of the financial statements referred to in Section 6.1(a), a certificate or report of its independent certified public accountants stating that in making the examination necessary therefor no knowledge was obtained of any failure of the Company to comply with the terms, covenants, provisions or conditions of Section 7.6, except as specified in such certificate or, if any such failure to comply shall exist, stating the nature of such failure to comply;

(b) concurrently with the delivery of the financial statements and reports referred to in Sections 6.1(a) and (b), a certificate signed by a Responsible Officer of the Borrower substantially in the form of Exhibit P (a “Compliance Certificate”) (i) stating that, to the best of such Responsible Officer’s knowledge, each of the Borrower and its Subsidiaries during such period has observed or performed all of its covenants and other agreements contained in this Agreement and the other Loan Documents to which it is a party and that such Responsible Officer has obtained no knowledge of any Default or Event of Default, except, in each case, as specified in such certificate and (ii) if such Compliance Certificate demonstrates an Event of Default of any covenant under Section 7.6, one or more of the holders of Equity Interests of any Parent or the Borrower may deliver, together with such Compliance Certificate, notice of their intent to cure (a “Notice of Intent to Cure”) such Event of Default through either (x) capital contributions or the purchase of Equity Interests as contemplated pursuant to clause (a)(13) and the final proviso of the definition of “EBITDA,” or (y) solely during a Collateral Suspension Period, by electing to deliver a Collateral Suspension Reversion Notice, and, upon delivery of such notice, the financial covenant contained in Section 7.6(a)(ii) or Section 7.6(b)(ii), as applicable, shall cease to apply and the financial covenant contained in Section 7.6(a)(i) or Section 7.6(b)(i), as applicable, shall instead apply, and, so long as the Borrower is, or would have been, in compliance with the financial covenant contained in Section 7.6(a)(i) or Section 7.6(b)(i), as applicable, as of the relevant date of determination, the Borrower shall be deemed to be in compliance with Section 7.6 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default or Event of Default hereunder that had occurred shall be deemed cured for the purposes of this Agreement, such cure shall be deemed to be effective as of the last day of such applicable period; provided that, in the case of any cure described in clause (x) above, after receipt of the Notice of Intent to Cure and during the 15 Business Days during which such capital contributions or purchase of Equity Interests may be made, unless and until the relevant cure amount is actually received by the Borrower, no Lender or Issuing Bank shall be required to make any Loans or issue any Letters of Credit hereunder;

(c) promptly after the same are publicly available, copies of each annual report, proxy or financial statement or other material report or material communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower has filed with the SEC (other than any registration statement on Form S-8 or any filing on Form 8-K) or with any national securities exchange and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) together with the delivery of each Compliance Certificate pursuant to Section 6.2(b), copies of any Intellectual Property Security Agreement delivered to the Collateral Agent in accordance with Section 2.11(e) of the Security Agreement during the prior fiscal quarter;

(e) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation; and

(f) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Sections 6.1(a) or (b) or 6.2 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 10.2 (or such other website address as the Borrower may specify by written notice to the Administrative Agent from time to time); or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website (including any website maintained by the SEC) or whether sponsored by the Administrative Agent); provided that: (i) upon request the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for the timely accessing of posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

6.3 Notices. Promptly upon a Responsible Officer of the Borrower obtaining knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default; and

(b) of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including arising out of or resulting from: (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary, (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary and any Governmental Authority, (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws and or in respect of IP Rights or the assertion or occurrence of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit, or (iv) the occurrence of any ERISA Event or Foreign Benefit Event.

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Section 6.3(a) or (b) (as applicable) and (y) setting forth reasonable details of the occurrence referred to therein and stating what action (if any) the Borrower has taken and proposes to take with respect thereto. The Administrative Agent agrees to promptly transmit each notice received by it in compliance with Section 6.3(a) to each Lender.

6.4 Payment of Taxes. Pay, discharge or otherwise satisfy as the same shall become due and payable, all taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets, except (a) those which are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained to the extent required by GAAP (or, for Foreign Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdictions of organization) or (b) to the extent the failure to pay, discharge or satisfy the same would not reasonably be expected to have a Material Adverse Effect.

6.5 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization, except in a transaction permitted by Section 7.3 to the extent (other than for the Borrower) that the failure to do so would not reasonably be expected to have a Material Adverse Effect, (b) take all reasonable action to maintain all rights, privileges (including its good standing if such concept has a legally recognized meaning in its jurisdiction of organization), permits, licenses and franchises necessary in the normal conduct of its business, except, in each case, in connection with an asset disposition or to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect, and (c) preserve or renew all of its registered patents, trademarks, trade names, service marks and copyrights, to the extent required under the Security Agreement.

6.6 Maintenance of Properties. Except if the failure to do so would not reasonably be expected to have a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear and casualty or condemnation excepted.

6.7 Maintenance of Insurance. Except where failure to do so would not reasonably be expected to have a Material Adverse Effect, maintain with financially sound and reputable insurance companies insurance with respect to its material properties and business against loss or damage of such types and in such amounts (after giving effect to any self-insurance consistent with past practice, or reasonable under the circumstances, and, in either case, customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Subsidiaries) as are consistent with past practice, or reasonable under the circumstances, and customarily carried under similar circumstances by such other Persons.

6.8 Compliance with Laws. Comply in all material respects with the requirements of all applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.9 Books and Records. Maintain proper books of record and account in a manner to allow financial statements to be prepared in conformity with GAAP consistently applied in respect of all material financial transactions and matters involving the material assets and business of the Borrower and its Subsidiaries taken as a whole (it being understood and agreed that each Foreign Subsidiary may maintain individual books and records in a manner to allow financial statements to be prepared in conformity with generally accepted accounting principles that are applicable in its jurisdiction of organization).

6.10 Inspection Rights. Permit representatives of the Administrative Agent (x) to visit and inspect any of its properties (to the extent it is within such person’s control to permit such inspection), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers all at the reasonable expense of the Borrower, and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower and (y) to have reasonable discussions regarding the business, operations, properties and financial condition of the Borrower and its Subsidiaries with the Borrower’s independent certified public accountants (subject to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default, (i) the Administrative Agent shall not exercise such rights more often than once during any calendar year absent the existence of an Event of Default and (ii) such exercise shall be at the Borrower’s reasonable expense; provided further that when an Event of Default exists the Administrative Agent (or any of its representatives) may do any of the foregoing at the reasonable expense of the Borrower at any time during normal business hours and upon reasonable advance written notice. The Administrative Agent shall give the Borrower the opportunity to participate in any discussions with the Borrower’s accountants pursuant to clause (y) of the immediately preceding sentence. Notwithstanding anything to the contrary in Section 6.2(f) or in this Section 6.10, none of the Borrower or any Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or the Lenders (or their respective representatives) is prohibited by Requirement of Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

6.11 Use of Proceeds.

(a) Use the proceeds of the Tranche A Term Loans only to refinance existing Indebtedness under the Existing Credit Agreement and pay related fees, costs and expenses.

(b) Use the proceeds of the Revolving Loans and request the issuance of Letters of Credit only for general corporate purposes of the Borrower and its Subsidiaries, including for any other purpose not prohibited hereunder.

SECTION 7 Negative Covenants

The Borrower hereby agrees that, from and after the Closing Date until payment in full of the Term Loans, Revolving Loans and all other Obligations then due and owing to any Lender or Agent hereunder, and so long as any Revolving Lender shall have any Revolving Commitments hereunder or any Letter of Credit (which has not been cash collateralized or backstopped, in each case on terms agreed to by the Borrower, the applicable Issuing Bank and the Administrative Agent in its sole discretion) shall remain outstanding:

7.1 Indebtedness.

(a) Solely during a Collateral Suspension Period, the Subsidiaries (other than any bona fide joint venture or any Subsidiary Guarantor) of the Borrower will not, and the Borrower will not permit any of its Subsidiaries (other than any bona fide joint venture or any Subsidiary Guarantor) to, directly or indirectly, create, incur, issue, assume, enter into any guarantee of, or otherwise become directly or indirectly liable, contingently or otherwise, for (collectively, “incur”) any Indebtedness;

(b) Notwithstanding the foregoing Section 7.1(a), the Borrower’s Subsidiaries may incur the following Indebtedness (collectively, “Permitted Debt”):

(i) (I) Indebtedness (a) [reserved], (b) pursuant to any Credit Agreement and (c) pursuant to the 2020 Senior Secured Notes and 2021 Senior Secured Notes, up to an aggregate principal amount, not to exceed at any one time outstanding the greater of (A) $2,800.0 million and (B) the maximum aggregate principal amount (as of the date of incurrence of any such Indebtedness and after giving pro forma effect to the incurrence thereof and the application of the net proceeds therefrom (or as of the date of the initial borrowing of such Indebtedness after giving pro forma effect to the incurrence of the entire committed amount of such Indebtedness)) that can be incurred without exceeding (x) other than during a Collateral Suspension Period, a Senior Secured Indebtedness to EBITDA Ratio for the Borrower of 4.00 to 1.00 (it being understood that for purposes of determining compliance under this clause (I) and under Section 2.6(a), any Indebtedness incurred under this clause (I) and under Section 2.6(a) (whether or not secured), other than Revolving Credit Indebtedness, will be included in the amount of Senior Secured Indebtedness for purposes of calculating the Senior Secured Indebtedness to EBITDA Ratio) or (y) during a Collateral Suspension Period, a Total Indebtedness to EBITDA Ratio for the Borrower of 3.00 to 1.00 (it being understood that for purposes of determining compliance under this clause (I) and under Section 2.6(a), any Indebtedness incurred under this clause (I) and under Section 2.6(a) (whether or not secured), other than Revolving Credit Indebtedness, will be included in the amount of Total Indebtedness for purposes of calculating the Total Indebtedness to EBITDA Ratio), (II) Indebtedness pursuant to any Credit Agreement up to an aggregate principal amount not to exceed at any one time outstanding the maximum aggregate principal amount (as of the date of incurrence of any such Indebtedness and after giving pro forma effect to the incurrence thereof and the application of the net proceeds therefrom (or as of the date of the initial borrowing of such Indebtedness after giving pro forma effect to the incurrence of the entire committed amount of such Indebtedness)) that can be incurred without exceeding a Senior Secured Indebtedness to EBITDA Ratio for the Borrower of 5.00 to 1.00 (it being understood that for purposes of determining compliance under this clause (II), any Indebtedness incurred under this clause (II) (whether or not secured), other than Revolving Credit Indebtedness, will be included in the amount of Senior Secured Indebtedness for purposes of calculating the Senior Secured Indebtedness to EBITDA Ratio) and (III) Indebtedness under this Agreement and the other Loan Documents and any other Revolving Credit Indebtedness not to exceed at any time outstanding the greater of $400.0 million and 50.0% of EBITDA (for the Measurement Period applicable at the time such Revolving Credit Indebtedness is committed); provided, that, in each case of Permitted Debt secured by Liens on the Collateral incurred under clause (I) or (II) above, the applicable representative in respect thereof shall have become party to the Security Agreement, the Junior Lien Intercreditor Agreement, any Other Intercreditor Agreement or any Intercreditor Agreement Supplement, as applicable;

(ii) Indebtedness up to an aggregate principal amount, together with the aggregate outstanding amount of obligations secured by Liens incurred in accordance with clause (b)(33) of the definition of “Permitted Liens”, not to exceed at any one time outstanding the greater of (A) $1,450 million and (B) 15.0% of Consolidated Total Assets;

(iii) other Existing Indebtedness (other than Indebtedness described in clauses (i) and (vii));

(iv) Indebtedness (including Capitalized Lease Obligations) incurred by the Borrower or any Subsidiary and Preferred Stock issued by a Subsidiary to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Permitted Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets);

(v) Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(vi) Indebtedness arising from agreements of a Subsidiary of the Borrower providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(vii) Indebtedness of a Subsidiary owed to and held by the Borrower or any Subsidiary;

(viii) Hedging Obligations of any Subsidiary of the Borrower;

(ix) obligations in respect of self-insurance, performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by any Subsidiary of the Borrower or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business or consistent with past practice;

(x) (a) any guarantee by a Subsidiary of the Borrower of Indebtedness or other obligations of any Subsidiary so long as (in the case of any such Indebtedness) the incurrence of such Indebtedness by such Subsidiary is permitted under the terms of this Agreement, or (b) any guarantee by a Subsidiary of Indebtedness or other obligations of the Borrower; provided that (in the case of any such guarantee of Indebtedness) such guarantee is incurred in accordance with the terms of this Agreement;

(xi) Indebtedness or Preferred Stock that serves to extend, replace, refund, refinance, renew or defease any Indebtedness incurred as permitted under Section 7.1(b)(i), (ii), (iii), (iv) and (xi) or any Indebtedness issued to so extend, replace, refund, refinance, renew or defease such Indebtedness including additional Indebtedness incurred to pay premiums and fees in connection therewith (the “Refinancing Indebtedness”); provided that such Refinancing Indebtedness shall not have a Stated Maturity date prior to the Stated Maturity of the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased;

(xii) Indebtedness or Preferred Stock of (A) a Subsidiary of the Borrower incurred to finance an acquisition of any assets (including Capital Stock), business or Person or (B) Persons that are acquired by the Borrower or any Subsidiary or merged or consolidated with or into the Borrower or a Subsidiary in accordance with the terms of this Agreement;

(xiii) Indebtedness arising from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(xiv) Indebtedness of any Subsidiary of the Borrower supported by a letter of credit issued in compliance with this Section 7.1 in a principal amount not in excess of the stated amount of such letter of credit;

(xv) Indebtedness consisting of promissory notes issued by any Subsidiary of the Borrower to future, current or former employees, directors and consultants, and their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests;

(xvi) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business;

(xvii) Indebtedness undertaken in connection with cash management and related activities with respect to any Subsidiary; and

(c) For purposes of determining compliance with this covenant:

(i) in the event that an item of Indebtedness or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or Preferred Stock described in clauses (i) through (xvii) above, the Borrower, in its sole discretion, will be permitted to classify or reclassify such item of Indebtedness or Preferred Stock (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Indebtedness or Preferred Stock (or portion thereof) in one of the above clauses or paragraphs; and

(ii) at the time of incurrence, the Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Section 7.1(b); and

(iii) the principal amount of Indebtedness outstanding under any clause of this Section 7.1 or Section 2.6(a) shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness.

(d) Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness or Preferred Stock will not be deemed to be an incurrence of Indebtedness or Preferred Stock for purposes of this covenant.

(e) For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of, premium, if any, and accrued interest on, the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased plus any fees, premiums, underwriting discounts, costs and expenses relating to such extension, replacement, refunding, refinancing, renewal or defeasance.

(f) The principal amount of any Indebtedness incurred to extend, replace, refund, refinance, renew or defease other Indebtedness, if incurred in a different currency from the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance.

7.2 Liens. (a) (x) Other than during a Collateral Suspension Period, the Borrower will not, and will not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness of the Borrower or of a Guarantor, on any asset or property of the Borrower or any Guarantor, or any income or profits therefrom, or on any right to receive income therefrom (the “Initial Lien”), unless (a) in the case of an Initial Lien on any Collateral, such Initial Lien expressly has Junior Lien Priority on such Collateral in relation to the Facility Obligations and the Guarantees, as applicable or (b) in the case of an Initial Lien on any other asset or property, the Facility Obligations (or a Guarantee in the case of Liens of a Guarantor) are equally and ratably secured with (or, in the event the Lien relates to Subordinated Indebtedness, are secured on a senior basis to) the obligations so secured until such time as such obligations are no longer secured by a Lien and (y) during a Collateral Suspension Period, the Borrower will not, and will not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness of the Borrower or of a Guarantor, on any Property of the Borrower or any Guarantor, whether now owned or hereafter acquired.

(b) Any Lien created for the benefit of the Lenders pursuant to Section 7.2(a) shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien that gave rise to the obligation to secure the Facility Obligations.

7.3 Fundamental Changes. The Borrower may not (1) consolidate or merge with or into another Person (whether or not the Borrower is the surviving Person); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole, in one or more related transactions to another Person (including pursuant to a Division); unless:

(a) either: (i) the Borrower is the surviving Person; or (ii) the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States, the District of Columbia or any territory thereof (the Borrower or such Person, as the case may be, being herein called the “Successor Borrower”);

(b) the Successor Borrower (if other than the Borrower) assumes all the obligations of the Borrower under this Agreement and the other Loan Documents to which it is a party by executing a joinder or one or more other documents or instruments in form reasonably satisfactory to the Administrative Agent;

(c) immediately after such transaction no Default or Event of Default exists;

(d) each Subsidiary Guarantor (other than (x) any Subsidiary Guarantor that will be released from its obligations under its Subsidiary Guarantee in connection with such transaction and (y) any party to any such consolidation or merger that does not survive or become the Successor Borrower) shall have delivered a joinder or other document or instrument in form reasonably satisfactory to the Administrative Agent, confirming its Subsidiary Guarantee; and

(e) each Subsidiary Guarantor (other than (x) any Subsidiary that will be released from its grant or pledge of Collateral under the Security Agreement in connection with such transaction and (y) any party to any such consolidation or merger that does not survive or become the Successor Borrower) shall have by a supplement to the Security Agreement or another document or instrument in form reasonably satisfactory to the Administrative Agent affirmed that its obligations thereunder shall apply to its Guarantee as confirmed pursuant to clause (e) above;

provided that, for the purposes of this Section 7.3 only, neither a Music Publishing Sale nor a Recorded Music Sale will be deemed to be a sale, assignment, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole. For the avoidance of doubt, (1) the Borrower may therefore consummate a Music Publishing Sale without complying with this Section 7.3 notwithstanding anything to the contrary in this Section 7.3, (2) the Borrower may therefore consummate a Recorded Music Sale without complying with this Section 7.3 notwithstanding anything to the contrary in this Section 7.3 and (3) the determination in the preceding proviso shall not affect the determination of what constitutes all or substantially all the assets of the Borrower under any other contract to which the Borrower is a party

For the purpose of this Section 7.3, with respect to any sale, lease, transfer, conveyance or other disposition of properties or assets in connection with any acquisition (including any acquisition by means of a merger or consolidation with or into the Borrower or any Subsidiary), the determination of whether such sale, lease, transfer, conveyance or disposition constitutes a sale of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole shall be made on a pro forma basis giving effect to such acquisition.

This Section 7.3 will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Borrower and its Subsidiaries. Notwithstanding the foregoing clause (c), (x) any Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Borrower or to another Subsidiary and (y) the Borrower may merge with an Affiliate incorporated solely for the purpose of reincorporating the Borrower in another state of the United States.

7.4 Transactions with Affiliates.

(a) The Borrower will not, and will not permit any of its Subsidiaries (other than any bona fide joint venture) to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each, an “Affiliate Transaction”) involving aggregate consideration in excess of the greater of $22.4 million and 3.0% of EBITDA, unless:

(i) the Affiliate Transaction is on terms that are not materially less favorable to the Borrower or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Subsidiary with an unrelated Person; and

(ii) the Borrower delivers to the Administrative Agent, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of the greater of $45.0 million and 6.0% of EBITDA, a resolution adopted by the Board of Directors of the Borrower approving such Affiliate Transaction and a certificate of a Responsible Officer certifying that such Affiliate Transaction complies with clause (i) above.

For purposes of this Section 7.4(a), any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this Section 7.4(a) if (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y) in the event there are no Disinterested Directors, a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction.

(b) The provisions of Section 7.4(a) will not apply to the following:

(i) transactions between or among the Borrower and/or any Subsidiary (other than any bona fide joint venture) and/or any entity that becomes a Subsidiary (other than any bona fide joint venture) as a result of such transaction;

(ii) the payment to any of the Sponsor and its Affiliates of annual management, consulting, monitoring and advisory fees in an aggregate amount in any fiscal year not to exceed the Maximum Management Fee Amount, and related expenses and indemnities, pursuant to the Stockholder Agreement, Replacement Management Agreement or otherwise;

(iii) the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements provided on behalf of, officers, directors, employees or consultants of the Borrower, any of its direct or indirect parent companies or any Subsidiary;

(iv) the payments by the Borrower or any Subsidiary to the Sponsor and any of its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the Board of Directors of the Borrower in good faith;

(v) transactions in which the Borrower or any Subsidiary delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Borrower or its relevant Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Subsidiary with an unrelated Person;

(vi) payments or loans (or cancellations of loans) to employees or consultants of the Borrower or any of its direct or indirect parent companies or any Subsidiary (other than any bona fide joint venture) which are approved by a majority of the Board of Directors of the Borrower in good faith and which are otherwise permitted under this Agreement;

(vii) payments made or performance under any agreement as in effect on the Closing Date or any amendment thereto (so long as any such amendment taken as a whole is not materially less advantageous to the Lenders in the good faith judgment of the Board of Directors of the Borrower than the applicable agreement as in effect on the Closing Date);

(viii) payments made or performance under any agreement to which Warner Music Group Corp. and/or Holdings is a party as of the Closing Date and to or by which the Borrower becomes a party or otherwise bound after the Closing Date, any amendment thereto by which the Borrower becomes a party thereto or otherwise bound thereby, and any other amendment thereto (so long as any such other amendment (other than an amendment to effect the Borrower becoming a party to or otherwise bound by such agreement) taken as a whole is not materially less advantageous to the Lenders in the good faith judgment of the Board of Directors of the Borrower than such agreement as in effect on the Closing Date);

(ix) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower and its Subsidiaries, in the reasonable determination of the Board of Directors of the Borrower or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(x) the issuance of Equity Interests (other than Disqualified Stock) of the Borrower to any Parent, any Permitted Holder, or any director, officer, employee or consultant of the Borrower, any of its Subsidiaries (other than any bona fide joint venture) or any of its direct or indirect parent companies;

(xi) any transaction with a Securitization Subsidiary effected as part of a Qualified Securitization Financing;

(xii) investments by any of the Permitted Holders in securities of the Borrower or any of its Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Permitted Holders in connection therewith) so long as (a) the investment is being offered generally to other investors on the same or more favorable terms and (b) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities;

(xiii) payments to or from, and transactions with, any joint venture in the ordinary course of business (including, without limitation, any cash management activities related thereto);

(xiv) entering into, and performing the obligations under, any tax sharing agreement;

(xv) intellectual property licenses in the ordinary course of business; and

(xvi) entering into a Replacement Management Agreement and performing non-monetary obligations thereunder.

7.5 Limitation on Lines of Business. The Borrower will not, and will not permit any of its Subsidiaries (other than any bona fide joint venture) to, directly or indirectly, enter into any business, either directly or through any Subsidiary (other than any bona fide joint venture), except for those businesses of the same general type as those in which the Borrower and its Subsidiaries are engaged in on the Closing Date or which are reasonably (as determined by the Borrower in good faith, which determination shall be conclusive) related, similar, ancillary, incidental or complementary thereto and any business related thereto, or a reasonable (as determined by the Borrower in good faith, which determination shall be conclusive) extension, development or expansion of, the business conducted or proposed to be conducted by the Borrower and its Subsidiaries on the Closing Date.

7.6 Financial Covenant.

(a) If at any time, any Tranche A Term Loans remain outstanding and either any Revolving Loans remain outstanding or the Revolving Commitments remain in effect:

(i) Other than during a Collateral Suspension Period, permit the Senior Secured Indebtedness to EBITDA Ratio as of the end of any fiscal quarter of the Borrower to be greater than 5.00:1.00.

(ii) During a Collateral Suspension Period, permit the Total Indebtedness to EBITDA Ratio as of the end of any fiscal quarter of the Borrower to be greater than 4.00:1.00.

(b) If at any time, the Tranche A Term Loans cease to be outstanding:

(i) Other than during a Collateral Suspension Period, permit the Senior Secured Indebtedness to EBITDA Ratio as of the end of any fiscal quarter of the Borrower to be greater than 5.00:1.00, if at the end of such fiscal quarter the outstanding amount of Loans and drawings under Letters of Credit which have not then been reimbursed is in excess of $140,000,000.

(ii) During a Collateral Suspension Period, permit the Total Indebtedness to EBITDA Ratio as of the end of any fiscal quarter of the Borrower to be greater than 4.00:1.00.

SECTION 8 Events of Default

8.1 Events of Default. Any of the following from and after the Closing Date shall constitute an event of default:

(a) (i) The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof (whether at stated maturity, by mandatory prepayment or otherwise); or (ii) the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document (or in any amendment, modification or supplement hereto or thereto) or which is contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made, and for the failure of any representation or warranty that is capable of being cured (as determined in good faith by the Borrower, which determination shall be conclusive), such default shall continue unremedied for a period of 30 days after the earlier of (A) the date on which a Responsible Officer of the Borrower becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent or the Required Lenders; or

(c) Any Loan Party shall default in the payment, observance or performance of any term, covenant or agreement contained in Section 7; provided that (x) the occurrence of any Event of Default under Section 7.6 is subject to the second to last proviso set forth in the definition of “EBITDA” and (y) if at anytime during a Collateral Suspension Period, the Borrower is not in compliance with the financial covenant contained in Section 7.6(a)(ii) or Section 7.6(b)(ii), as applicable, the Borrower may deliver a Notice of Intent to Cure electing to cure such default or Event of Default by delivering a Collateral Suspension Reversion Notice, and, upon delivery of such notice, the financial covenant contained in Section 7.6(a)(ii) or Section 7.6(b)(ii), as applicable, shall cease to apply and the financial covenant contained in Section 7.6(a)(i) or Section 7.6(b)(i), as applicable, shall instead apply, and, so long as the Borrower is, or would have been, in compliance with the financial covenant contained in Section 7.6(a)(i) or Section 7.6(b)(i), as applicable, as of the relevant date of determination, the Borrower shall be deemed to be in compliance with Section 7.6 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach, Default or Event of Default hereunder that had occurred shall be deemed cured for the purposes of this Agreement, such cure shall be deemed to be effective as of the last day of such applicable period; or

(d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in clauses (a) through (c) of this Section 8.1), such default shall continue unremedied for a period of, in the case of a default with respect to reporting obligations under Section 6.1 or related certificates under Section 6.2, 120 days after notice thereof from the Administrative Agent or the Required Lenders, and in the case of any other default, 30 days after the earlier of (A) the date on which a Responsible Officer of the Borrower becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent or the Required Lenders; or

(e) Any Loan Party or any of its Subsidiaries (other than a bona fide joint venture) shall (i) default in (x) any payment of principal of or interest on any Indebtedness (excluding the Term Loans and the Revolving Loans) in excess of the Threshold Amount or (y) in the payment of any Guarantee Obligation in excess of the Threshold Amount, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (excluding the Term Loans and the Revolving Loans) or Guarantee Obligation referred to in clause (i) above or contained in any instrument or agreement evidencing, securing or relating thereto (other than a failure to provide notice of a default or an event of default under such instrument or agreement or default in the observance of or compliance with any financial maintenance covenant under such instrument or agreement), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable (an “Acceleration”; and the term “Accelerated” shall have a correlative meaning), and such time shall have lapsed and, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given and such default shall not have been remedied or waived by or on behalf of such holder or holders (provided that this clause (ii) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder or (y) any termination event or similar event pursuant to the terms of any Hedge Agreement) or (iii) in the case of any Indebtedness or Guarantee Obligations referred to in clause (i) above containing or otherwise requiring observance or compliance with any financial maintenance covenant, such Indebtedness or Guarantee Obligation shall have been Accelerated and such Acceleration shall not have been rescinded; or

(f) If (i) the Borrower or any Material Subsidiary of the Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts (excluding, in each case, the solvent liquidation or reorganization of any Foreign

Subsidiary of the Borrower that is not a Loan Party), or (B) seeking appointment of a receiver, interim receiver, receivers, receiver and manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any Material Subsidiary of the Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any Material Subsidiary of the Borrower any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any Material Subsidiary of the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any Material Subsidiary of the Borrower shall take any corporate or other similar organizational action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any Material Subsidiary of the Borrower shall be generally unable to, or shall admit in writing its general inability to, pay its debts as they become due; or

(g) (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect or (iii) a Foreign Benefit Event occurs which, either individually or together with other Foreign Benefit Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; or

(h) One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries (other than a bona fide joint venture) involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) of the Threshold Amount or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) With respect to any Collateral, individually, having a fair market value in excess of the Threshold Amount, any of the Security Documents ceases to be in full force and effect, or any of the Security Documents ceases to give the Lenders the Liens purported to be created thereby, or any of the Security Documents is declared null and void or the Borrower or any Guarantor denies in writing that it has any further liability under any Security Document (in each case other than in accordance with the terms of this Agreement (including, for the avoidance of doubt, any termination of the Security Documents and the release of the Liens purported to be created thereby during a Collateral Suspension Period) or any of the Security Documents), except to the extent that any loss of perfection or priority results from the Collateral Agent (or any other collateral agent for any Indebtedness secured by a Lien) not maintaining possession of certificates actually delivered to it representing securities, promissory notes or other instruments pledged under the Security Documents, or otherwise results from the gross negligence or willful misconduct of the Administrative Agent or the Collateral Agent (or any other collateral agent for any Indebtedness secured by a Lien) and except, as to Collateral consisting of real property, to the extent that such loss of perfection or priority is covered by a lender’s title insurance policy and the Collateral Agent is reasonably satisfied with the credit of such insurer; provided, that if a loss of perfection or priority of the sort described in this Section 8.1(i) is susceptible of cure (including with respect to any loss of Lien priority on material portions of the Collateral), no Event of Default shall arise under this Section 8.1(i) with respect thereto until 30 days after a Responsible Officer becomes aware of such loss of perfection or priority; or

(j) A Change of Control shall have occurred.

8.2 Remedies Upon an Event of Default. (a) If any Event of Default occurs and is continuing, then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of Section 8.1(f) with respect to the Borrower, automatically (a) all Revolving Commitments of each Lender to make Revolving Loans and any obligation of the Issuing Banks to issue Letters of Credit shall immediately terminate, (b) the unpaid principal amount of all outstanding Loans (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (c) the Borrower shall immediately be obligated to cash collateralize the L/C Exposure in accordance with Section 2.10(j); and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, (a) declare Revolving Commitments of each Lender to make Revolving Loans and any obligation of the Issuing Banks to issue Letters of Credit to be terminated, (b) declare the unpaid principal amount of all outstanding Loans (with accrued and unpaid interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable, and (c) require that the Borrower cash collateralize the L/C Exposure in accordance with Section 2.10(j).

(b) Except as expressly provided above in this Section 8, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

(c) Notwithstanding anything to the contrary, neither the Administrative Agent nor any Lender may deliver notice of any Default or Event of Default or otherwise consent, take action or direct or require the Administrative Agent or any Lender to undertake any action in respect of any Default or Event of Default previously reported to the Administrative Agent and the Lenders through the delivery of a notice of Default in accordance with Section 6.3(a) more than two years prior to such delivery of notice, consent, action or direction or requirement to undertake action in respect of Default or Event of Default, and such delivery of notice, consent, action or direction or requirement to undertake action shall be invalid and have no effect; provided that, such two year limitation shall not apply if the Administrative Agent or the Required Lenders have commenced any remedial action (whether as set forth in this Section 8.2 or as otherwise set forth in the Loan Documents) in respect of any such Default or Event of Default prior to such time.

SECTION 9 The Agents and the Other Representatives

9.1 Appointment. (a) Each Lender and Issuing Bank hereby irrevocably designates and appoints the Agents as its agents under this Agreement and the other Loan Documents, and each such Lender and Issuing Bank irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to or required of such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Each Lender and Issuing Bank further authorizes the Administrative Agent to act as its representative under the Security Agreement and each other Security Document, as applicable. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents and the Other Representatives shall not have any duties or responsibilities, except, in the case of the Administrative Agent and the Collateral Agent, those expressly set forth herein, or any fiduciary relationship with any Lender or Issuing Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent or the Other Representatives.

(b) Each of the Agents may perform any of their respective duties under this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein by or through its respective officers, directors, agents, employees or affiliates, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent (it being understood and agreed, for avoidance of doubt and without limiting the generality of the foregoing, that the Administrative Agent and the Collateral Agent may perform any of their respective duties under the Security Documents by or through one or more of their respective affiliates). Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

(c) Except for Sections 9.5, 9.8(a), (b), (c) and (e) and (to the extent of the Borrower’s rights thereunder and the conditions included therein) 9.9, the provisions of this Section 9 are solely for the benefit of the Agents, the Lenders and the Issuing Banks, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

9.2 The Administrative Agent and Affiliates. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender or Issuing Bank, as applicable, as any other Lender or Issuing Bank, as applicable, and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity. Such person and its affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders and Issuing Banks.

9.3 Action by an Agent. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact (including the Collateral Agent in the case of the Administrative Agent), and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact or counsel selected by it with reasonable care.

9.4 Exculpatory Provisions. (a) No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

(i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirement of Law; and

(iii) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its affiliates in any capacity.

(b) No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.1) or (y) in the absence of its own gross negligence, bad faith or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice describing such Default is given to such Agent by the Borrower or a Lender.

(c) No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term as used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

(d) Each party to this Agreement acknowledges and agrees that the Administrative Agent may use an outside service provider for the tracking of all UCC financing statements required to be filed pursuant to the Loan Documents and notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that any such service provider will be deemed to be acting at the request and on behalf of the Borrower and the other Loan Parties. No Agent shall be liable for any action taken or not taken by any such service provider.

(e) No Agent warrants or accepts responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Alternate Base Rate, Term SOFR Reference Rate, Term SOFR, the EURIBO Rate, the SONIA Rate or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Alternate Base Rate, Term SOFR Reference Rate, Term SOFR, the EURIBO Rate, the SONIA Rate or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes with respect to any Benchmark Replacement for the Loans or Letters of Credit. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, Term SOFR Reference Rate, Term SOFR, the EURIBO Rate, the SONIA Rate, other Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, Term SOFR Reference Rate, Term SOFR, the EURIBO Rate, the SONIA Rate or any other Benchmark, any component definition thereof or rates referred to in the definitions thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

9.5 Acknowledgement and Representations by Lenders. Each Lender expressly acknowledges that none of the Agents or the Other Representatives nor any of their officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by any Agent or any Other Representative hereafter taken, including any review of the affairs of the Borrower or any other Loan Party, shall be deemed to constitute any representation or warranty by such Agent or such Other Representative to any Lender. Each Lender further represents and warrants to the Agents, the Other Representatives and each of the

Loan Parties that it has had the opportunity to review each document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof. Each Lender acknowledges that, independently and without reliance upon any Agent, the Other Representatives or any other Lender, and based on such documents and information as it has deemed appropriate, it has made and will make, its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties, it has made its own decision to make its Loans hereunder and enter into this Agreement and it will make its own decisions in taking or not taking any action under this Agreement and the other Loan Documents and, except as expressly provided in this Agreement, neither the Agents nor any Other Representative shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. Each Lender acknowledges and agrees to comply with the provisions of Section 10.6 applicable to the Lenders hereunder.

9.6 Indemnity; Reimbursement by Lenders. (a) To the extent that the Borrower or any other Loan Party for any reason fails to indefeasibly pay any amount required under Section 10.5 to be paid by it to the Administrative Agent (or any sub-agent thereof) or the Collateral Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay ratably according to their respective outstanding Loans on the date on which the applicable unreimbursed expense or indemnity payment is sought under this Section 9.6 such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Collateral Agent (or any sub-agent thereof) or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Collateral Agent (or any sub-agent thereof) in connection with such capacity. The obligations of the Lenders under this Section 9.6 are subject to the provisions of Section 3.8.

(b) Any Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document (except actions expressly required to be taken by it hereunder or under the Loan Documents) unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

(c) All amounts due under this Section 9.6 shall be payable not later than three Business Days after demand therefor. The agreements in this Section 9.6 shall survive the payment of the Loans and all other amounts payable hereunder.

9.7 Right to Request and Act on Instructions; Reliance. (a) Each Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents an Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, the requesting Agent shall be absolutely entitled as between itself and the Lenders to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Lender for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of an Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Lenders (or such other applicable portion of the Lenders), an Agent shall have no obligation to any Lender to take any action if it believes, in good faith, that such action would violate applicable law or exposes an Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 9.6.

(b) Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall be entitled to rely upon the advice of any such counsel, accountants or experts and shall not be liable for any action taken or not taken by it in accordance with such advice.

9.8 Collateral Matters. (a) Each Lender authorizes and directs the Administrative Agent (including in its capacity as representative of the Lenders under the Security Documents) and the Collateral Agent to enter into (and agrees to be bound by the terms of) (x) the Guarantee Agreement, the Security Documents, the Junior Lien Intercreditor Agreement and any Other Intercreditor Agreement for the benefit of the Lenders and the other Secured Parties, (y) any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to the Security Documents, the Junior Lien Intercreditor Agreement and any Other Intercreditor Agreement or other intercreditor agreements in connection with the incurrence by any Loan Party or any Subsidiary thereof of Additional Indebtedness (each an “Intercreditor Agreement Supplement”) to permit such Additional Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by the Borrower or relevant Subsidiary, to the extent such priority is permitted by the Loan Documents) and (z) any Increase Supplement as provided in Section 2.6, any Lender Joinder Agreement as provided in Section 2.6, any agreement required in connection with a Permitted Debt Exchange Offer pursuant to Section 2.7 and any Extension Amendment as provided in Section 2.8. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Administrative Agent, the Collateral Agent or the Required Lenders in accordance with the provisions of this Agreement, the Guarantee Agreement, the Security Documents, the Junior Lien Intercreditor Agreement, any Other Intercreditor Agreement, any Intercreditor Agreement Supplement, any Increase Supplement, any Lender Joinder Agreement or any agreement required in connection with a Permitted Debt Exchange Offer or any Extension Amendment and the exercise by the Agents or the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Each Lender further agrees that the Collateral Agent may act pursuant to the Security Documents as instructed by the representative of the First Lien Obligations (as defined in the Security Agreement) then having authority to direct actions of the Collateral Agent pursuant to the Security Documents. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any applicable Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loans unless instructed to do so by the Collateral Agent, it being understood and agreed that such rights and remedies may be exercised only by the Collateral Agent. Notwithstanding the foregoing, each Lender expressly and irrevocably waives any right to take or institute any actions or proceedings, judicial or otherwise, for any right or remedy or assert any other cause of action against any Loan Party (including the exercise of any right of set-off, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings or any other cause of action, or otherwise commence any remedial procedures, in each case in its capacity as a Lender, against Holdings, the Borrower and/or any of their respective Subsidiaries or any Parent with respect to any Collateral or any other property of any such Person, without the prior written consent of the Administrative Agent and the Required Lenders (which shall not be withheld in contravention of this Section 9); provided, that, for the avoidance of doubt, this provision may be enforced against any Lender by the Required Lenders, the Agents or the Borrower (or any of its Affiliates) and each Lender and the Agents expressly acknowledge that this provision shall be available as a defense of the Borrower (or any of its Affiliates) in any action, proceeding, cause of action or remedial procedure. The Collateral Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents or if instructed to do so in accordance with the Security Documents.

(b) The Lenders hereby authorize each Agent (A) to release any Lien granted to or held by such Agent upon any Collateral (i) upon termination of the Tranche A Term Loan Commitments, Revolving Commitments and payment and satisfaction of all of the Facility Obligations under the Loan Documents at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby that are then due and unpaid, (ii) constituting property being sold or otherwise disposed of (to Persons other than a Loan Party) upon the sale or other disposition thereof, (iii) owned by any Subsidiary Guarantor designated as an Excluded Subsidiary or constituting Equity Interests of an Excluded Subsidiary, (iv) if approved, authorized or ratified in writing by the Required Lenders (or such greater amount, to the extent required by Section 10.1) or (v) as otherwise may be expressly provided in the relevant Security Documents and (B) at the written request of the Borrower to subordinate any Lien on any Excluded Assets or any other property granted to or held by such Agent, as the case may be under any Loan Document to the holder of any Permitted Lien. Upon the occurrence of a Collateral Suspension Date, the Lenders hereby authorize the Collateral Agent on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, to take any action which may be necessary to release the Liens on Collateral and terminate the Security Documents. Upon request by any Agent, at any time, the Lenders will confirm in writing any Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.8.

(c) The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as the case may be, to enter into any amendment, amendment and restatement, restatement, waiver, supplement or modification, and to make or consent to any filings or to take any other actions, in each case as contemplated by Section 10.17. Upon request by any Agent, at any time, the Lenders will confirm in writing the Administrative Agent’s and the Collateral Agent’s authority under this Section 9.8(c).

(d) No Agent shall have any obligation whatsoever to the Lenders to assure that the Collateral exists or is owned by Holdings, the Borrower or any of its Subsidiaries or is cared for, protected or insured or that the Liens granted to any Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agents in this Section 9.8 or in any of the Security Documents, it being understood and agreed by the Lenders that in respect of the Collateral, or any act, omission or event related thereto, each Agent may act in any manner it may deem appropriate, in its sole discretion, given such Agent’s own interest in the Collateral as a Lender and that no Agent shall have any duty or liability whatsoever to the Lenders, except for its bad faith, gross negligence or willful misconduct.

(e) Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by and in accordance with either Section 10.1 or 10.17, as applicable, with the written consent of the Agent party thereto and the Loan Party party thereto.

(f) The Collateral Agent may appoint the Administrative Agent as its agent for the purposes of holding any Collateral and/or perfecting the Collateral Agent’s security interest therein and for the purpose of taking such other action with respect to the collateral as such Agents may from time to time agree.

9.9 Successor Agent. Subject to the appointment of a successor as set forth herein, (i) the Administrative Agent or the Collateral Agent may be removed by the Borrower or the Required Lenders (in the case of the Collateral Agent, subject to the Security Agreement) if the Administrative Agent, the Collateral Agent or a controlling affiliate of the Administrative Agent or the Collateral Agent is a Defaulting Agent and (ii) the Administrative Agent and the Collateral Agent may resign as Administrative Agent or Collateral Agent, respectively, in each case upon ten days’ notice to the Administrative Agent, the Lenders, the Issuing Banks and the Borrower, as applicable. If the Administrative Agent or the Collateral Agent shall be removed by the Borrower or the Required Lenders pursuant to clause (i) above or if the Administrative Agent or the Collateral Agent shall resign as Administrative Agent or Collateral Agent, as applicable, under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders and the Issuing Banks a successor agent for the Lenders and the Issuing Banks, which such successor agent shall be subject to approval by the Borrower; provided that such approval by the Borrower in connection with the appointment of any successor

Administrative Agent shall only be required so long as no Event of Default under Section 8.1(a) or (f) has occurred and is continuing; provided further, that the Borrower shall not unreasonably withhold its approval of any successor Administrative Agent if such successor is an Approved Commercial Bank. If no successor shall have been so appointed by the Required Lenders and approved by the Borrower (to the extent required) and shall have accepted such appointment within 45 days after the Administrative Agent or the Collateral Agent, as the case may be, gives notice of its resignation or is notified that it is being removed, then the Administrative Agent or Collateral Agent, as the case may be, may, on behalf of the Lenders and the Issuing Banks appoint a successor Administrative Agent or Collateral Agent, as the case may be, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If no successor Administrative Agent or Collateral Agent, as the case may be, has been appointed pursuant to the immediately preceding sentence by the 45th day after the date such notice of resignation or removal, as applicable, the Administrative Agent’s or Collateral Agent’s resignation or removal, as applicable, shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent or Collateral Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent or Collateral Agent, as the case may be. Any resignation by or removal of the Administrative Agent hereunder shall also constitute, to the extent applicable, its resignation as an Issuing Bank, and the Administrative Agent (x) shall not be required to issue any further Letters of Credit and (y) shall maintain all of its rights as Issuing Bank, as the case may be, with respect to any Letters of Credit issued by it prior to the date of such resignation or removal. Upon the successful appointment of a successor agent, such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent”, as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Administrative Agent or Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Term Loans. After any retiring Agent’s resignation or removal as Agent, the provisions of this Section 9 (including Section 9.9) shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. In the case of the Collateral Agent, the provision of this Section 9.9 shall in all respects be subject to the provisions of the Security Agreement.

9.10 Withholding Tax. To the extent required by any applicable law, each Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax, and in no event shall such Agent be required to be responsible for or pay any additional amount with respect to any such withholding. If the Internal Revenue Service or any other Governmental Authority asserts a claim that any Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify such Agent of a change in circumstances which rendered the exemption from or reduction of withholding tax ineffective or for any other reason, without limiting the provisions of Section 3.11(a), such Lender shall indemnify such Agent fully for all amounts paid, directly or indirectly, by such Agent as tax or otherwise, including any penalties or interest and together with any expenses incurred and shall make payable in respect thereof within 30 days after demand therefor. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.10. The agreements in this Section 9.10 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Facility Obligations.

9.11 Other Representatives. None of the entities identified as joint bookrunners and joint lead arrangers or syndication agents pursuant to the definition of “Other Representative” contained herein, shall have any duties or responsibilities hereunder or under any other Loan Document in its capacity as such. Without limiting the foregoing, no Other Representative shall have nor be deemed to have a fiduciary relationship with any Lender. At any time that any Lender serving as an Other Representative shall have transferred to any other Person (other than any of its affiliates) all of its interests in the Loans, such Lender shall be deemed to have concurrently resigned as such Other Representative.

9.12 Application of Proceeds. The Lenders and the Administrative Agent agree, as among such parties, as follows: subject to the terms of the Security Agreement, any Junior Lien Intercreditor Agreement, any Other Intercreditor Agreement or any Intercreditor Agreement Supplement, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent or any Lender on account of amounts then due and outstanding under any of the Loan Documents shall, except as otherwise expressly provided herein, be applied as follows: first, to pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing hereunder of the Administrative Agent and the Collateral Agent in connection with enforcing the rights of the Agents and the Lenders under the Loan Documents (including all expenses of sale or other realization of or in respect of the Collateral and any sums advanced to the Collateral Agent or to preserve its security interest in the Collateral), second, to pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing hereunder of each of the Lenders in connection with enforcing such Lender’s rights under the Loan Documents, third, to pay interest on Loans and Letters of Credit then outstanding; fourth, to pay principal of Loans and Letters of Credit then outstanding and obligations under Secured Hedge Agreements and Cash Management Obligations permitted hereunder and secured by the Security Agreement as Facility Obligations , ratably among the applicable Secured Parties in proportion to the respective amounts described in this clause “fourth” payable to them; fifth, to the Administrative Agent for the account of the applicable Issuing Bank, to cash collateralize the L/C Exposure in accordance with Section 2.10(j); and sixth, to pay the surplus, if any, to whomever may be lawfully entitled to receive such surplus. To the extent any amounts available for distribution pursuant to clause “third” or “fourth” above are insufficient to pay all obligations described therein in full, such moneys shall be allocated pro rata among the applicable Secured Parties in proportion to the respective amounts described in the applicable clause at such time. Subject to Section 2.10(d) and Section 2.10(e), amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrower. This Section 9.12 may be amended (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendment) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of loans added pursuant to Sections 2.6 and 2.8, as applicable.

SECTION 10 Miscellaneous

10.1 Amendments and Waivers. (a) Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented, modified or waived except in accordance with the provisions of this Section 10.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (x) enter into with the respective Loan Parties hereto or thereto, as the case may be, written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or to the other Loan Documents or changing, in any manner the rights or obligations of the Lenders or the Loan Parties hereunder or thereunder or (y) waive at any Loan Party’s request, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that amendments pursuant to Sections 10.1(c) and (e) may be effected without the consent of the Required Lenders to the extent provided therein; provided further, that no such waiver and no such amendment, supplement or modification shall:

(i) (A) reduce or forgive the amount or extend the scheduled date of maturity of any Loan or of any scheduled installment thereof or any date for reimbursement of an L/C Disbursement (including extending the Tranche A Term Loan Maturity Date or the Initial Revolving Maturity Date), (B) reduce the stated rate of any interest, commission or fee payable hereunder (other than as a result of any waiver of the applicability of any post-default increase in interest rates), (C) extend the scheduled date of any payment of any Lenders’ Loans or reimbursement of an L/C Disbursement, (D) change the currency in which any Loan or Letter of Credit is payable or (E) increase any Lender’s Tranche A Term Loan Commitment, Initial Revolving Commitment or Incremental Commitment, in each case without the consent of each Lender directly and adversely affected thereby (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory repayment of the Loans or reimbursement of an L/C Disbursement of all Lenders shall not constitute an extension of the scheduled date of maturity, any scheduled installment, or the scheduled date of payment of the Loans or date of reimbursement of an L/C Disbursement of any Lender or an increase in the Tranche A Term Loan Commitment, Initial Revolving Commitment or Incremental Commitment of any Lender);

(ii) amend, modify or waive any provision of this Section 10.1(a) or reduce the percentage specified in the definition of “Required Lenders” or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents (other than pursuant to Section 7.3 or 10.6(a)), in each case without the written consent of all the Lenders;

(iii) amend, modify or waive any provision of this Section 10.1(a) or reduce the percentage specified in the definition of “Required Revolving Lenders” or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents (other than pursuant to Section 7.3 or 10.6(a)), in each case without the written consent of each Revolving Lender;

(iv) release Guarantors accounting for all or substantially all of the value of the Guarantee of the Facility Obligations pursuant to the Guarantee Agreement, or, in the aggregate (in a single transaction or a series of related transactions), all or substantially all of the Collateral without the consent of all of the Lenders, except as expressly permitted hereby or by any Security Document (as such documents are in effect on the date hereof or, if later, the date of execution and delivery thereof in accordance with the terms hereof);

(v) require any Lender to make Loans having an Interest Period of longer than six months or shorter than one month without the consent of such Lender;

(vi) amend, modify or waive any provision of Section 9 without the written consent of the then Agents;

(vii) amend, modify or waive any provision of Section 9.1(a), 9.5 or 9.11 without the written consent of any Other Representative directly and adversely affected thereby;

(viii) [reserved]; or

(ix) amend, modify or waive the order of application of payments set forth in Section 3.4(c), 9.12 or 10.7, in each case without the consent of all the Lenders;

provided further that, notwithstanding and in addition to the foregoing, and in addition to Liens the Collateral Agent is authorized to release pursuant to Section 9.8(b), the Collateral Agent shall, upon request from the Borrower, release the Lien on Collateral valued in the aggregate not in excess of $10.0 million in any Fiscal Year without the consent of any Lender and the Collateral Agent shall release Liens on Collateral upon instructions of the Authorized Applicable Representative (as defined in the Security Agreement) pursuant to the Security Agreement.

(b) Any waiver and any amendment, supplement or modification pursuant to this Section 10.1 shall apply to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Issuing Banks, the Agents and all future holders of the Loans and the Letters of Credit. In the case of any waiver, each of the Loan Parties, the Lenders, the Issuing Banks and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(c) Notwithstanding any provision herein to the contrary, (x) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder or under any of the Loan Documents, except to the extent the consent of such Lender would be required under clause (i) in the further proviso to the second sentence of Section 10.1(a), (y) no Disqualified Institution shall have any right to approve or disapprove any amendment, waiver or consent hereunder or under any of the Loan Documents and (z) no Net Short Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder or under any of the Loan Documents and instead shall be deemed to have voted its interest as a Lender as provided in Section 10.1(h) below (for the avoidance of doubt, other than a Net Short Lender that is also a Disqualified Institution, which shall be subject to the preceding clause (y)).

(d) Notwithstanding any provision herein to the contrary, this Agreement and the other Loan Documents may be amended (i) to cure any ambiguity, mistake, omission, defect, or inconsistency with the consent of the Borrower and the Administrative Agent, (ii) in accordance with Section 2.6 to incorporate the terms of any Incremental Commitments with the written consent of the Borrower and Lenders providing such Incremental Commitments, (iii) in accordance with Section 2.8 to effectuate an Extension with the written consent of the Borrower and the Extending Lenders and (iv) in accordance with Section 3.7(b) to effectuate the replacement of a Benchmark with a Benchmark Replacement. Without limiting the generality of the foregoing, any provision of this Agreement and the other Loan Documents, including Section 3.4, 3.8 or 9.14 hereof, may be amended as set forth in the immediately preceding sentence pursuant to any Extension Amendment to provide for non-pro rata borrowings and payments of any amounts hereunder as between any Tranches, including the Loans, any Incremental Commitments or Incremental Loans and any Extended Term Tranche or Extended Revolving Tranche, or to provide for the inclusion, as appropriate, of the Lenders of any Extended Term Tranche, Extended Revolving Tranche or Incremental Commitments or Incremental Loans in any required vote or action of the Required Lenders or of the Lenders of each Tranche hereunder. The Administrative Agent hereby agrees (if requested by the Borrower) to execute any amendment referred to in this clause (d) or an acknowledgement thereof.

(e) Notwithstanding any provision herein to the contrary, this Agreement may be amended (or deemed amended) or amended and restated with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the existing Facilities and the accrued interest and fees in respect thereof, (y) to include, as appropriate, the Lenders holding such credit facilities in any required vote or action of the Required Lenders or of the Lenders of each Facility hereunder and (z) to provide class protection for any additional credit facilities.

(f) Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by Section 10.17 with the written consent of the Agent party thereto and the Loan Party party thereto.

(g) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement and/or any other Loan Document as contemplated by Section 10.1(a), the consent of each Lender or each directly and adversely affected Lender, as applicable, is required and the consent of the Required Lenders at such time is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each such Lender, a “Non-Consenting Lender”) then the Borrower may, on notice to the Administrative Agent and the Non-Consenting Lender, (A) replace such Non-Consenting Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.6 (with the assignment fee and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to the applicable change, waiver, discharge or termination of this Agreement and/or the other Loan Documents; and provided, further, that all obligations of the Borrower owing to the Non-Consenting Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender concurrently with such Assignment and Acceptance or (B) so long as no Event of Default under Section 8.1(a) or (f) then exists or will exist immediately after giving effect to the respective prepayment, prepay the Loans and, if applicable, terminate the commitments of such Non-Consenting Lender, in whole or in part, without premium or penalty. In connection with any such replacement under this Section 10.1(g), if the Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrower owing to the Non-Consenting Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Consenting Lender, and the Administrative Agent shall record such assignment in the Register.

(h) Notwithstanding anything to the contrary herein, in connection with any determination as to whether the requisite Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, any Lender (alone or together with its Affiliates (but subject to clause (vi) below)) (other than any Lender that is a Regulated Bank or Revolving Lender) that, as a result of its (or its Affiliates’ (but subject to clause (vi) below)) interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to either (1) the Loans and/or Commitments or (2) any other Indebtedness and/or commitments in respect thereof of the Borrower or the other Loan Parties (any such Indebtedness and/or commitments under this clause (2), the “Covered Indebtedness”) (each, a “Net Short Lender”) shall have no right to vote any of its Loans and Commitments and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders (in each case unless otherwise agreed to by the Borrower). For purposes of determining whether a Lender (alone or together with its Affiliates (but subject to clause (vi) below)) has a “net short position” on any date of determination: (i) derivative contracts with respect to the Loans and/or Commitments and/or any Covered Indebtedness and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in Dollars, (ii) notional amounts in other currencies shall be converted to the dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes the Borrower or other Loan Parties or any instrument issued or guaranteed by the Borrower or other Loan Parties shall not be deemed to create a short position with respect to either (1) the Loans and/or Commitments and/or (2) the Covered Indebtedness, so long as (x) such index is not created, designed, administered or requested by such Lender or its Affiliates (other than its Excluded Affiliates) and (y) the Borrower and other Loan Parties and any instrument issued or guaranteed by the Borrower or other Loan Parties, collectively, shall represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to either (1) the Loans and/or Commitments and/or (2) the Covered Indebtedness if such Lender (or its Affiliates (other than its Excluded Affiliates)) is a protection buyer or the equivalent thereof for such derivative transaction and (x) the Loans and/or the Commitments and/or any Covered Indebtedness are a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the Loans and/or the Commitments and/or any Covered Indebtedness would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) the Borrower or other Loan Parties (or any of their successors) is designated as a “Reference Entity” under the terms of such derivative transactions, (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to either (1) the Loans and/or Commitments and/or (2) the Covered Indebtedness if such transactions are functionally equivalent to a transaction that offers such Lender or its Affiliates (other than its Excluded Affiliates) protection in respect of the Loans and/or the Commitments and/or any Covered Indebtedness, or as to the credit quality of the Borrower or other Loan Parties (or any of their successors) other than, in each case, as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender or its Affiliates (other than its Excluded Affiliates) and (y) the Borrower and other Loan Parties and any instrument issued or guaranteed by the Borrower or other Loan Parties, collectively, shall represent less than 5% of the components of such index and (vi) in connection with any such determination, each Lender shall either (A) reasonably inquire as to whether its Ethically Screened Affiliates have any interest in the Loans and/or Commitments, any such Covered Indebtedness and/or any applicable total return swap, total rate of return swap, credit default swap or other derivative contract, and such Ethically Screened Affiliates’ interests therein shall only be included in determining whether such Lender (alone or together with its Affiliates) is a Net Short Lender to the extent determined from such reasonable inquiry or (B) provide a certification or deemed certification to the Administrative Agent and the Borrower that such Lender is not coordinating or acting in concert with any of its Affiliates (other than any Affiliates designated in writing by such Lender whose interests in the Loans and/or Commitments, any such Covered Indebtedness and/or any applicable total return swap, total rate of return swap, credit default swap or other derivative contract shall be included in determining whether such Lender is a Net Short Lender (each, a “Designated Affiliate”)) with respect to its interest in the Loans and/or Commitments, any such Covered Indebtedness and/or any applicable total return swap, total rate of return swap, credit default swap or other derivative contract, in which case the interests of the Affiliates (other than any Designated Affiliates) of such Lender in any Loans and/or Commitments, any such Covered Indebtedness and/or any applicable total return swap, total rate of return swap, credit default swap or other derivative contract shall not be included in determining whether such Lender is a Net Short Lender (any such Affiliate in clause (A) or (B) above (other than any Designated Affiliates) whose Loans and/or Commitments, any Covered Indebtedness and/or any applicable total return swap, total rate of return swap, credit default swap or other derivative contract are not included in determining whether such Lender is a Net Short Lender, an “Excluded Affiliate”). In connection with any such determination, each Lender shall promptly notify the Administrative Agent in writing that it is a Net Short Lender, or shall otherwise be deemed to have represented and warranted to the Borrower and the Administrative Agent that it is not a Net Short Lender (it being understood and agreed that the Borrower and the Administrative Agent shall be entitled to rely on each such representation and deemed representation; provided that if such determination relates to a notice, consent, action or direction or requirement to undertake action relating to a Default or Event of Default, such representation or deemed representation shall be deemed repeated at all times until the resulting Default or Event of Default is cured or ceases to exist or the Loans hereunder are accelerated).

(i) Notwithstanding anything to the contrary herein and solely in respect of any Facility of Revolving Loans, at any time and from time to time, upon notice to the Administrative Agent (who shall promptly notify the applicable Revolving Lenders) specifying in reasonable detail the proposed terms thereof, the Borrower may make one or more loan modification offers to all the Revolving Lenders of any Facility that would, if and to the extent accepted by any such Revolving Lender, (a) change the Applicable Margin, premium and/or fees payable with respect to the Revolving Loans and Revolving Commitments under such Facility (in each case solely with respect to the Revolving Loans and Revolving Commitments of accepting Revolving Lenders in respect of which an acceptance is delivered), (b) add any additional or different financial or other covenants or other provisions that are agreed between the Borrower, the Administrative Agent and the accepting Revolving Lenders; provided that such covenants and provisions are applicable only during periods after the Initial Revolving Maturity Date and (c) treat the Revolving Loans and Revolving Commitments so modified as a new “Facility” and a new “Tranche” for all purposes under this Agreement; provided that (i) such loan modification offer is made to each Lender under the applicable Facility on the same terms and subject to the same procedures as are applicable to all other Lenders under such Facility (which procedures in any case shall be reasonably satisfactory to the Administrative Agent) and (ii) no loan modification shall affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or any Issuing Bank, without its prior written consent. In connection with any such loan modification, the Borrower and each accepting Lender shall execute and deliver to the Administrative Agent such agreements and other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the applicable loan modification offer and the terms and conditions thereof, and this Agreement and the other Loan Documents shall be amended in a writing (which may be executed and delivered by the Borrower and the Administrative Agent and shall be effective only with respect to the applicable Revolving Loans and Revolving Commitments of Revolving Lenders that shall have accepted the relevant loan modification offer (and only with respect to Revolving Loans and Revolving Commitments as to which any such

Revolving Lender has accepted the loan modification offer) (each such accepting Revolving Lender, a “Modifying Lender”)) to the extent necessary or appropriate, in the judgment of the Administrative Agent, to reflect the existence of, and to give effect to the terms and conditions of, the applicable loan modification (including the addition of such modified Revolving Loans and/or Revolving Commitments as a “Facility” or a “Tranche” hereunder). No Revolving Lender shall have any obligation whatsoever to accept any loan modification offer, and may reject any such offer in its sole discretion (each such non-accepting Revolving Lender, a “Non-Modifying Lender”). The Borrower shall have the right, at its sole expense and effort (A) to seek one or more Persons reasonably satisfactory to the Administrative Agent and the Borrower to each become a substitute Lender and assume all or part of the Revolving Commitment of any Non-Modifying Lender and the Borrower, the Administrative Agent and any such substitute Revolving Lender shall execute and deliver, and such Non-Modifying Lender shall thereupon be deemed to have executed and delivered, a duly completed Assignment and Acceptance to effect such substitution or (B) upon notice to the Administrative Agent, to prepay the Revolving Loans and, at the Borrower’s option, terminate the Revolving Commitments of such Non-Modifying Lender, in whole or in part, without premium or penalty. If any L/C Exposure exist at the time a Lender becomes a Non-Modifying Lender then:

(i) all or any part of such L/C Exposure shall be reallocated among the Modifying Lenders in accordance with their respective Revolving Commitment Percentages but only to the extent the sum of all Modifying Lenders’ Revolving Exposures plus such Non-Modifying Lender’s L/C Exposures does not exceed the total of all Modifying Lenders’ Revolving Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent, cash collateralize such Non-Modifying Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) on terms reasonably satisfactory to the applicable Issuing Bank for so long as such L/C Exposure is outstanding;

(iii) if any portion of such Non-Modifying Lender’s L/C Exposure is cash collateralized pursuant to clause (ii) above, the Borrower shall not be required to pay the Issuing Bank Fee pursuant to Section 3.5(c) for participation with respect to such portion of such Non-Modifying Lender’s L/C Exposure so long as it is cash collateralized; or

(iv) if any portion of such Non-Modifying Lender’s L/C Exposure is reallocated to the Modifying Lenders pursuant to clause (i) above, then the letter of credit commission with respect to such portion shall be allocated among the Modifying Lenders in accordance with their Revolving Commitment Percentages.

(j) Notwithstanding any provision to the contrary set forth in this Agreement, only the consent of the Required Revolving Lenders shall be required to (i) amend, waive or otherwise modify Section 5.2 with respect to any Revolving Credit Event, (ii) waive any representation made or deemed made in connection with any Revolving Credit Event, (iii) waive or consent to any Default or Event of Default relating solely to the Revolving Loans and Revolving Commitments or (iv) amend, waive or otherwise modify this Agreement or any other Loan Document in a manner that disproportionately and adversely affects the Revolving Lenders in their capacity as a Revolving Lender hereunder or affects the Revolving Lenders differently in their capacity as Revolving Lenders hereunder, in each case, as compared to the Term Lenders.

10.2 Notices. (a) All notices, requests, and demands to or upon the respective parties hereto to be effective shall be in writing (including telecopy and electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made three days after being deposited in the mail, postage prepaid, or, in the case of electronic mail or telecopy notice, when received, or, in the case of delivery by a nationally recognized overnight courier, when received, addressed as follows in the case of the Borrower, the Administrative Agent and the Collateral Agent, and as set forth in Schedule A and Schedule B, as applicable, in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

The Borrower	WMG Acquisition Corp. c/o Warner Music Group Corp. 1633 Broadway New York, NY 10019 Attention: General Counsel Facsimile: (212) 275-3601 Website: www.wmg.com

With copies (which shall not constitute notice) to:	Debevoise & Plimpton LLP 66 Hudson Blvd E New York, New York 10001 Attention: Ryan Rafferty, Esq. Telephone: (212) 909-6908 Email: rtraffer@debevoise.com

The Administrative Agent/the Collateral Agent/Lead Issuing Bank:	At the address separately provided to the Borrower.

provided that (i) any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Section 3.2, 3.4 or 3.8 shall not be effective until received and (ii) any update to supplement the list of Disqualified Institutions shall be furnished by electronic mail to JPMDQ_Contact@jpmorgan.com.

(b) Without in any way limiting the obligation of any Loan Party and its Subsidiaries to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Administrative Agent in good faith to be from a Responsible Officer of a Loan Party.

(c) Loan Documents may be transmitted and/or signed by facsimile or other electronic means (e.g., a “pdf” or “tiff”). The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually signed originals and shall be binding on each Loan Party, each Agent and each Lender. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or other electronic document or signature.

(d) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including electronic mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Unless the Administrative Agent otherwise prescribes (with the Borrower’s consent), (i) notices and other communications sent to an e-mail address shall be deemed to have been duly made or given when delivered, provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the posting thereof.

(e) (i) The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on a Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees to clearly and conspicuously mark all Borrower Materials that the Borrower intends to be made available to Public Lenders; provided that the Borrower agrees that the Disqualified Institution List will be deemed to be “public-side” Borrower Materials and may be made available to Public Lenders.

(ii) Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent, any Lender or any Loan Party, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in the other Loan Documents (or in any amendment, modification or supplement hereto or thereto) and in any certificate delivered pursuant hereto or such other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of Letters of Credit by the Issuing Banks hereunder.

10.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Agents, any Issuing Bank and the Other Representatives for (1) all their reasonable and documented out-of-pocket costs and expenses incurred in connection with (i) the syndication of the Facilities and the development, preparation, execution and delivery of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, (ii) the consummation and administration of the transactions (including the syndication of the Tranche A Term Loan Commitments) contemplated hereby and thereby and (iii) efforts to monitor the Loans and Revolving Commitments and verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral, and (2) the reasonable and documented fees and disbursements of Davis Polk and Wardwell LLP, and such other special or local counsel, consultants, advisors, appraisers and auditors whose retention (other than during the continuance of an Event of Default) is approved by the Borrower, (b) to pay or reimburse each Lender, each Issuing Bank, each Other Representative and the Agents for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including the fees and disbursements of counsel to the Agents, the Issuing Banks and the Lenders, (c) to pay, indemnify, or reimburse each Lender, each Issuing Bank, each Other Representative and the Agents for, and hold each Lender, each Issuing Bank, each Other Representative and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, any stamp, documentary, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution, delivery or enforcement of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, each Other Representative, each Agent (and any sub-agent thereof) and each Related Party of any of the foregoing Persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or issuance of Letters of Credit, the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower or any of its Subsidiaries or any of the property of the Borrower or any of its Subsidiaries, of any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party and regardless of whether any Indemnitee is a party thereto (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Borrower shall not have any obligation hereunder to any Lead Arranger, any Other Representative, any Agent (or any sub-agent thereof), any Issuing Bank or any Lender (or any Related Party of any such Lead Arranger, Other Representative, Agent (or any sub-agent thereof), Issuing Bank or Lender ) with respect to Indemnified Liabilities arising from (i) the gross negligence, bad faith or willful misconduct of any such Lead Arranger, Other Representative, Agent (or any sub-agent thereof), Issuing Bank or Lender (or any Related Party of any such Lead Arranger, Other Representative, Agent (or any sub-agent thereof), Issuing Bank or Lender), as the case may be, as determined by a court of competent jurisdiction in a final and non-appealable decision, (ii) a material breach of the Loan Documents by any such Lead Arranger, Other Representative, Agent (or any sub-agent thereof), Issuing Bank or Lender (or any Related Party of any such Lead Arranger, Other Representative, Agent (or any sub-agent thereof), Issuing Bank or Lender), as the case may be, as determined by a court of competent jurisdiction in a final and non-appealable decision or (iii) claims against such Indemnitee or any Related Party brought by any other Indemnitee that do not involve claims against any Lead Arranger or Agent in its capacity as such. Neither the Borrower nor any Indemnitee shall be liable for any indirect, special, punitive or consequential damages hereunder; provided that nothing contained in this sentence shall limit the Borrower’s indemnity or reimbursement obligations under this Section 10.5 to the extent such indirect, special, punitive or consequential damages are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder. All amounts due under this Section 10.5 shall be payable not later than 30 days after written demand therefor. Statements reflecting amounts payable by the Loan Parties pursuant to this Section 10.5 shall be submitted to the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent. Notwithstanding the foregoing, except as provided in Sections 10.5(b) and (c) above, the Borrower shall have no obligation under this Section 10.5 to any Indemnitee with respect to any tax, levy, impost, duty, charge, fee, deduction or withholding imposed, levied, collected, withheld or assessed by any Governmental Authority. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) other than in accordance with Section 7.3, the Borrower shall not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and each Issuing Bank (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.6.

(i) Subject to the conditions set forth in Section 10.6(b)(ii) below, any Lender other than a Conduit Lender may, in the ordinary course of business and in accordance with applicable law, assign (other than to a Disqualified Institution or any natural person) to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it) with the prior written consent of the Borrower and, in the case of Revolving Commitments and Revolving Loans, each Issuing Bank (in each case, such consent not to be unreasonably withheld or delayed), provided, that with respect to any assignment of any Tranche of Loans, (I) no consent of the Borrower shall be required for an assignment (x) to a Lender, an Affiliate of a Lender, or an Approved Fund (as defined below); provided, that if any Lender assigns all or a portion of its rights and obligations under this Agreement to one of its Affiliates in connection with or in contemplation of the sale or other disposition of its interest in such Affiliate, the Borrower’s prior written consent shall be required for such assignment, (y) if an Event of Default under Section 8.1(a) or (f) with respect to the Borrower has occurred and is continuing, to any other Person, and (z) in connection with the primary syndication of the Tranche A Term Loans by JPMorgan Chase Bank, N.A. to Persons previously disclosed by it to the Borrower and (II) notwithstanding anything to the contrary herein, any consent of the Borrower required under this paragraph (A) shall be deemed to have been given if the Borrower has not expressly refused within 20 Business Days of a written request for such consent; and

(b) the Administrative Agent (such consent not to be unreasonably withheld); provided that no consent of the Administrative Agent shall be required for an assignment to a Lender or an Affiliate of a Lender or an Approved Fund.

(i) Assignments shall be subject to the following additional conditions:

(1) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Tranche A Term Loan Commitments, Initial Revolving Commitments, Incremental Commitments or Loans under any Facility, the amount of the Tranche A Term Loan Commitments, Initial Revolving Commitments, Incremental Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an amount of an integral multiple of $1.0 million unless the Administrative Agent otherwise consents, provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(2) the parties to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, and, in each case, shall pay to the Administrative Agent a processing and recordation fee of $3,500; provided that for concurrent assignments to two or more Approved Funds such assignment fee shall only be required to be paid once in respect of and at the time of such assignments;

(3) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire;

(4) any assignment of Incremental Commitments or Loans to an Affiliated Lender shall also be subject to the requirements of Sections 10.6(h) and (i); and

(5) any Term Loans acquired by Holdings, the Borrower or any Subsidiary shall be retired and cancelled promptly upon acquisition thereof.

For the purposes of this Section 10.6, the term “Approved Fund” has the following meaning: “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an

entity or an Affiliate of an entity that administers or manages a Lender. Notwithstanding the foregoing, no Lender shall be permitted to make assignments under this Agreement to any Disqualified Institution, except to the extent the Borrower has consented to such assignment in writing (in which case such Lender will not be considered a Disqualified Institution solely for that particular assignment).

(ii) Subject to acceptance and recording thereof pursuant to clause (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and bound by any related obligations under) Sections 3.10, 3.11, 3.12 and 10.5, and bound by its continuing obligations under Section 10.16). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6(b) shall, to the extent it would comply with Section 10.6(c), be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 10.6.

(iii) The Borrower hereby designates the Administrative Agent, and the Administrative Agent agrees, to serve as the Borrower’s agent, solely for purposes of this Section 10.6, to maintain at one of its offices in New York, New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Tranche A Term Loan Commitments, Initial Revolving Commitments or Incremental Commitments of, and interest and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Issuing Banks, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower (and, solely with respect to entries applicable to such Lender, any Lender), at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding anything herein to the contrary, the Borrower shall be entitled to pursue any remedy available to it (whether at law or in equity) against the Lender and such Disqualified Institution. Notwithstanding the foregoing, in no event shall the Administrative Agent (in its capacity as such) (x) be obligated to ascertain, monitor or inquire as to whether (a) any Lender is a Net Short Lender or (b) any Lender is a Disqualified Institution or (y) have any liability with respect to any assignment or participation of Loans to any Disqualified Institution (other than through the Administrative Agent’s gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable decision; provided that in no event shall the Administrative Agent have any liability for any failure to ascertain, monitor or inquire as to whether any Lender is a Disqualified Institution).

(iv) Each Lender that sells a participation shall, acting for itself and, solely for this purpose, as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary (x) to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or (y) for the Borrower to enforce its rights hereunder. The entries in the Participant Register shall be conclusive absent manifest error, and a Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 10.6(b) and any written consent to such assignment required by Section 10.6(b), the Administrative Agent shall accept such Assignment and Acceptance, record the information contained therein in the Register and give prompt notice of such assignment and recordation to the Borrower. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (v).

(vi) On or prior to the effective date of any assignment pursuant to this Section 10.6(b), the assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned. Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Borrower marked “cancelled”.

Notwithstanding the foregoing provisions of this Section 10.6(b) or any other provision of this Agreement, if the Borrower shall have consented thereto in writing in its sole discretion, the Administrative Agent shall have the right, but not the obligation, to effectuate assignments of Loans, Incremental Commitments, Initial Revolving Commitments and Tranche A Term Loan Commitments via an electronic settlement system acceptable to Administrative Agent and the Borrower as designated in writing from time to time to the Lenders by Administrative Agent (the “Settlement Service”). At any time when the Administrative Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed Assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be subject to the prior written approval of the Borrower and shall be consistent with the other provisions of this Section 10.6(b). Each assigning Lender and proposed Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loans, Incremental Commitments, Initial Revolving Commitments and Tranche A Term Loan Commitments pursuant to the Settlement Service. Assignments and assumptions of Loans, Incremental Commitments, Initial Revolving

Commitments and Tranche A Term Loan Commitments shall be effected by the provisions otherwise set forth herein until the Administrative Agent notifies the Lenders of the Settlement Service as set forth herein. The Borrower may withdraw its consent to the use of the Settlement Service at any time upon notice to the Administrative Agent, and thereafter assignments and assumptions of the Loans, Incremental Commitments, Initial Revolving Commitments and Tranche A Term Loan Commitments shall be effected by the provisions otherwise set forth herein. Notwithstanding the foregoing, it is understood and agreed that the Administrative Agent shall have the right, but not the obligation, to effectuate assignments of Loans, Incremental Commitments, Initial Revolving Commitments and Tranche A Term Loan Commitments via the Clearpar electronic settlement system pursuant to procedures consistent with this Section 10.6(b).

Furthermore, no Assignee, which as of the date of any assignment to it pursuant to this Section 10.6(b) would be entitled to receive any greater payment under Section 3.10, 3.11 or 10.5 than the assigning Lender would have been entitled to receive as of such date under such Sections with respect to the rights assigned, shall, notwithstanding anything to the contrary in this Agreement, be entitled to receive such greater payments unless the assignment was made after an Event of Default under Section 8.1(a) or (f) has occurred and is continuing or the Borrower has expressly consented in writing to waive the benefit of this provision at the time of such assignment.

(c) (i) Any Lender other than a Conduit Lender may, in the ordinary course of its business and in accordance with applicable law, without the consent of the Borrower, the Issuing Banks or the Administrative Agent, sell participations (other than to any Disqualified Institution or a natural person) to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Tranche A Term Loan Commitments, Initial Revolving Commitments, Incremental Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, (D) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (E) in the case of any participation to a Permitted Affiliated Assignee, such participation shall be governed by the provisions of Section 10.6(h)(ii) to the same extent as if each reference therein to an assignment of a Loan were to a participation of a Loan and the references to Affiliated Lender were to such Permitted Affiliated Assignee in its capacity as a participant. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the second proviso to the second sentence of Section 10.1(a) and (2) directly affects such Participant. Subject to Section 10.6(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of (and shall have the related obligations under) Sections 3.10, 3.11, 3.12 and 10.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided that such Participant shall be subject to Section 10.7(a) as though it were a Lender. Notwithstanding the foregoing, no Lender shall be permitted to sell participations under this Agreement to any Disqualified Institution, except to the extent the Borrower has consented to such participation in writing (in which case such Lender will not be considered a Disqualified Institution solely for that particular participation).

(ii) No Loan Party shall be obligated to make any greater payment under Section 3.10, 3.11 or 10.5 than it would have been obligated to make in the absence of any participation, unless the sale of such participation is made with the prior written consent of the Borrower and the Borrower expressly waives the benefit of this provision at the time of such participation. A Participant shall not be entitled to the benefits of Section 3.11 unless such Participant complies with Section 3.11(b) or Section 3.11(c), as applicable, and provides the forms and certificates referenced therein to the Lender that granted such participation.

(d) Any Lender, without the consent of the Borrower or the Administrative Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank, and this Section 10.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute (by foreclosure or otherwise) any such pledgee or Assignee for such Lender as a party hereto.

(e) No assignment or participation made or purported to be made to any Assignee or Participant shall be effective without the prior written consent of the Borrower if it would require the Borrower to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction, and the Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee or Participant to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 10.6(b). The Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any domestic or foreign bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state, federal or provincial bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance. Each such indemnifying Lender shall pay in full any claim received from the Borrower pursuant to this Section 10.6(f) within 30 Business Days of receipt of a certificate from a Responsible Officer of the Borrower specifying in reasonable detail the cause and amount of the loss, cost, damage or expense in respect of which the claim is being asserted, which certificate shall be conclusive absent manifest error. Without limiting the indemnification obligations of any indemnifying Lender pursuant to this Section 10.6(f), in the event that the indemnifying Lender fails timely to compensate the Borrower for such claim, any Loans held by the relevant Conduit Lender shall, if requested by the Borrower, be assigned promptly to the Lender that administers the Conduit Lender and the designation of such Conduit Lender shall be void.

(g) If the Borrower wishes to replace the Loans or Revolving Commitments under any Facility or Tranche in whole or in part with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’(or such shorter period as agreed to by the Administrative Agent in its reasonable discretion) advance notice to the Lenders under such Facility, instead of prepaying the Loans or reducing or terminating the Revolving Commitments to be replaced, to (i) require the Lenders under such Facility or Tranches to assign such Loans or Revolving Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 10.1. Pursuant to any such assignment, all Loans and Revolving Commitments to be replaced shall be purchased at par (allocated among the Lenders under such Facility or Tranche in the same manner as would be required if such Loans were being optionally prepaid or such Revolving Commitments were optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon. By receiving such purchase price, the Lenders under such Facility or Tranche shall automatically be deemed to have assigned the Loans or Revolving Commitments under such Facility or Tranche pursuant to the terms of the form of the Assignment and Acceptance, the Administrative Agent shall record such assignment in the Register and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this clause (g) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(h) (i) Notwithstanding anything to the contrary contained herein, any Parent, Holdings, the Borrower and any Subsidiary may, from time to time, purchase or prepay Term Loans, in each case, on a non-pro rata basis through (1) Dutch auction procedures open to all applicable Term Lenders on a pro rata basis in accordance with customary procedures to be agreed between the Borrower and the Administrative Agent (or other applicable agent managing such auction); provided that (A) any such Dutch auction by the Borrower or its Subsidiaries shall be made in accordance with Section 3.4(a)(iv) and (B) any such Dutch auction by any Parent shall be made on terms substantially similar to Section 3.4(a)(iv) or on other terms to be agreed between such Parent and the Administrative Agent (or other applicable agent managing such auction) or (2) open market purchases; provided further that:

(ii) such Affiliated Lender and such other Lender shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit H hereto (an “Affiliated Lender Assignment and Assumption”) and the Administrative Agent shall record such assignment in the Register;

(iii) at the time of such assignment after giving effect to such assignment, the aggregate principal amount of all Term Loans held (or participated in) by Affiliated Lenders that are not Affiliated Debt Funds shall not exceed 25.0% of the aggregate principal amount of all Term Loans outstanding under this Agreement;

(iv) any such Term Loans acquired by an Affiliated Lender may, with the consent of the Borrower, be contributed to the Borrower, whether through a Parent or otherwise, and exchanged for debt or equity securities of the Borrower or such Parent that are otherwise permitted to be issued at such time pursuant to the terms of this Agreement, so long as any Term Loans so acquired by the Borrower shall be retired and cancelled promptly upon the acquisition thereof; and

(v) any Term Loans acquired by Holdings or any of its Subsidiaries shall be cancelled and retired immediately upon the acquisition thereof.

(vi) Notwithstanding anything to the contrary in this Agreement, no Affiliated Lender that is not an Affiliated Debt Fund shall have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Loan Parties are not invited, (B) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives or (C) receive advice of counsel to the Administrative Agent, the Collateral Agent or any other Lender or challenge their attorney client privilege.

(vii) Notwithstanding anything in Section 10.1 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders, all affected Lenders or all Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, an Affiliated Lender that is not an Affiliated Debt Fund shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not such Affiliated Lenders; provided that, (I) to the extent Lenders are being compensated by the Borrower for consenting to an amendment, modification, waiver, consent or other action, each Affiliated Lender who has been deemed to have voted its Loans in accordance with this Section 10.6(h)(vii) shall be entitled to be compensated on the same basis as each consenting Lender as if it had voted all of its Loans in favor of the applicable amendment, modification, waiver, consent or other action; and (II) no amendment, modification, waiver, consent or other action with respect to any Loan Document shall deprive such Affiliated Lender of its ratable share of any payments of Term Loans of any class to which such Affiliated Lender is entitled under the Loan Documents without such Affiliated Lender providing its consent; provided, further, that such Affiliated Lender shall have the right to approve any amendment, modification, waiver or consent that (x) disproportionately and adversely affects such Affiliated Lender or affects such Affiliated Lender differently than other Lenders or (y) is of the type described in Sections 10.1(a)(i) through (ix) (other than subclauses (vi) and (vii)); and in furtherance of the foregoing, (x) the Affiliated Lender agrees to execute and deliver to the Administrative Agent any instrument reasonably requested by the Administrative Agent to evidence the voting of its interest as a Lender in accordance with the provisions of this Section 10.6(h)(vii); provided that if the Affiliated Lender fails to promptly execute such instrument such failure shall in no way prejudice any of the Administrative Agent’s rights under this Section 10.6(h)(vii) and (y) the Administrative Agent is hereby appointed (such appointment being coupled with an interest) by such Affiliated Lender as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this Section 10.6(h)(vii).

(viii) Each Affiliated Lender that is not an Affiliated Debt Fund, solely in its capacity as a Lender, hereby agrees, and each Affiliated Lender Assignment and Assumption agreement shall provide a confirmation that, if any of the Borrower or any Subsidiary shall be subject to any voluntary or involuntary bankruptcy, reorganization, insolvency or liquidation proceeding (each, a “Bankruptcy Proceeding”), (i) such Affiliated Lender shall not take any step or action in such Bankruptcy Proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Administrative Agent (or the taking of any action by a third party that is supported by the Administrative Agent) in relation to such Affiliated Lender’s claim with respect to its Term Loans (“Claim”) (including objecting to any debtor in possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise, or plan of reorganization) so long as such Affiliated Lender is treated in connection with such exercise or action on the same or better terms as the other Lenders and (ii) with respect to any matter requiring the vote of Lenders during the pendency of a Bankruptcy Proceeding (including voting on any plan of reorganization), the Term Loans held by such Affiliated Lender (and any Claim with respect thereto) shall be deemed to be voted in accordance with Section 10.6(h)(vii) above, so long as such Affiliate Lender is treated in connection with the exercise of such right or taking of such action on the same or better terms as the other Lenders. For the avoidance of doubt, the Lenders and each Affiliated Lender that is not an Affiliated Debt Fund agree and acknowledge that the provisions set forth in this Section 10.6(h)(viii) and the related provisions set forth in each Affiliated Lender Assignment and Assumption constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the United States Bankruptcy Code, and, as such, it is their intention that this Section 10.6(h)(viii) would be enforceable for all purposes in any case where the Borrower or any Subsidiary has filed for protection under any law relating to bankruptcy, insolvency or reorganization or relief of debtors applicable to the Borrower or such Subsidiary, as applicable. Each Affiliated Lender that is not an Affiliated Debt Fund hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender (solely in respect of Term Loans and participations therein and not in respect of any other claim or status such Affiliated Lender may otherwise have), from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this Section 10.6(h)(viii).

(ix) Each Lender making an assignment to, or taking an assignment from, an Affiliated Lender (so long as such Affiliated Lender identifies itself as such to such Lender) acknowledges and agrees that in connection with such assignment, (1) such Affiliated Lender then may have, and later may come into possession of Excluded Information, (2) such Lender has independently and, without reliance on the Affiliated Lender, Warner Music Group Corp., Holdings, the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, has made its own analysis and determination to enter into such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of Warner Music Group Corp., Holdings, the Borrower, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against Warner Music Group Corp., Holdings, the Borrower, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. Each Lender entering into such an assignment further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders.

(i) Notwithstanding anything to the contrary in this Agreement, Section 10.1 or the definition of “Required Lenders” (x) with respect to any assignment or participation to or by an Affiliated Debt Fund, such assignment or participation shall be made pursuant to an open market purchase and (y) for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent, Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans held by Affiliated Debt Funds may not account for more than 50.0% of the Term Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 10.1.

(j) Notwithstanding the foregoing provisions of this Section 10.6, nothing in this Section 10.6 is intended to or should be construed to limit the Borrower’s right to prepay the Term Loans as provided hereunder, including under Section 3.4.

10.7 Adjustments; Set-off; Calculations; Computations. (a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans or participation in L/C Disbursements, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise (except pursuant to Section 2.6, 2.7, 3.4, 3.9, 3.10, 3.11, 3.12(d), 10.1(g) or 10.6)), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans or participation in L/C Disbursements owing to it, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders an interest (by participation, assignment or otherwise) in such portion of each such other Lender’s Loans owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon the occurrence of an Event of Default under Section 8.1(a) or the Loans or L/C Disbursement becoming due and payable pursuant to Section 8.2 to set-off and appropriate and apply against any amount then due and payable under Section 8.1(a) by the Borrower any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

10.8 Judgment. (a) If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 10.8 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 10.8 being hereinafter in this Section 10.8 referred to as the “Judgment Conversion Date”).

(b) If, in the case of any proceeding in the court of any jurisdiction referred to in Section 10.8(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Loan Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from any Loan Party under this Section 10.8(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c) The term “rate of exchange” in this Section 10.8 means the rate of exchange at which the Administrative Agent, on the relevant date at or about 12:00 noon (New York time), would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

10.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Borrower and the Administrative Agent.

10.10 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.11 Integration. This Agreement and the other Loan Documents represent the entire agreement of each of the Loan Parties party hereto, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the Loan Parties party hereto, the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.12 Governing Law. THIS AGREEMENT AND ANY NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

10.13 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding (whether in tort, contract, law or equity) relating to this Agreement and the other Loan Documents to which it is a party to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York, sitting in New York City Borough of Manhattan (the “Federal District Court,” and together with the New York Supreme Court, the “New York Courts”), in each case, and appellate courts from either of them; provided that nothing in this Agreement shall be deemed or operate to preclude (i) any Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Facility Obligations (in which case any party shall be entitled to assert any claim or defense, including any claim or defense that this Section 10.13 would otherwise require to be asserted in a legal action or proceeding in a New York Court), or to enforce a judgment or other court order in favor of the Administrative Agent or the Collateral Agent, (ii) any party from bringing any legal action or proceeding (whether in tort, contract, law or equity) in any jurisdiction for the recognition and enforcement of any judgment, (iii) if all such New York Courts decline jurisdiction over any Person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction and (iv) in the event a legal action or proceeding (whether in tort, contract, law or equity) is brought against any party hereto or involving any of its assets or property in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party from asserting a claim or defense (including any claim or defense that this Section 10.13(a) (after giving effect to the applicability of clauses (i) through (iii) of this proviso) would otherwise require to be asserted in a legal proceeding in a New York Court) in any such action or proceeding.

(b) consents that any such action or proceeding may be brought in such courts, agrees, subject to clauses (i) through (iii) of the proviso to Section 10.13(a) above, to bring any such action or proceeding in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, the applicable Lender or the Administrative Agent, as the case may be, at the address specified in Section 10.2 or at such other address of which the Administrative Agent, any such Lender and the Borrower shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or (subject to clause (a) above) shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.13 any consequential or punitive damages.

10.14 Acknowledgements. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither any Agent nor any Other Representative or Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby and thereby among the Lenders or among the Borrower and the Lenders.

10.15 Waiver Of Jury Trial. EACH OF THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.16 Confidentiality. (a) Each Agent, each Issuing Bank and each Lender agrees to keep confidential any information (x) provided to it by or on behalf of the Borrower or any of their respective Subsidiaries pursuant to or in connection with the Loan Documents or (y) obtained by such Lender based on a review of the books and records of the Borrower or any of their respective Subsidiaries; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to any Agent, any Other Representative or any other Lender, (ii) to any Transferee, or prospective Transferee or any creditor or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations which agrees to comply with the provisions of this Section 10.16 pursuant to a written instrument (or electronically recorded agreement from any Person listed above in this clause (ii), in respect to any electronic information (whether posted or otherwise distributed on any Platform)) for the benefit of the Borrower (it being understood that each relevant Lender shall be solely responsible for obtaining such instrument (or such electronically recorded agreement)), (iii) to its Affiliates and the employees, officers, partners, directors, agents, attorneys, accountants, insurance providers and brokers and other professional advisors of it and its Affiliates, provided that such Lender shall inform each such Person of the agreement under this Section 10.16 and take reasonable actions to cause compliance by any such Person referred to in this clause (iii) with this agreement (including, where appropriate, to cause any such Person to acknowledge its agreement to be bound by the agreement under this Section 10.16), (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender or its affiliates or to the extent required in response to any order of any court or other Governmental Authority or as shall otherwise be required pursuant to any Requirement of Law, provided that, other than with respect to any disclosure to any bank regulatory authority, such Lender shall, unless prohibited by any Requirement of Law, notify the Borrower of any disclosure pursuant to this clause (iv) as far in advance as is reasonably practicable under such circumstances, (v) which has been publicly disclosed other than in breach of this Agreement, (vi) in connection with the exercise of any remedy hereunder, under any Loan Document or under any Interest Rate Agreement, (vii) in connection with periodic regulatory examinations and reviews conducted by the National Association of Insurance Commissioners or any Governmental Authority having jurisdiction over such Lender or its affiliates (to the extent applicable), (viii) in connection with any litigation to which such Lender (or, with respect to any Interest Rate Agreement, any Affiliate of any Lender party thereto) may be a party subject to the proviso in clause (iv) above, (ix) if, prior to such information having been so provided or obtained, such information was already in an Agent’s or a Lender’s possession on a non-confidential basis without a duty of confidentiality to the Borrower being violated and (x) to rating agencies in connection with obtaining ratings for the Borrower and the Facilities to the extent such rating agencies are subject to customary confidentiality obligations of professional practice or agree to be bound by the terms of this Section 10.16. In addition, the Administrative Agent may disclose (x) the existence of this Agreement, the global amount, currency and maturity date of any Facility hereunder, and (y) the legal name, country of domicile and jurisdiction of organization of the Borrower, to (i) the CUSIP Bureau and other similar market data collectors or service providers to the lending industry, provided that either such information shall have been previously made publicly available by the Borrower, or the Administrative Agent shall have obtained the written consent of the Borrower (such consent not to be unreasonably withheld or delayed), prior to making such disclosure, and (ii) information about this Agreement to service providers to the Administrative Agent to the extent customary in connection with the administration and management of this Agreement, the other Loan Documents, the Tranche A Term Loan Commitments, the Initial Revolving Commitments, the Incremental Commitments, and the Loans, provided that any such Person is advised of and agrees to be bound by the provisions of this Section 10.16 and the Administrative Agent takes reasonable actions to cause such Person to comply herewith. Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Acceptance, the provisions of this Section 10.16 shall survive with respect to each Agent and Lender until the second anniversary of such Agent or Lender ceasing to be an Agent or a Lender, respectively.

(b) Each Lender acknowledges that any such information referred to in Section 10.16(a), and any information (including requests for waivers and amendments) furnished by the Borrower or the Administrative Agent pursuant to or in connection with this Agreement and the other Loan Documents, may include material non-public information concerning the Borrower, the other Loan Parties and their respective Affiliates or their respective securities. Each Lender represents and confirms that such Lender has developed compliance procedures regarding the use of material non-public information; that such Lender will handle such material non-public information in accordance with those procedures and applicable law, including United States federal and state securities laws; and that such Lender has identified to the Administrative Agent a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law.

For the avoidance of doubt, nothing in this Agreement shall prohibit any person from voluntarily disclosing or providing any information within the scope of this Section 10.16 to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 10.16 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

10.17 Incremental Indebtedness; Additional Indebtedness. In connection with the incurrence by any Loan Party or any Subsidiary thereof of any Incremental Indebtedness or Additional Indebtedness, each of the Administrative Agent and the Collateral Agent agree to execute and deliver amendments, waivers, supplements or other modifications to the Security Agreement, the Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement or any Intercreditor Agreement Supplement and amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document (including but not limited to any Mortgages and UCC fixture filings), and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably deemed by the Borrower to be necessary or reasonably desirable for any Lien on the assets of any Loan Party permitted to secure such Incremental Indebtedness or Additional Indebtedness to become a valid, perfected lien (with such priority as may be designated by the relevant Loan Party or Subsidiary, to the extent such priority is permitted by the Loan Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified or otherwise.

10.18 USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify, and record information that identifies the Borrower and the other Loan Parties, which information includes the name of the Borrower and the other Loan Parties and other information that will allow such Lender to identify the Borrower and the other Loan Parties in accordance with the Patriot Act and the Beneficial Ownership Regulation, and the Borrower agrees to provide such information from time to time to any Lender.

10.19 Electronic Execution of Assignments and Certain Other Documents. The words “execution”, “execute”, “signed”, “signature”, and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including, without limitation, any Assignment and Acceptance or Affiliated Lender Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents)) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.20 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against any Loan Party for liquidation or reorganization, should any Loan Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of any Loan Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the obligations of the Borrower under the Loan Documents, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the obligations, whether as a fraudulent preference, reviewable transaction or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the obligations of the Borrower hereunder shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

10.21 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the Applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.22 Acknowledgement Regarding Any Supported QFCs.

(a) To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Secured Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(b) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

10.23 Collateral Suspension.

(a) Notwithstanding anything to the contrary contained in this Agreement or any Loan Document, if a Collateral Suspension Date occurs then, upon delivery to the Administrative Agent of the officer’s certificate described in the definition of “Collateral Suspension Date” all of the Liens granted pursuant to the Loan Documents on the Collateral shall be automatically released and terminated at such time. In connection with the foregoing, the Collateral Agent shall, promptly following delivery of such officer’s certificate, and at the Borrower’s sole cost and expense, (x) assign, transfer and deliver to the applicable Loan Parties, without recourse to or warranty by the Collateral Agent, such of the Collateral or any part thereof as may be in possession of the Collateral Agent and

(y) with respect to any other Collateral, deliver such documents and instruments (including UCC-3 termination statements) and take such other actions as the Borrower shall reasonably request to evidence such termination and release.

(b) Notwithstanding clause (a) above, if after any Collateral Suspension Date a Collateral Suspension Reversion Date shall occur, unless waived by the Required Lenders, the Collateral Suspension Period with respect to such Collateral Suspension Date shall automatically terminate and all Security Documents and Loan Documents relating thereto, and all Liens granted or purported to be granted thereon, in each case, released pursuant to clause (a) above, shall be reinstated automatically as of the applicable Collateral Suspension Reversion Date on the same terms that existed immediately prior to such Collateral Suspension Date and the Loan Parties shall take all actions and deliver all documents reasonably requested by the Administrative Agent or Collateral Agent, as applicable, as necessary to create, perfect and, with respect to any Lien that is recordable with the U.S. Patent and Trademark Office or the U.S. Copyright Office, record the Liens of the Collateral Agent in such Collateral pursuant to the Security Documents and the Loan Documents, substantially consistent with all such actions taken with respect to the Collateral prior to the Collateral Suspension Date, in form and substance reasonably satisfactory to the Administrative Agent, within 60 days of such Collateral Suspension Reversion Date (or such longer period as the Administrative Agent may agree in its reasonable discretion, without the requirement of any Lender consent). The Administrative Agent and Collateral Agent are hereby authorized to enter into any Security Documents in connection with any Collateral Suspension Reversion Date.

(c) To the extent not already so notified, the Borrower will provide prompt written notice of the occurrence of any Collateral Suspension Reversion Date to the Administrative Agent and Collateral Agent. The Administrative Agent shall have no obligation to (i) independently determine or verify if any Collateral Suspension Condition has been satisfied (or has ceased to be satisfied) or (ii) notify the Lenders if any Collateral Suspension Condition has been satisfied (or has ceased to be satisfied).

(d) Notwithstanding that the Liens securing the Collateral may be reinstated, no Default, Event of Default or breach of any kind will be deemed to exist or have occurred as a result of any failure by the Borrower or any other Loan Party to comply with any provision of any Security Document, or any provision of this Agreement or any other Loan Document relating to the Collateral, in each case, during any Collateral Suspension Period.

(e) (i) After a Collateral Suspension Period commences, no action taken before such Collateral Suspension Period in compliance with the covenants then applicable will require reversal or constitute a Default or Event of Default in the event the covenants applicable during a Collateral Suspension Period differ from the covenants applicable other than during a Collateral Suspension Period; and (ii) after a Collateral Suspension Period terminates, no action taken during such Collateral Suspension Period in compliance with the covenants then applicable will require reversal or constitute a Default or Event of Default in the event the covenants applicable upon the applicable Collateral Suspension Reversion Date differ from the covenants applicable during such Collateral Suspension Period.

10.24 Reaffirmation. The Borrower hereby: (i) reaffirms each Lien granted by it to the Collateral Agent for the benefit of the Secured Parties, (ii) acknowledges and agrees that the grants of security interests by it contained in the Security Agreement are, and shall remain, in full force and effect after giving effect to this Agreement, (iii) acknowledges and agrees that the Secured First Lien Obligations include, among other things and without limitation, the performance by the Borrower of its obligations (including payment of principal and interest when due) under this Agreement and (iv) acknowledges and agrees that (x) the Lenders are Secured Parties and Secured First Lien Parties and (y) the Facility Obligations are Secured First Lien Obligations. Terms used in this Section and not otherwise defined in this Agreement shall have the meaning given to such terms in the Security Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

WMG ACQUISITION CORP.

By:	/s/ Paul M. Robinson
Name: Paul M. Robinson
Title: Executive Vice President, General Counsel and Assistant Secretary

[Signature Page to Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ Peter Christensen
Name: Peter Christensen
Title: Executive Director

[Signature Page to Amended and Restated Credit Agreement]

[Lender Signature Pages On File with the Administrative Agent]